As filed with the Securities and Exchange Commission on July 31, 2007
Registration No. 333-143643

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NORTHFIELD BANCORP, INC. (IN ORGANIZATION) AND
NORTHFIELD BANK EMPLOYEE SAVINGS PLAN
(Exact Name of Registrant as Specified in Its Charter)

United States	6712	To be applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1731 Victory Boulevard
Staten Island, New York 10314
(718) 448-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)
John W. Alexander
1731 Victory Boulevard
Staten Island, New York 10314
(718) 448-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)
Copies to:
Ned Quint, Esq.
Eric Luse Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
(202) 274-2000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per share	offering price	registration fee
Common Stock, $0.01 par value per share	22,405,265 shares (1)	$10.00	$224,052,650 (2)	$6,878 (3)
Participation Interests	984,805 interests			(4)

(1)	Includes shares to be issued to Northfield Bank Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Previously paid.

(4)	The securities of Northfield Bancorp, Inc. to be purchased by the Northfield Bank Employee Savings Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Northfield Bancorp, Inc.
Holding Company for Northfield Bank
18,616,936 Shares of Common Stock
     Northfield Bancorp, Inc., a federally chartered corporation, is offering for sale 18,616,936 shares of its common stock, $0.01 par value, on a best efforts basis. The shares being offered represent 43% of our shares of common stock that will be outstanding upon completion of the stock offering. Upon completion of the stock offering, 55% of our outstanding shares of common stock will be owned by Northfield Bancorp, MHC, our federally chartered mutual holding company parent. In addition, we intend to contribute $3.0 million in cash and 2% of our outstanding shares of common stock to a charitable foundation we will establish in connection with the stock offering. The contribution of cash and shares of common stock will total $9.4 million at the minimum of the offering range, up to a maximum contribution of $13.0 million.
     We must sell a minimum of 13,760,344 shares in order to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 21,409,476 shares because of changes in market conditions without resoliciting subscribers. The stock offering is scheduled to terminate at 4:00 p.m., Eastern Time, on [offering deadline]. We may extend the termination date without notice to you, until November 12, 2007, unless the Office of Thrift Supervision approves a later date, which may not be beyond August 13, 2009.
     Depositors of Northfield Bank with aggregate deposit account balances of $50 or more as of March 31, 2006 will have first priority rights to subscribe for our shares of common stock. The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make in the subscription offering is 25,000 shares, and no person by himself, or with an associate or group of persons acting in concert, may purchase more than 50,000 shares in the entire stock offering. Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond November 12, 2007. If the stock offering is extended beyond November 12, 2007, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Northfield Bank. Funds received in excess of the minimum of the offering range may be maintained at Northfield Bank or, at our discretion, at another federally insured depository institution in the event that the receipt of subscription funds would cause Northfield Bank’s capital ratios to fall below applicable capital requirements. However, in no event will we maintain more than one third-party escrow account. All subscriptions received will bear interest at Northfield Bank’s passbook savings rate, which is currently 0.60% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest.
     Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our shares of common stock, but is not obligated to purchase any of the shares of common stock that are being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the stock offering. There is currently no public market for the shares of common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our shares of common stock, but is under no obligation to do so. We expect that our shares of common stock will be quoted on the Nasdaq Global Select Market under the symbol “NFBK.”
This investment involves risk, including the possible loss of principal.
Please read the “Risk Factors” beginning on page 20.
OFFERING SUMMARY
Price: $10.00 per share

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Number of shares	13,760,344	16,188,640	18,616,936	21,409,476
Estimated stock offering expenses excluding selling agent commissions and expenses	$1,632,000	$1,623,000	$1,623,000	$1,623,000
Estimated selling agent commissions and expenses (1)	$968,000	$1,145,000	$1,322,000	$1,525,000
Net proceeds	$135,012,440	$159,118,400	$183,224,360	$210,946,760
Net proceeds per share	$9.81	$9.83	$9.84	$9.85

(1)	Based on 0.80% of the aggregate dollar amount of the shares of common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, the 401(k) plan, the charitable foundation and to our officers, employees and directors and members of their immediate families. For a description of the calculation of Sandler O’Neill & Partners, L.P.’s compensation for the stock offering, please see “The Stock Offering—Marketing Arrangements.”

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is [Prospectus Date]

[MAP OF NORTHFIELD BANK BRANCH NETWORK
APPEARS ON INSIDE FRONT COVER]

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	20
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	29
RECENT DEVELOPMENTS	31
FORWARD LOOKING STATEMENTS	40
HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING	41
OUR POLICY REGARDING DIVIDENDS	43
MARKET FOR THE COMMON STOCK	44
REGULATORY CAPITAL COMPLIANCE	45
CAPITALIZATION	47
PRO FORMA DATA	49
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION	58
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	59
BUSINESS OF NORTHFIELD BANCORP, INC.	85
BUSINESS OF NORTHFIELD BANK	85
FEDERAL AND STATE TAXATION	110
SUPERVISION AND REGULATION	112
MANAGEMENT	123
THE STOCK OFFERING	154
NORTHFIELD BANK FOUNDATION	173
RESTRICTIONS ON THE ACQUISITION OF NORTHFIELD BANCORP, INC.
AND NORTHFIELD BANK	178
DESCRIPTION OF CAPITAL STOCK OF NORTHFIELD BANCORP, INC.	181
TRANSFER AGENT AND REGISTRAR	182
LEGAL AND TAX MATTERS	182
EXPERTS	183
WHERE YOU CAN FIND MORE INFORMATION	183
REGISTRATION REQUIREMENTS	183
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

i

SUMMARY
     The following summarizes material information regarding the offering of shares of common stock by Northfield Bancorp, Inc. and the business of Northfield Bancorp, Inc. and Northfield Bank. However, this summary may not contain all the information that may be important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Northfield Bancorp, Inc.
Our Organization
     In 1995 Northfield Bank (then named Northfield Savings Bank) reorganized into the mutual holding company structure. As part of the reorganization, Northfield Bank formed NSB Holding Corp., a New York mutual holding company. As a result of the reorganization, Northfield Bank became a New York-chartered capital stock savings bank regulated by the New York State Banking Department, and a wholly-owned subsidiary of NSB Holding Corp. In 2002, Northfield Bank organized Northfield Bancorp, Inc. as its New York mid-tier stock holding company and the wholly-owned subsidiary of NSB Holding Corp. The same directors and certain officers who manage Northfield Bank manage Northfield Bancorp, Inc. and NSB Holding Corp. In connection with the stock offering, Northfield Bank, Northfield Bancorp, Inc. and NSB Holding Corp. are converting their charters from New York State charters to federal charters, and will be regulated by the Office of Thrift Supervision. In addition, NSB Holding Corp. will be renamed Northfield Bancorp, MHC.
The Stock Offering
     Federal regulations require that as long as Northfield Bancorp, MHC exists, it must own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the stock offering and contribute to a charitable foundation must represent a minority of our outstanding shares of common stock. Based on these restrictions, our board of directors has decided to offer 43% of our shares of common stock for sale in the stock offering. In addition, we intend to contribute cash of $3.0 million and 2% of our outstanding shares of common stock to a charitable foundation we will establish. The contribution of cash and shares of common stock will total $9.4 million at the minimum of the offering range, up to a maximum contribution of $13.0 million at the adjusted maximum of the offering range. Our remaining outstanding shares of common stock will be held by Northfield Bancorp, MHC.
     The following chart shows our ownership structure following the stock offering:

The Companies
     Northfield Bancorp, MHC
     Upon completion of the charter conversion, Northfield Bancorp, MHC will be a federally chartered mutual holding company that will succeed NSB Holding Corp., a New York mutual holding company. NSB Holding Corp. currently owns 100% of the outstanding common stock of Northfield Bancorp, Inc. NSB Holding Corp. does not engage in any significant business activity other than owning the common stock of Northfield Bancorp, Inc. and Northfield Bancorp, MHC does not intend to expand its business activities after the stock offering. Upon completion of the stock offering, Northfield Bancorp, MHC is expected to own 55% of the outstanding shares of common stock of Northfield Bancorp, Inc. So long as Northfield Bancorp, MHC exists, it is required to own a majority of the voting stock of Northfield Bancorp, Inc. The executive office of Northfield Bancorp, MHC is located at 1731 Victory Boulevard, Staten Island, New York, and its telephone number is (718) 448-1000.
     Northfield Bancorp, Inc.
     Upon completion of the charter conversion, Northfield Bancorp, Inc. will be a federally chartered mid-tier stock holding company. Northfield Bancorp, Inc. currently owns 100% of the outstanding common stock of Northfield Bank. At March 31, 2007, Northfield Bancorp, Inc. had consolidated assets of $1.3 billion, consolidated loans of $422.2 million, consolidated deposits of $966.5 million and consolidated stockholder’s equity of $171.0 million. Its net income for the year ended December 31, 2006 was $10.8 million. The executive office of Northfield Bancorp, Inc. will be located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number will be (732) 499-7200.
     Northfield Bank
     Northfield Bank was organized in 1887 and is currently a New York-chartered savings bank headquartered in Staten Island, New York. Upon completion of the charter conversion, Northfield Bank will be a federally chartered savings bank. All of the rights, obligations, assets and liabilities of Northfield Bank, as a New York-chartered savings bank, will be assumed by Northfield Bank under its federal charter. Northfield Bank conducts business from its main office located at 1731 Victory Boulevard, Staten Island, New York and its 17 additional branch offices located in New York and New Jersey. The branch offices are located in the New York counties of Richmond and Kings and the New Jersey counties of Union and Middlesex. The telephone number at Northfield Bank’s main office is (718) 448-1000.
     Northfield Bank’s principal business consists of originating commercial real estate loans, as well as investing in mortgage-backed securities. Northfield Bank also offers construction and land loans, multifamily residential real estate loans, commercial and industrial loans, one- to four-family residential mortgage loans and home equity loans and lines of credit. Northfield Bank offers a variety of deposit accounts, including certificates of deposit, passbook and money market savings accounts and demand deposit accounts (NOW accounts and non-interest bearing checking accounts). Deposits are Northfield Bank’s primary source of funds for its lending and investing activities. Northfield Bank also uses borrowed funds as a source of funds, principally from the Federal Home Loan Bank of New York. In addition to traditional banking services, Northfield Bank offers insurance products through NSB Insurance Agency. Northfield Bank owns NSB Services Corp. and, through NSB Services Corp., Northfield Bank is the indirect owner of a real estate investment trust, NSB Realty Trust, which holds mortgage loans and other investments.

Business Strategy
     Highlights of our business strategy are:
•	Remaining a community-oriented financial institution;

•	Continuing our recent focus on commercial real estate lending and construction and land lending;

•	Expanding our branch network;

•	Increasing our origination of home equity loans and lines of credit;

•	Maintaining high asset quality; and

•	Purchasing investment securities.
     See “Business of Northfield Bank” for a full description of our products and services. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a discussion of our business strategy.
Reasons for the Stock Offering
     The primary reasons for our decision to conduct the stock offering and raise capital are to:
•	support our internal growth through lending in communities we serve or may serve in the future;

•	support the expansion of our branch network;

•	enhance our existing products and services and to support the development of new products and services;

•	enable us to compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in Northfield Bancorp, Inc. and thereby obtain an economic interest in any future success that we may have; and

•	support our local communities through the establishment and funding of the charitable foundation.
Terms of the Stock Offering
     We are offering between 13,760,344 and 18,616,936 shares of common stock to qualified depositors, tax-qualified employee plans, and to the public to the extent shares remain available. The maximum number of shares that we sell in the stock offering may increase up to 21,409,476 shares as a result of positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless our estimated pro forma market value decreases below $320.0 million or increases above $497.9 million, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our shares of common stock, but it is not obligated to purchase any shares in the stock offering.

     We also intend to contribute $3.0 million in cash and 2% of our outstanding shares to a charitable foundation we will establish. The contribution of cash and shares of common stock will total $9.4 million at the minimum of the offering range, up to a maximum of $13.0 million at the adjusted maximum of the offering range.
Persons Who May Order Stock in the Stock Offering
     We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:
(1)	Depositors who had accounts at Northfield Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2006;

(2)	The tax-qualified employee benefit plans of Northfield Bank (our employee stock ownership plan and 401(k) savings plan);

(3)	Depositors who had accounts at Northfield Bank with aggregate balances of at least $50.00 as of the close of business on June 30, 2007; and

(4)	Depositors who had accounts at Northfield Bank with aggregate balances of at least $50.00 as of the close of business on July 31, 2007.
     If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the New Jersey Counties of Bergen, Essex, Hudson, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Sussex and Union, the New York Counties of Bronx, Kings, Nassau, New York, Putnam, Queens, Richmond, Rockland, Suffolk and Westchester, and Pike County, Pennsylvania, will have a purchase preference in any community offering. Shares of common stock also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.
     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2006, June 30, 2007 or July 31, 2007, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 13,760,344 Shares and 18,616,936 Shares and the $10.00 Price Per Share
     The decision to offer between 13,760,344 shares and 18,616,936 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., a firm experienced in appraisals of financial institutions. FinPro, Inc. is of the opinion that as of May 29, 2007, the estimated pro forma market value of the shares of common stock of Northfield Bancorp, Inc. on a fully-converted basis was between $320.0 million and $433.0 million, with a midpoint of $376.5 million. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 43% that will be sold in the stock offering.
     In preparing its appraisal, FinPro, Inc. considered the information contained in this prospectus, including our consolidated financial statements. FinPro, Inc. also considered the following factors, among others:
•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing market areas;

•	historical, financial and other information relating to Northfield Bancorp, Inc. and Northfield Bank;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the impact of the stock offering on our stockholders’ equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.
     FinPro, Inc. also considered the contribution of cash and issuance of shares of common stock to Northfield Bank Foundation, a charitable foundation we will establish. The contribution of cash and shares of common stock to the charitable foundation will have the effect of reducing our estimated pro forma value. See “Comparison of Valuation and Pro Forma Information with and without the Charitable Foundation.”
     In reviewing the appraisal prepared by FinPro, Inc., the board of directors considered the methodologies and the appropriateness of the assumptions used by FinPro, Inc. in addition to the factors listed above, and the board of directors believes that these assumptions are reasonable.
     The board of directors determined that the common stock should be sold at $10.00 per share, that 43% of the shares of common stock should be offered for sale in the stock offering and 55% should be held by Northfield Bancorp, MHC, after giving effect to the issuance of shares of common stock to Northfield Bank Foundation. Based on the estimated valuation range and the purchase price, the number of shares of common stock that will be outstanding upon completion of the stock offering will range from 32,000,800 to 43,295,200 (subject to adjustment to 49,789,479), and the number of shares of common stock that will be sold in the stock offering will range from 13,760,344 shares to 18,616,936 shares (subject to adjustment up to 21,409,476), with a midpoint of 16,188,640 shares. The number of shares that Northfield Bancorp, MHC will own after the stock offering will range from 17,600,440 to 23,812,360 (subject to adjustment to 27,384,214). The number of shares of common stock that Northfield Bank Foundation will own after the stock offering will range from 640,016 to 865,904, subject to adjustment to 995,789. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition or results of operations of Northfield Bank or market conditions generally.

     The appraisal will be updated before we complete the stock offering. If the estimated pro forma market value of the shares of common stock at that time is either below $320.0 million or above $497.9 million, then we may, after consulting with the Office of Thrift Supervision:
•	terminate the stock offering and return all funds promptly with interest;

•	extend the stock offering or hold a new subscription or community offering, or both;

•	establish a new offering range and commence a resolicitation of subscribers; or

•	take such other actions as may be permitted by the Office of Thrift Supervision.
Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order within a specified time period. In any event, the stock offering must be completed by no later than August 13, 2009.
     Two measures investors commonly use to evaluate an issuer’s stock are the ratio of the offering price to the pro forma tangible book value and the ratio of the offering price to the issuer’s pro forma net income. FinPro, Inc. considered these ratios, among other factors, in preparing its appraisal. The following table presents the ratio of the offering price to our pro forma tangible book value and earnings per share at or for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At Or For the Twelve Months Ended March 31, 2007
	13,760,344		16,188,640		18,616,936		21,409,476
	Shares Sold		Shares Sold		Shares Sold		Shares Sold
	at $10.00		at $10.00		at $10.00		at $10.00
	Per Share		Per Share		Per Share		Per Share
Pro forma price-to-tangible book value ratio	118.20%		129.03%		138.31%		147.49%
Pro forma price-to-core earnings ratio	25.64	x	29.41	x	33.33	x	37.04	x
     The following table compares our pricing ratios to the pricing ratios of our peer group companies on a non-fully converted basis, each at or for the twelve months ended March 31, 2007. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the adjusted maximum of the offering range, indicated a discount of 29.98% on a price-to-core earnings basis and a discount of 22.64% on a price-to-tangible book basis.

	Non-Fully Converted		Non-Fully Converted
	Pro Forma		Pro Forma
	Price-to-Core		Price-to-Tangible Book
	Earnings Multiple		Value Ratio
Northfield Bancorp, Inc.
Adjusted Maximum	37.04	x	147.49%
Minimum	25.64	x	118.20%

Valuation of peer group companies as of May 29, 2007
Averages	58.40	x	207.60%
Medians	52.90	x	190.65%

     The following table presents a summary of selected pricing ratios for the peer group companies and for us, each at or for the twelve months ended March 31, 2007, with the ratios adjusted to the hypothetical case of our being a fully converted stock holding company. Compared to the median fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the adjusted maximum of the offering range indicated a discount of 21.21% on a price-to-core earnings basis and a discount of 11.67% on a price-to-tangible book basis.

	Fully Converted		Fully Converted
	Equivalent Pro Forma		Equivalent Pro Forma
	Price-to-Core		Price-to-Tangible Book
	Earnings Multiple		Value Ratio
Northfield Bancorp, Inc.
Adjusted Maximum	27.78	x	85.98%
Minimum	20.41	x	75.19%

Valuation of peer group companies as of May 29, 2007
Averages	38.54	x	99.88%
Medians	35.26	x	97.34%
     As shown in the above tables, our pro forma fully converted and non-fully converted price-to-book value ratios are discounted compared to the average trading price-to-book value of the peer group companies.
     The pro forma fully-converted calculations for the peer group companies include the following assumptions:
•	8% of the shares sold in a second-step stock offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 30 years;

•	4% of the shares sold in a second-step stock offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a second-step stock offering would be granted under a stock-based benefit plan, with option expense of $3.20 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 2% of the stock offering amount.
     With respect to Northfield Bancorp, Inc., the pro forma fully-converted calculations use the same assumptions as applied to the peer group companies, but also assume: the effect of the establishment and funding of our charitable foundation; the expense of the employee stock ownership plan would be amortized over 30 years; and that we would recognize expense with respect to stock options granted under a stock-based benefit plan over a five-year period. See “Comparison of Valuation and Pro Forma Information with and without the Charitable Foundation” for a discussion of the impact of our charitable foundation on our appraised value.
     The independent appraisal does not indicate after-market trading value. Do not assume or expect that the valuation as indicated above means that our shares of common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information
     The following table presents short-term stock price performance information for all mutual holding company initial public offerings completed between January 1, 2006 and July 26, 2007. The offerings are presented in reverse chronological order, which means that the most recent offerings appear first.

		Price Performance from Initial Trading Date
	Date of Initial	One Day	One Week	One Month	Through July
	Public	Percentage	Percentage	Percentage	26, 2007
Corporation and Trading Market	Offering	Change	Change	Change	Percentage Change
Beneficial Mutual Bancorp, Inc. (Nasdaq)	7/16/07	(7.90)%	(6.80)%	N/A	(8.70)%
Hometown Bancorp, Inc. (OTSBB)	6/29/07	—	—	N/A	(12.50)
TFS Financial Corporation (Nasdaq)	4/23/07	17.90	18.00	23.40	13.90
Sugar Creek Financial Corp. (OTCBB)	4/04/07	—	—	6.00	2.00
Delanco Bancorp, Inc. (OTCBB)	4/02/07	—	—	(5.00)	(12.50)
Oritani Financial Corp. (Nasdaq)	1/24/07	59.70	54.30	23.40	31.50
Polonia Bancorp (OTCBB)	1/11/07	1.00	1.50	6.00	(9.00)
MSB Financial Corp. (Nasdaq)	1/05/07	23.00	21.50	(5.00)	(2.90)
MainStreet Financial Corporation (OTCBB)	12/27/06	10.00	10.00	(2.50)	(7.50)
Ben Franklin Financial, Inc. (OTCBB)	10/19/06	7.00	6.50	6.50	(7.50)
ViewPoint Financial Group (Nasdaq)	10/03/06	49.90	52.50	53.90	48.00
Fox Chase Bancorp, Inc. (Nasdaq)	10/02/06	29.50	27.90	30.10	12.60
Roma Financial Corporation (Nasdaq)	7/12/06	41.00	45.00	46.60	48.20
Seneca-Cayuga Bancorp, Inc. (OTCBB)	7/11/06	—	(1.50)	(7.00)	(14.00)
Northeast Community Bancorp, Inc. (Nasdaq)	7/06/06	10.00	12.00	12.00	(6.20)
Mutual Federal Bancorp, Inc. (OTCBB)	4/06/06	11.30	10.00	14.00	20.00
Lake Shore Bancorp, Inc. (Nasdaq)	4/04/06	7.00	5.50	2.90	2.60
United Community Bancorp (Nasdaq)	3/31/06	8.00	8.40	5.50	21.10
Magyar Bancorp, Inc. (Nasdaq)	1/24/06	6.50	5.00	6.00	22.00
Greenville Federal Financial Corporation (OTCBB)	1/05/06	2.50	2.50	—	(2.50)

	Average	13.82%	13.62%	14.87%	6.93%
	Median	9.00%	7.45%	6.25%	(0.25)%

     The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the stock offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.
     The market price of any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, market interest rates, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily within the control of management or the board of directors.
     FinPro, Inc. advised the board of directors that the appraisal was prepared in conformance with the appraisal methodology set forth in Office of Thrift Supervision regulatory guidelines and policy. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. FinPro, Inc. also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

     Our board of directors carefully reviewed the information provided by FinPro, Inc. in its appraisal, but did not make any determination regarding whether prior mutual holding company stock offerings have been valued fairly, nor did the board draw any conclusions regarding how the historical data reflected above may affect the appraisal. Instead, we engaged FinPro, Inc. to assist us with the regulatory process as it applies to the appraisal and to advise us how much capital would need to be raised under the regulatory guidelines.
     There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, ten of the 20 initial public mutual holding company stock offerings since January 1, 2006 referenced in the table have traded below their initial offering price at the dates indicated. Before you make an investment decision, we urge you to read carefully this prospectus, including the section entitled “Risk Factors.”
Our Officers, Directors and Employees Will Receive Additional Compensation Through Participation in Benefit Plans After the Stock Offering
     Northfield Bank will establish an employee stock ownership plan, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. The following table summarizes the stock benefits that our officers, directors and employees may receive following the stock offering, assuming that:

•	we initially implement an employee stock ownership plan that purchases in the stock offering 3.92% of our outstanding shares of common stock (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation); and

•	we implement, no sooner than six months following the completion of the stock offering, and subject to stockholder approval, one or more stock-based benefit plans reserving options to purchase 4.90% of the shares outstanding at the completion of the stock offering (including shares issued to Northfield Bank Foundation) and reserving shares of common stock equal to 1.96% of the shares outstanding at the completion of the stock offering (including shares issued to Northfield Bank Foundation).

     In the table below, it is assumed that, at the adjusted maximum of the offering range, a total of 21,409,476 shares will be sold to the public and a total of 22,405,265 shares will be issued and outstanding to the public and the charitable foundation. This table also assumes that Northfield Bank’s tangible capital ratio is 10% or more following the stock offering.

					Value of Benefits
					Based
	Individuals		Percent of		on Adjusted Maximum
	Eligible to Receive	Number of	Outstanding	Percent of Shares	of Offering Range
Plan/Awards	Awards	Shares	Shares	Sold	(1)(2)
Employee stock ownership plan	All officers and employees	1,951,747	3.92%	9.12%	$19,517,470

Stock awards	Directors, officers and employees	975,873	1.96	4.56%	9,758,730

Stock options	Directors, officers and employees	2,439,684	4.90	11.40%	7,806,989

		5,367,304	10.78%	25.08%	$37,083,189

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share.

(2)	For purposes of this table, the value of an option is assumed to equal the fair value of each option (and the expense to Northfield Bancorp, Inc.) under accounting principles generally accepted in the United States of America. The fair value of stock options has been estimated at $3.20 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; expected option life of 7.5 years; risk-free interest rate of 4.54% (based on the seven-year Treasury Note rate); and a volatility rate of 13.73% based on an index of publicly traded mutual holding companies. The grant-date fair value using the Black-Scholes pricing model set forth in the table may not reflect the actual value of a stock option to a recipient at any point in time, which would be the difference between the exercise price of the stock option and the trading price of the underlying shares of common stock at the time of exercise.

     The number of options granted or shares of common stock awarded under our stock-based benefit plans generally may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation). The amount of stock options and stock awards available for grant under stock-based benefit plans may be greater than these percentages, provided the stock-based benefit plans are adopted more than one year following the completion of the stock offering, and provided shares used to fund the stock-based benefit plans in excess of these percentages are obtained through stock repurchases. The number of options granted or shares awarded under one or more stock-based benefit plans that we may implement following the stock offering, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by our employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than Northfield Bancorp, MHC.
     The employee stock ownership plan and the stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. Public companies are required to expense the grant-date fair value of stock options and other stock awards granted to officers, directors and employees. In addition, if such awards or options are considered variable in nature, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions in the table below would increase our compensation costs over the vesting period of the options and other stock awards.
     Stock options and stock awards may be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Stockholders will experience dilution in their ownership interest if newly issued (authorized but unissued) shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Anticipated Increase in Non-Interest Expense” and “Management—Stock Benefit Plans.”

     The value of stock awards will be based on the price per share of our common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the stock offering. The following table presents the total value of all shares of common stock to be available for award and issuance under the stock-based benefit plans, assuming the stock-based benefit plans award shares of common stock equal to 1.96% of the outstanding shares after the stock offering and the shares for the plans are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share.

	627,215 Shares Awarded	737,900 Shares Awarded	848,585 Shares Awarded	975,873 Shares Awarded
	at Minimum of Offering	at Midpoint of Offering	at Maximum of Offering	at Maximum of Offering
Share Price	Range	Range	Range	Range, As Adjusted
$8.00	$5,017,720	$5,903,200	$6,788,680	$7,806,984
$10.00	$6,272,150	$7,379,000	$8,485,850	$9,758,730
$12.00	$7,526,580	$8,854,800	$10,183,020	$11,710,476
$14.00	$8,781,010	$10,330,600	$11,880,190	$13,662,222
$16.00	$10,035,440	$11,806,400	$13,577,360	$15,613,968
     Accounting principles generally accepted in the United States of America (“GAAP”) require that we expense the grant-date fair value of stock options that we grant to our officers, directors and employees. The grant-date fair value of the options awarded under the stock-based benefit plans, for financial statement purposes, will be based, in part, on the price per share of our common stock at the time the options are awarded, which, subject to stockholder approval, cannot occur until at least six months after the stock offering. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans using Black-Scholes pricing model assumptions, assuming the stock-based benefit plans award stock options equal to 4.9% of the outstanding shares of common stock after the stock offering, the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $16.00 per share. The grant-date fair value using the Black-Scholes pricing model set forth in the table may not reflect the actual value of a stock option to a recipient at any point in time, which would be the difference between the exercise price of the stock option and the trading price of the underlying shares of common stock at the time of exercise.

					2,439,684 Options
		1,568,039 Options	1,844,752 Options	2,121,464 Options	at Maximum of
Market/Exercise	Grant-Date Fair	at Minimum of	at Midpoint of	at Maximum of	Offering Range, As
Price	Value Per Option	Offering Range	Offering Range	Offering Range	Adjusted
$8.00	$2.56	$4,014,180	$4,722,565	$5,430,948	$6,245,591
$10.00	$3.20	$5,017,725	$5,903,206	$6,788,685	$7,806,989
$12.00	$3.84	$6,021,270	$7,083,848	$8,146,422	$9,368,387
$14.00	$4.48	$7,024,815	$8,264,489	$9,504,159	$10,929,784
$16.00	$5.12	$8,028,360	$9,445,130	$10,861,896	$12,491,182
     The stock-based benefit plans will comply with all applicable regulations of the Office of Thrift Supervision in effect at the time such plans are adopted. The stock-based benefit plans cannot be established sooner than six months after the stock offering, and would require the approval of a majority of votes cast by our stockholders (including votes cast by Northfield Bancorp, MHC under Nasdaq rules), by a majority of the votes eligible to be cast (including votes eligible to be cast by Northfield Bancorp, MHC) and by a majority of votes cast by our stockholders (excluding shares voted by Northfield Bancorp, MHC).

     Unless a waiver is obtained from the Office of Thrift Supervision, the following additional restrictions apply to our stock-based benefit plans adopted within one year following the completion of the stock offering:

•	no individual may receive more than 25% of the options or stock awards authorized under any plan;

•	non-officer directors may not receive more than 30% of the options and stock awards authorized under any individual plan;

•	non-officer directors may not receive more than 5% of the options and stock awards authorized under any individual plan;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Northfield Bank or Northfield Bancorp, Inc.
These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
      These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
Our Policy Regarding Dividends
     Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, or timing of any dividend payments. The amount of any dividend payments will depend upon a number of factors, including the following:
•	regulatory capital requirements;

•	our financial condition and results of operations;

•	strategic business investment opportunities;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.
     If we pay dividends to our stockholders, we also will be required to pay dividends to Northfield Bancorp, MHC, unless Northfield Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Northfield Bancorp, MHC will waive any dividends we declare. Any decision to waive the receipt of dividends will be subject to the non-objection of the Office of Thrift Supervision.
     Assuming we sell 16,188,640 shares of common stock in the stock offering, retain approximately $61.8 million of the net proceeds and contribute $79.6 million of the net proceeds to Northfield Bank, we would have approximately $175.8 million available for the payment of dividends to all stockholders, assuming receipt of the necessary regulatory approvals regarding capital distributions by savings banks to their holding companies.

Market for the Shares of Common Stock
     We anticipate that the shares of common stock sold in the stock offering will be quoted on the Nasdaq Global Select Market under the symbol “NFBK.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.
How We Intend to Use the Proceeds We Raise from the Stock Offering
     Assuming we sell 21,409,476 shares of common stock in the stock offering, and we have net proceeds of $210.9 million, we intend to distribute the net proceeds as follows:
•	$105.5 million (50.0% of the net proceeds) will be contributed to Northfield Bank;

•	$19.5 million (9.3% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•	$3.0 million (1.4% of the net proceeds) will be contributed to the charitable foundation; and

•	$83.0 million (39.3% of the net proceeds) will be retained by us.
     We may use the net proceeds of the stock offering to invest in securities (directly or through a subsidiary), to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Northfield Bank may use the proceeds it receives to originate or purchase loans, to purchase securities, to expand its banking franchise through branching or through acquisitions, and for general corporate purposes. To the extent that Northfield Bank uses the proceeds to fund loans, we have not allocated specific dollar amounts to any particular portion of our loan portfolio. The amount of time it will take to deploy the proceeds from the stock offering into loans will depend primarily on the level of loan demand. See “How We Intend to Use the Proceeds from the Stock Offering.” Neither Northfield Bank nor Northfield Bancorp, Inc. has plans to conduct any specific material acquisition transaction at this time.
Limits on Your Purchase of Shares of Common Stock
     The minimum purchase is 25 shares of common stock. Generally, no individual may purchase more than $250,000 (25,000 shares) of common stock through one or more individual and/or joint deposit accounts, and no individuals acting through a single account or similarly titled joint accounts may purchase more than $250,000 (25,000 shares) of common stock. If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $500,000 (50,000 shares) of common stock:
•	your spouse, or relatives of you or your spouse, living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).
     A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Stock Offering—Limitations on Purchase of Shares.”
     Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the stock offering at any time. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 4.9% of the shares to be outstanding immediately following the stock offering (including shares issued to Northfield Bancorp, MHC and Northfield Bank Foundation) without regard to these purchase limitations. The employee stock ownership plan may purchase shares of common stock in the stock offering, in the open market following consummation of the stock offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the stock offering.
Our Issuance of Shares of Common Stock to the Charitable Foundation
     To further our commitment to the communities we serve, we intend to establish and fund a charitable foundation as part of the stock offering. We intend to contribute $3.0 million in cash and 2% of our outstanding shares of common stock to the charitable foundation, ranging from 640,016 shares at the minimum of the valuation range to 865,904 shares at the maximum of the valuation range, subject to adjustment to 995,789 shares. These shares will have a value of $6.4 million at the minimum of the valuation range and $8.7 million at the maximum of the valuation range, subject to adjustment to $10.0 million, based on the $10.00 per share offering price, up to a maximum contribution of $13.0 million of cash and shares of common stock. As a result of the issuance of shares to the charitable foundation and the cash contribution, we expect to record after-tax expense of approximately $5.6 million at the minimum of the valuation range and of approximately $7.8 million at the adjusted maximum of the valuation range, during the quarter in which the stock offering is completed.
     Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Based on $17.0 million of income before income tax expense for the year ended December 31, 2006, and assuming that our income before income tax expense remained at that level in future years following the stock offering, we estimate that we would only be able to deduct for federal income tax purposes $10.2 million of the contribution to the charitable foundation. This would result in after-tax expense of $8.9 million at the adjusted maximum of the offering range, and not $7.8 million as we currently estimate. In addition, we believe that the significant majority of the contribution will not be deductible for state income tax purposes. We currently estimate that the lost state tax deduction would be approximately $320,000 (or approximately $208,000 after the federal tax benefit of the additional state payments). However, we believe that the goodwill and name recognition generated from ongoing contributions from the charitable foundation, as well as the initial contribution in cash and shares of common stock, exceed the cost of the lost state income tax benefit.

     The charitable foundation will be governed by a board of directors, initially consisting of three of our current non-employee directors and at least one individual who is not affiliated with us. None of these individuals will receive compensation for their service as a director of the charitable foundation. In addition, some of our employees will serve as executive officers of the charitable foundation. None of these individuals will receive compensation for their service as an executive officer of the charitable foundation.
     The charitable foundation will be dedicated to supporting charitable causes and community development activities in the communities in which we operate or may operate. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation is expected to emphasize grants or donations to support housing assistance, local education and other types of organizations or civic-minded projects. During the years ended December 31, 2006 and 2005, we made charitable contributions of $377,000 and $420,000, respectively. In addition to contributions from the charitable foundation, we plan to make other charitable contributions of approximately $350,000 for the year ending December 31, 2007, and approximately $75,000 to $100,000 on an annual basis beginning with the year ending December 31, 2008. We anticipate that these contributions will not affect our ability to deduct our contribution to the charitable foundation for federal tax purposes. The charitable foundation is expected to make contributions totaling approximately $650,000 in its first year of operation, assuming we sell our shares of common stock at the adjusted maximum of the offering range. However, the charitable foundation is not expected to limit the size of its contributions to any one program or aggregate amount in any one year.
     Issuing shares of common stock to the charitable foundation will:
•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.
     The establishment and funding of the charitable foundation has been approved by the boards of directors of Northfield Bancorp, Inc. and Northfield Bancorp, MHC.
     See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2007,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Northfield Bank Foundation.”
How You May Pay for Your Shares
     In the subscription offering and the community offering you may pay for your shares by:
(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Northfield Bank.
     Cash will not be accepted. If you wish to use your Northfield Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Northfield Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Northfield Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the stock offering. For example, you cannot use your Northfield Bank home equity line of credit to purchase shares of common stock in the stock offering.

     You can subscribe for shares of common stock in the stock offering by delivering to the Stock Information Center a signed and completed original stock order form and certification form, together with full payment, provided we receive the stock order form and certification form before the end of the stock offering. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Northfield Bank. Funds received in excess of the minimum of the offering range may be maintained at Northfield Bank, or, at our discretion, at another federally insured depository institution in the event that the receipt of subscription funds would cause Northfield Bank’s capital ratios to fall below applicable capital requirements. However, in no event will we maintain more than one third-party escrow account. We will pay interest on funds we receive at our passbook savings rate, which is currently 0.60% per annum, from the date funds are received until completion or termination of the stock offering. Withdrawals from certificates of deposit at Northfield Bank for the purpose of purchasing shares of common stock in the stock offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Northfield Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the stock offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the stock offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. We will not be required to accept copies or facsimiles of order forms.
     For a further discussion regarding the stock ordering procedures, see “The Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares.”
     A depositor who uses funds from a deposit account at Northfield Bank to purchase shares of common stock in the stock offering would reduce the depositor’s pro rata ownership interest in the net worth of Northfield Bancorp, MHC. This ownership interest may only be realized in the unlikely event of a complete liquidation of Northfield Bank. See “Supervision and Regulation—Holding Company Regulation—Liquidation Rights.”
You May Not Sell or Transfer Your Subscription Rights
     Federal law prohibits the transfer of subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. With the exception of an individual person ordering shares both with funds from and in the name of individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Deadline for Orders of Common Stock
     If you wish to purchase shares of common stock, we must receive at the Stock Information Center (not simply have post-marked) your properly completed stock order form, together with payment for the shares, no later than 4:00 p.m., Eastern Time, on [offering deadline], unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our Stock Information Center located at ___. A postmark prior to [offering deadline] will not entitle you to purchase shares of common stock unless we receive the envelope by [offering deadline].
     Although we will make reasonable efforts to provide a prospectus and stock offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on [offering deadline], regardless of whether we have been able to locate each person entitled to subscription rights.
Termination of the Stock Offering
     The subscription offering will terminate at 4:00 p.m., Eastern Time, on [offering deadline]. We may extend this expiration date without notice to you, until November 12, 2007, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offerings extend beyond November 12, 2007, we will be required to resolicit subscriptions before proceeding with the stock offering. In such event, if you choose not to subscribe for the shares of common stock, your funds will be returned promptly to you with interest. All further extensions, in the aggregate, may not last beyond August 13, 2009.
Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares
     If we do not receive orders for at least 13,760,344 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the stock offering range. Specifically, we may:
(i)	increase the maximum number of shares that may be purchased by any subscriber or group of subscribers (including our subscribing directors and officers); and/or

(ii)	seek regulatory approval to extend the stock offering beyond the November 12, 2007 expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering.

Tax Consequences of the Stock Offering
     The stock offering will result in no taxable gain or loss to Northfield Bancorp, MHC, Northfield Bancorp, Inc. or Northfield Bank, or to depositors who have a priority right to subscribe for shares of common stock in the stock offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the stock offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors or borrowers who receive nontransferable subscription rights. See “The Stock Offering—Tax Effects of the Stock Offering.”

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering is Terminated or Extended Beyond November 12, 2007.
     Funds that you use to purchase shares of our common stock in the stock offering will be held in an interest-bearing account until the termination or completion of the stock offering, including any extension of the expiration date. The Office of Thrift Supervision approved the stock offering on [Prospectus Date]; however, because completion of the stock offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the stock offering. Any orders that you submit to purchase shares of our common stock in the stock offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond November 12, 2007.
Restrictions on the Acquisition of Northfield Bancorp, Inc. and Northfield Bank
     Federal regulations, as well as provisions contained in the charter and bylaws of Northfield Bank and Northfield Bancorp, Inc., restrict the ability of any person, firm or entity to acquire Northfield Bancorp, Inc., Northfield Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Northfield Bancorp, Inc. or Northfield Bank.
     Because a majority of the outstanding shares of common stock of Northfield Bancorp, Inc. must be owned by Northfield Bancorp, MHC, any acquisition of Northfield Bancorp, Inc. must be approved by Northfield Bancorp, MHC, and Northfield Bancorp, MHC would not be required to pursue or approve a sale of Northfield Bancorp, Inc. even if such a transaction were favored by a majority of Northfield Bancorp, Inc.’s public stockholders. Northfield Bancorp, MHC is controlled by its board of trustees, which possesses all corporate authority with respect to the operations of Northfield Bancorp, MHC (with the exception of a conversion of Northfield Bancorp, MHC to stock form, as discussed in “—Possible Conversion of Northfield Bancorp, MHC to Stock Form.”) The initial trustees will be the same individuals who will serve on the board of directors of Northfield Bancorp, Inc. On an annual basis, trustees of Northfield Bancorp, MHC elect one third of the board to serve for three-year terms. Accordingly, a sale of control of Northfield Bancorp, Inc. would require approval of the board of trustees of Northfield Bancorp, MHC, who elect themselves, and are not elected by stockholders of Northfield Bancorp, Inc.
Possible Conversion of Northfield Bancorp, MHC to Stock Form
     In the future, Northfield Bancorp, MHC may convert from the mutual to capital stock form of organization in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of Northfield Bank would have subscription rights to purchase shares of common stock of Northfield Bancorp, Inc.’s successor, and our public stockholders would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Northfield Bancorp, MHC.
     Our board of directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of our stockholders, including, under current Office of Thrift Supervision regulations, stockholders other than Northfield Bancorp, MHC, as well as depositors of Northfield Bank.

Proposed Stock Orders by Management
     Our directors and executive officers and their associates are expected to subscribe for approximately 400,000 shares of common stock in the stock offering, which represents 2.5% of the shares to be sold to the public and 1.1% of the total shares to be outstanding after the stock offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the stock offering. These shares will be counted in determining whether the minimum of the range of the stock offering is reached.
How You May Obtain Additional Information Regarding the Stock Offering
     If you have any questions regarding the stock offering, please call the Stock Information Center at (___) ___-___, Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is located at                                                             .

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.
Risks Related to Our Business
Future Changes in Interest Rates Could Reduce Our Net Income.
     Our net income largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:
•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.
     Although interest rates were at historically low levels prior to June 30, 2004, from that date to September 30, 2006 the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. This “flattening” of the yield curve has had a negative effect on our interest rate spread and net interest margin. Our interest rate spread decreased to 2.40% for the year ended December 31, 2006 from 2.67% for the year ended December 31, 2005, and our net interest margin decreased to 2.81% for the year ended December 31, 2006 from 2.94% for the year ended December 31, 2005. Based upon contractual rates, our interest rate spread was 2.29% at March 31, 2007. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.
     In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates normally results in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest the proceeds of loan and securities prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.
     Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities changes inversely with changes in interest rates. At December 31, 2006, the fair value of our available-for-sale securities totaled $713.5 million. Unrealized net losses on these available-for-sale securities totaled $23.5 million ($14.1 million after tax) at December 31, 2006 and are reported as a separate component of stockholder’s equity. Further decreases in the fair value of securities available-for-sale in future periods would further reduce stockholder’s equity.
     As of December 31, 2006, we were servicing $83.1 million of one- to four-family residential mortgage loans sold to third parties, and the mortgage servicing rights associated with such loans had an estimated fair value, at such date, of $504,000. Generally, the value of mortgage servicing rights increases as interest rates increase and decreases as interest rates decrease, because the estimated life and estimated income from servicing the underlying loans increase with rising interest rates and decrease with falling interest rates.

     Our interest rate model estimates the change in Northfield Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from interest-earning assets and interest-bearing liabilities. At March 31, 2007, in the event of an immediate and sustained 200 basis point increase in interest rates, our model projects that we would experience a $36.0 million, or 16.3%, decrease in net portfolio value. Our internal calculations further project that, at March 31, 2007, in the event of an immediate and sustained 200 basis point increase in interest rates, we would expect our projected net interest income for the twelve months ended March 31, 2008 to decrease by 9.5%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”
Our Continued Emphasis On Commercial Real Estate Loans and Construction and Land Lending Could Expose Us To Increased Lending Risks.
     Our business strategy centers on continuing our emphasis on commercial real estate and construction and land lending. We have grown our loan portfolio in recent years with respect to these types of loans and intend to continue to emphasize these types of lending. At March 31, 2007, $281.7 million, or 65.9%, of our total loan portfolio consisted of commercial real estate loans and construction and land loans. As a result, our credit risk profile may be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans. In addition, at March 31, 2007, our largest concentration of commercial real estate loans were hotel and motel loans, which totaled $23.5 million, or 10.3% of commercial loans at that date. Loans secured by commercial real estates generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the underlying property. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. If the estimate of construction cost on a construction loan proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. There is no assurance that our underwriting policies will protect us from credit-related losses.
A Significant Portion of Our Loan Portfolio is Unseasoned
     Our loan portfolio has grown to $427.4 million at March 31, 2007 from $282.6 million at December 31, 2003. Specifically, commercial real estate loans have grown to $229.2 million at March 31, 2007 from $81.5 million at December 31, 2003. In addition, construction and land loans have grown to $52.5 million at March 31, 2007 from $6.1 million at December 31, 2003. It is difficult to assess the future performance of these recently originated loans because of our relatively limited experience in commercial and construction lending. Non-performing commercial real estate loans and construction and land loans have increased from $1.7 million and $0, respectively, at December 31, 2003 to $5.7 million and $952,000, respectively, at March 31, 2007. We cannot assure you that these loans will not have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Because Most of Our Borrowers are Located in the New York Metropolitan Area, a Downturn in the Local Economy or a Decline in Local Real Estate Values Could Cause an Increase in Nonperforming Loans, Which Could Reduce our Profits.
     Substantially all of the loans in our loan portfolio are secured by real estate located in our primary market area. Negative conditions in the real estate markets where collateral for our mortgage loans are located could adversely affect the ability of our borrowers to repay their loans and the value of the collateral securing the loans. Real estate values are affected by various other factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies, natural disasters and terrorist attacks.
Strong Competition Within Our Market Areas May Limit Our Growth and Profitability.
     Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, money market funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market areas. For additional information see “Business of Northfield Bank—Competition.”
If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.
     We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.
     In addition, bank regulators periodically review our allowance for loan losses and may, based upon information available to them at the time of their review, require us to increase our allowance for loan losses or recognize further loan charge-offs. An increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Stock Offering
The Future Price of the Shares of Our Common Stock May Be Less Than the Purchase Price in the Stock Offering.
     We cannot assure you that if you purchase shares of common stock in the stock offering you will later be able to sell them at or above the purchase price. The purchase price in the stock offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision as part of their review and approval of our application to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. In recent years, the final independent valuation as approved by the Office of Thrift Supervision typically has been at the adjusted maximum of the offering range as long as total subscriptions exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 32% higher than the fair market value of a company’s stock as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.
     Based on market trading data in “Summary—After-Market Performance Information,” ten of the 20 mutual holding company initial public offerings that initiated trading between January 1, 2006 and July 26, 2007 have traded below their initial offering price at the dates indicated.
We May Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements, Which Will Increase Our Operating Expenses.
     Upon completion of the stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.
The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in 2007.
     We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of Northfield Bancorp, Inc. common stock and $3.0 million in cash. The contribution of cash and shares of common stock will total $9.4 million at the minimum of the offering range, up to a maximum contribution of $13.0 million. The aggregate contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in 2007 by approximately $7.8 million at the adjusted maximum of the offering range. We had net income of $10.8 million for the year ended December 31, 2006. Persons purchasing shares in the stock offering will have their ownership and voting interests in Northfield Bancorp, Inc. diluted by 2% due to the issuance of shares of common stock to the charitable foundation.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.
     We believe that the contribution to Northfield Bank Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. The value of the contribution would be $13.0 million in cash and shares of common stock at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $7.8 million during the year ending December 31, 2007. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize an after-tax expense up to the value of the entire contribution, or $13.0 million at the adjusted maximum of the offering range.
     In addition, under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted for federal income tax purposes over a six-year period. Based on $17.0 million of income before income taxes for the year ended December 31, 2006, and assuming that our income before income tax expense remained at that level in future years following the stock offering, we estimate that we would only be able to deduct for federal income tax purposes $10.2 million of the contribution to the charitable foundation. This would result in after-tax expense of $8.9 million at the adjusted maximum of the offering range, and not $7.8 million as we currently estimate. In addition, we believe that the significant majority of the contribution will not be deductible for state income tax purposes. We currently estimate that the lost state tax deduction would be approximately $320,000 (or approximately $208,000 after the federal tax benefit of the additional state payments).
Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans.
     We will establish an employee stock ownership plan in connection with the stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the employee stock ownership plan will be $651,000 on a pre-tax basis. In addition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the grant of shares of common stock and stock options under our stock-based benefit plans would be approximately $2.0 million and $1.6 million, respectively, on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the stock offering.
     We anticipate that our employee stock ownership plan will borrow funds from Northfield Bancorp, Inc. to purchase in the stock offering 3.92% of our outstanding shares of common stock (including shares issued to Northfield Bank Foundation). Only employees, including our officers, are eligible to participate in the employee stock ownership plan. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $12.5 million at the minimum of the offering range and $19.5 million at the adjusted maximum of the offering range. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the employee stock ownership plan also will increase.

     We also intend to adopt one or more stock-based benefit plans after the stock offering under which plans participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. Our directors, officers and employees would be eligible to receive awards under the stock-based benefit plans. We may grant shares of common stock or stock options under our stock-based benefit plans for up to 1.96% and 4.90%, respectively, of our total outstanding shares (including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC), provided such grants do not exceed 25% of the shares held by persons other than Northfield Bancorp, MHC. The amount of stock awards and stock options available for grant under the stock-based benefit plans may be greater than 1.96% and 4.90%, respectively, of our outstanding shares, provided the stock-based benefit plans are adopted more than one year following the stock offering, and provided shares used to fund the stock-based benefit plans in excess of these amounts are obtained through stock repurchases, which would further increase our costs. We anticipate that stock awards and stock options will vest over time, and not be performance-based.
     Public companies must expense the grant-date fair value of stock options. In addition, if such awards or options are considered variable in nature, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of stock options and other stock awards using the fair value method as described in the applicable accounting rules, we will incur significant compensation and benefits expense.
The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.
We intend to adopt one or more stock-based benefit plans following the stock offering. The stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest (including shares held by Northfield Bancorp, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of common stock under the plans in an amount equal to 4.90% and 1.96%, respectively, of our total outstanding shares, including shares held by Northfield Bank Foundation and to Northfield Bancorp, MHC. We may grant options and award shares of common stock under stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these percentages are obtained through stock repurchases.
We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds May Reduce Our Net Income.
     We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and fund the charitable foundation, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Northfield Bank, acquire other financial services companies and financial institutions or for other general corporate purposes. Northfield Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we intend to expand our presence within and outside our primary market area through acquisitions and de novo branching, which may have a negative effect on our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long it will take to effectively deploy the proceeds.

Persons Who Purchase Stock in the Stock Offering Will Own a Minority of Our Shares of Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.
     Public stockholders will own a minority of the outstanding shares of our common stock. As a result of its ownership of a majority of our outstanding shares of common stock after the stock offering, Northfield Bancorp, MHC, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Under current Office of Thrift Supervision regulations, public stockholders must approve by a separate vote certain stock benefit plans and a “second-step conversion.” The same directors and certain officers who manage Northfield Bancorp, Inc. and Northfield Bank also manage Northfield Bancorp, MHC. Further, these same directors and officers are expected to purchase an aggregate of 2.5% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. In addition, Northfield Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.
There May Be a Limited Trading Market in Our Shares of Common Stock, Which Will Hinder Your Ability to Sell Our Shares of Common Stock and May Adversely Affect the Market Price of the Stock.
     We cannot assure you that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. A limited trading market for our common stock may reduce the market value of our shares of common stock and make it difficult to buy or sell our shares on short notice.
Our Stock Value May be Affected Negatively by Federal Regulations Restricting Takeovers and By Our Mutual Holding Company Structure.
     The Mutual Holding Company Structure Will Impede Takeovers. Northfield Bancorp, MHC, as our majority stockholder, will be able to control the outcome of virtually all matters presented to our stockholders for their approval, including any proposal to acquire us. Accordingly, Northfield Bancorp, MHC may prevent the sale of control or merger of Northfield Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Northfield Bancorp, Inc. Northfield Bancorp, MHC is controlled by its board of trustees, which possesses all corporate authority with respect to the operations of Northfield Bancorp, MHC (with the exception of a conversion of Northfield Bancorp, MHC to stock form). The initial trustees will be the same individuals who will serve on the board of directors of Northfield Bancorp, Inc. On an annual basis, trustees of Northfield Bancorp, MHC elect one third of the board to serve for three-year terms. Accordingly, a sale of control of Northfield Bancorp, Inc. would require approval of the board of trustees of Northfield Bancorp, MHC, who elect themselves, and are not elected by stockholders of Northfield Bancorp, Inc.

     Federal Regulations Restricting Takeovers. For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of Northfield Bancorp, Inc. and Northfield Bank” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.
The Corporate Governance Provisions in Our Federal Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors.
     Provisions in our federal charter and bylaws also may prevent or impede holders of a minority of our shares of common stock from obtaining representation on our board of directors. For example, our charter provides that there will not be cumulative voting by stockholders for the election of our directors. This means that Northfield Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of the directors to be elected at that meeting. In addition, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our bylaws contain procedures and timetables for stockholders that wish to make nominations for the election of directors or propose new business at a meeting of stockholders, the effect of which may be to give our management time to solicit their own proxies to defeat any dissident slate of nominees. All of these provisions may prevent the sale of, control of, or merger of Northfield Bancorp, Inc., even if such transaction is favored by a majority of our public stockholders.
Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Acquisition of Northfield Bancorp, Inc., Which May Lower Our Stock Price.
     Current Office of Thrift Supervision regulations permit a mutual holding company subsidiary to be acquired by a mutual institution or a mutual holding company in a so-called “remutualization” transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority stockholders has resulted in some takeover speculation for mutual holding companies, which may be reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and the mutual interests of the mutual holding company and the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications to complete remutualization transactions unless the applicant clearly demonstrates that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected.

The Stock Offering Will Reduce Our Return on Average Equity.
     Following the stock offering, we expect our consolidated equity to increase from $171.0 million at March 31, 2007 to between $287.9 million at the minimum of the offering range and $354.8 million at the adjusted maximum of the offering range. Our return on equity will be further reduced by higher reporting and compliance expenses of a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. As a result, we expect our return on equity to remain below the industry average following the stock offering, which may reduce the value of our common stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
     The summary information presented below at the dates or for each of the periods presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The operating data for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2003 and 2002 and the financial condition data at March 31, 2007 and at December 31, 2004, 2003 and 2002 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	At
	March 31,	At December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,292,906	$1,294,747	$1,408,562	$1,566,564	$1,466,755	$1,307,918
Cash and cash equivalents	48,793	60,624	38,368	94,297	65,855	83,092
Securities available for sale, at estimated market value	681,155	713,498	863,464	1,012,767	939,649	610,739
Securities held to maturity	24,498	26,169	34,841	56,148	88,365	236,169
Trading securities	2,899	2,667	2,360	2,087	1,208	—
Loans held for sale	340	125	—	99	1,539	3,752
Net loans held-for-investment	421,835	404,159	382,672	317,525	279,830	300,188
Bank owned life insurance	40,255	32,866	31,635	30,425	29,227	23,548
Federal Home Loan Bank of New York stock, at cost	6,781	7,186	11,529	15,675	13,930	11,027
Securities sold under agreements to repurchase	117,000	106,000	206,000	310,500	261,379	151,419
Other borrowings	22,507	22,534	27,629	51,208	22,500	—
Deposits	966,491	989,789	1,010,146	1,041,533	1,021,689	1,000,738
Total stockholder’s equity	170,990	163,994	151,759	151,984	137,887	127,761

	Three Months Ended
	March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)		(In thousands)			(Unaudited)	(Unaudited)
Selected Operating Data:

Interest income	$15,502	$16,105	$64,867	$66,302	$58,851	$59,345	$72,028
Interest expense	7,244	6,409	28,406	24,234	18,272	21,949	32,695

Net interest income before provision for loan losses	8,258	9,696	36,461	42,068	40,579	37,396	39,333
Provision for loan losses	440	150	235	1,629	410	—	(170)

Net interest income after provision for loan losses	7,818	9,546	36,226	40,439	40,169	37,396	39,503
Non-interest income	5,602	1,129	4,600	4,354	5,401	5,316	5,195
Non-interest expense	6,026	5,645	23,818	21,258	19,536	18,869	26,818

Income before income tax expense	7,394	5,030	17,008	23,535	26,034	23,843	17,880
Income tax expense	2,701	1,850	6,166	10,376	9,668	8,830	6,478

Net income	$4,693	$3,180	$10,842	$13,159	$16,366	$15,013	$11,402

	At or For the Three
	Months Ended
	March 31,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	1.48%	0.93%	0.80%	0.88%	1.13%	1.05%	0.92%
Return on equity (ratio of net income to average equity) (1)	11.53%	8.48%	7.01%	8.63%	11.34%	11.27%	8.98%
Interest rate spread (1) (2)	2.21%	2.60%	2.40%	2.67%	2.71%	2.57%	2.93%
Net interest margin (1)(3)	2.72%	2.95%	2.81%	2.94%	2.91%	2.76%	3.36%
Efficiency ratio (4)	43.48%	52.15%	58.01%	45.79%	42.49%	44.18%	60.23%
Non-interest expense to average total assets (1)	1.90%	1.65%	1.77%	1.42%	1.35%	1.32%	2.16%
Average interest-earning assets to average interest-bearing liabilities	121.46%	118.00%	118.89%	115.69%	115.25%	111.90%	114.96%
Average equity to average total assets	12.84%	10.99%	11.47%	10.21%	9.97%	9.30%	10.24%

Asset Quality Ratios:
Non-performing assets to total assets	0.69%	0.25%	0.55%	0.15%	0.15%	0.27%	0.15%
Non-performing loans to total loans	2.07%	0.84%	1.74%	0.53%	0.72%	1.40%	0.66%
Allowance for loan losses to non-performing loans	61.57%	146.30%	70.70%	232.88%	136.58%	69.50%	138.73%
Allowance for loan losses to total loans	1.28%	1.23%	1.23%	1.24%	0.99%	0.98%	0.91%

Capital Ratios:
Total capital (to risk-weighted assets)	25.60%	23.58%	25.03%	23.72%	23.81%	22.69%	16.56%
Tier I capital (to risk-weighted assets)	24.76%	22.83%	24.25%	22.97%	23.27%	22.18%	15.81%
Tier I capital (to average assets)	12.85%	11.20%	12.38%	10.62%	9.15%	8.34%	7.31%

Other Data:
Number of full service offices	17	19	19	19	19	19	19
Full time equivalent employees	203	205	208	201	199	196	187

(1)	Ratios for the three months ended March 31, 2007 and 2006 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS
     The summary information presented below at the dates or for each of the periods presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2006 is derived in part from the audited consolidated financial statements that appear in this prospectus. The operating data for the three-and six months ended June 30, 2007 and 2006 and the financial condition data at June 30, 2007 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three and six months ended June 30, 2007, are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	At	At
	June 30, 2007	December 31, 2006
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,287,560	$1,294,747
Cash and cash equivalents	51,675	60,624
Securities available for sale, at estimated market value	696,615	713,498
Securities held to maturity	22,669	26,169
Trading securities	3,463	2,667
Loans held for sale	469	125
Net loans held-for-investment	419,505	404,159
Bank owned life insurance	40,687	32,866
Federal Home Loan Bank of New York stock, at cost	6,117	7,186
Securities sold under agreements to repurchase	109,000	106,000
Other borrowings	22,479	22,534
Deposits	971,613	989,789
Total stockholder’s equity	170,088	163,994

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Selected Operating Data:

Interest income	$15,644	$16,329	$31,146	$32,434
Interest expense	7,397	6,919	14,641	13,328

Net interest income before provision for loan losses	8,247	9,410	16,505	19,106
Provision for loan losses	97	60	537	210

Net interest income after provision for loan losses	8,150	9,350	15,968	18,896
Non-interest income	1,370	954	6,972	2,083
Non-interest expense	5,997	5,653	12,023	11,298

Income before income tax expense	3,523	4,651	10,917	9,681
Income tax expense	1,256	1,690	3,957	3,540

Net income	$2,267	$2,961	$6,960	$6,141

	At or For the Three		At or For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets) (1)	0.71%	0.87%	1.09%	0.90%
Return on equity (ratio of net income to average equity) (1)	5.33%	7.97%	8.37%	8.23%
Interest rate spread (1) (2)	2.15%	2.48%	2.18%	2.54%
Net interest margin (1)(3)	2.68%	2.87%	2.70%	2.91%
Efficiency ratio (4)	62.36%	54.54%	51.21%	53.52%
Non-interest expense to average total assets (1)	1.87%	1.67%	1.88%	1.66%
Average interest-earning assets to average interest-bearing liabilities	122.22%	118.57%	121.60%	118.28%
Average equity to average total assets	13.26%	10.97%	13.03%	10.98%

Asset Quality Ratios:
Non-performing assets to total assets	0.91%	0.33%	0.91%	0.33%
Non-performing loans to total loans	2.76%	1.07%	2.76%	1.07%
Allowance for loan losses to non-performing loans	40.35%	112.73%	40.35%	112.73%
Allowance for loan losses to total loans	1.12%	1.20%	1.12%	1.20%

Capital Ratios:
Total capital (to risk-weighted assets)	25.59%	23.94%	25.59%	23.94%
Tier I capital (to risk-weighted assets)	24.87%	23.17%	24.87%	23.17%
Tier I capital (to average assets)	13.23%	11.64%	13.23%	11.64%

Other Data:
Number of full service offices	18	19	18	19
Full time equivalent employees	202	203	202	203

(1)	Ratios for the three and six months ended June 30, 2007 and 2006 are annualized.

(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006
     Total assets decreased $7.2 million to $1.288 billion at June 30, 2007 from $1.295 billion at December 31, 2006. The decrease was primarily the result of decreases in securities available for sale and in cash and cash equivalents, partially offset by increases in loans held for investment and in bank owned life insurance.
     Cash and cash equivalents (cash and due from banks, interest-bearing deposits in other financial institutions and federal funds sold) decreased $8.9 million, or 14.8%, to $51.7 million at June 30, 2007 from $60.6 million at December 31, 2006. This decrease was primarily attributable to our selling two branch offices (including related deposit relationships) in March 2007, and the use of cash and cash equivalents to fund loan growth and the purchase of bank owned life insurance. These cash needs were partially offset by an increase in borrowings and principal repayments of securities available for sale.
     Bank owned life insurance increased $7.8 million, or 23.8%, to $40.7 million at June 30, 2007 from $32.9 million at December 31, 2006. The increase in bank owned life insurance was attributable to the purchase of $7.0 million of new policies during the six months ended June 30, 2007, and increases of $821,000 in the cash surrender value of new and existing policies.

     Securities available for sale decreased $16.9 million, or 2.4%, to $696.6 million at June 30, 2007 from $713.5 million at December 31, 2006. During the six months ended June 30, 2007, we used the proceeds from principal repayments and maturities of securities available-for-sale primarily to fund our loan originations and deposit outflows.
     Loans held for investment, net of deferred loan fees, increased $15.0 million, or 3.7%, to $424.2 million at June 30, 2007 from $409.2 million at December 31, 2006. Commercial real estate loans increased $33.4 million, or 16.1%, to $241.1 million at June 30, 2007 from $207.7 million at December 31, 2006. We continue to focus on originating commercial real estate loans to the extent such loan demand exists while meeting our underwriting standards and analysis. One to-four-family residential mortgage loans decreased $8.8 million, or 8.2%, to $98.8 million at June 30, 2007 from $107.6 million at December 31, 2006. Construction and land loans decreased $6.7 million, or 12.8%, to $45.4 million at June 30, 2007 from $52.1 million at December 31, 2006. Home equity loans and lines of credit decreased $1.6 million, or 11.8%, to $12.3 million at June 30, 2007 from $13.9 million at December 31, 2006. Historically, we have not focused on originating home equity loans and lines of credit. However, we recently hired an experienced loan officer in an effort to increase our originations of these types of loans.
     Deposits decreased $18.2 million, or 1.8%, to $971.6 million at June 30, 2007 from $989.8 million at December 31, 2006. Savings accounts decreased $16.9 million, or 4.7%, to $340.3 million at June 30, 2007 from $357.2 million at December 31, 2006. Certificates of deposit decreased $10.6 million, or 2.1%, to $485.9 million at June 30, 2007 from $496.4 million at December 31, 2006. These decreases were primarily attributable to our selling two branch offices in March 2007, partially offset by the opening of our Brooklyn office during the second quarter of 2007 and an increase in NOW accounts of approximately $8.5 million. The branch offices we sold held $26.6 million of deposits at the time of sale. The Brooklyn office held approximately $10.9 million of deposits at June 30, 2007.
     Total borrowings increased $2.9 million, or 2.3%, to $131.5 million at June 30, 2007 from $128.5 million at December 31, 2006. During the six months ended June 30, 2007, we increased borrowings partially to fund the sale of the two branch locations in March 2007.
     Stockholder’s equity increased $6.1 million, or 3.7%, to $170.1 million at June 30, 2007 from $164.0 million at December 31, 2006. The increase resulted from net income of $7.0 million during the six months ended June 30, 2007, and a capital contribution of $500,000 from Northfield Bancorp, MHC to fund operations of Northfield Bancorp, Inc., partially offset by an increase of $1.4 million in accumulated other comprehensive loss to $15.6 million loss at June 30, 2007 from $14.2 million loss at December 31, 2006. Northfield Bancorp, Inc. has incurred increased expenses in connection with the stock offering.
Comparison of Operating Results for the Three Months Ended June 30, 2007 and 2006
     General. Net income decreased $694,000, or 23.4%, to $2.3 million for the three months ended June 30, 2007 from $3.0 million for the three months ended June 30, 2006. The decrease was caused primarily by a decrease in net interest income before the provision for loan losses of $1.2 million and an increase in non-interest expense of $344,000, partially offset by an increase in non-interest income of $416,000 and a decrease in income tax expense of $434,000.

     Interest Income. Interest income decreased $685,000, or 4.2%, to $15.6 million for the three months ended June 30, 2007 from $16.3 million for the three months ended June 30, 2006. The decrease resulted from an $82.7 million, or 6.3%, decrease in the average balance of interest earning assets, to $1.23 billion for the three months ended June 30, 2007 from $1.31 billion for the three months ended June 30, 2006, which was partially offset by a 11 basis point increase in the average yield on interest earning assets to 5.09% for the three months ended June 30, 2007 from 4.98% for three months ended June 30, 2006. The average rate on interest earning assets increased as we continued to reinvest our interest earning assets into higher yielding loans and shorter-term investment securities and cash equivalents, including federal funds sold and interest-bearing deposits in other financial institutions.
     Interest income on mortgage-backed securities decreased $1.2 million, or 13.8%, to $7.2 million for the three months ended June 30, 2007 from $8.4 million for the three months ended June 30, 2006. The decrease resulted from a decrease in the average balance of mortgage-backed securities, which decreased $123.4 million, or 15.0%, to $697.8 million for the three months ended June 30, 2007 from $821.1 million for the three months ended June 30, 2006. During the six months ended June 30, 2007 and the year ended December 31, 2006, we used the proceeds from principal repayments and maturities of securities available for sale to fund loan originations and deposit withdrawals and to repay borrowings, resulting in a lower average balance between the two periods. The average yield on mortgage-backed securities was 4.16% for the three months ended June 30, 2007 compared to 4.10% for the three months ended June 30, 2006.
     Interest income on loans increased $228,000, or 3.3%, to $7.1 million for the three months ended June 30, 2007 from $6.9 million for the three months ended June 30, 2006. The average balance of loans increased $18.8 million, or 4.6%, to $426.0 million for the three months ended June 30, 2007 from $407.2 million for the three months ended June 30, 2006, reflecting our continued efforts to grow our loan portfolio, primarily commercial real estate loans. The average yield on our loan portfolio decreased eight basis points, to 6.72% for the three months ended June 30, 2007 from 6.80% for the three months ended June 30, 2006. The decrease in the average yield on loans is primarily attributable to reversing $108,000 of interest income on a loan placed on non-accrual during the three months ended June 30, 2007, partially offset by increased rates earned on loans during a period of rising market interest rates.
     Interest Expense. Interest expense increased $478,000, or 6.9%, to $7.4 million for the three months ended June 30, 2007 from $6.9 million for the three months ended June 30, 2006. The increase in interest expense resulted primarily from an increase in interest expense on certificates of deposit, partially offset by a decrease in interest expense on borrowings. Although the average balance of total interest-bearing deposits decreased for the three months ended June 30, 2007 as compared to the same prior-year period, the composition of these deposits shifted to higher-cost certificates of deposit.
     Interest expense on certificates of deposit increased $844,000, or 19.1%, to $5.3 million for the three months ended June 30, 2007 from $4.4 million for the three months ended June 30, 2006. The increase was caused by both an increase in the average balance of and the average rate we paid on certificates of deposit. The average balance of certificates of deposit increased $21.2 million, or 4.6%, to $486.0 million for the three months ended June 30, 2007 from $464.7 million for the three months ended June 30, 2006. Our customers transferred funds from savings accounts (a decrease in average balance of $71.2 million, or 17.3%, between the periods) to higher interest-paying certificates of deposit during a period of rising market interest rates. In addition, the average rate we paid on certificates of deposit increased 53 basis points to 4.34% for the three months ended June 30, 2007 from 3.81% for the three months ended June 30, 2006. We increased rates on our certificates of deposit in response to higher rates offered by our competitors.

     Interest expense on borrowings (repurchase agreements and other borrowings) decreased $374,000, or 21.6%, to $1.4 million for the three months ended June 30, 2007 from $1.7 million for the three months ended June 30, 2006. The average balance of borrowings decreased $61.8 million, or 31.2%, to $136.4 million for the three months ended June 30, 2007 from $198.2 million for the three months ended June 30, 2006. We used the proceeds from principal repayments and maturities of securities available for sale during the six months ended June 30, 2007 and the year ended December 31, 2006 to fund loan originations and deposit withdrawals and to repay maturing borrowings during the six months ended June 30, 2007. The decrease in the average balance was partially offset by a 48 basis point increase in the average rate we paid on borrowings, to 3.98% for the three months ended June 30, 2007 from 3.50% for the three months ended June 30, 2006, reflecting higher market interest rates.
     Net Interest Income. Net interest income decreased $1.2 million, or 12.4%, to $8.2 million for the three months ended June 30, 2007 from $9.4 million for the three months ended June 30, 2006. Decreases in our net interest rate spread and net interest margin offset an increase in net interest-earning assets. Our net interest rate spread decreased 33 basis points to 2.15% for the three months ended June 30, 2007 from 2.48% for the three months ended June 30, 2006, and our net interest margin decreased 19 basis points to 2.68% for the three months ended June 30, 2007 from 2.87% for the three months ended June 30, 2006. The decrease in our net interest rate spread and net interest margin were consistent with the changes in the yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would expect to experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Our average net interest-earning assets increased $18.1 million to $224.0 million for the three months ended June 30, 2007 from $205.9 million for the three months ended June 30, 2006.
     Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a quarterly basis.
     Based on our evaluation of the above factors, we recorded a provision for loan losses of $97,000 for the three months ended June 30, 2007 and a provision for loan losses of $60,000 for the three months ended June 30, 2006. We recorded net charge-offs of $822,000 and $0 for the three months ended June 30, 2007 and 2006, respectively. The charge-offs of loans during the three months end June 30, 2007 did not have a material effect on the provision for loan losses due to our having specific reserves against these loans. The allowance for loans losses was $4.7 million, or 1.12% of total loans receivable at June 30, 2007, compared to $5.1 million, or 1.22% of total loans receivable at June 30, 2006. The provision for loan losses increased between the two periods primarily due to an increase in non-performing loans, partially offset by a decrease in loan production during the three months ended June 30, 2007 compared to the same period in 2006.

     Loans held for investment, net at June 30, 2007 were $424.2 million compared to $409.2 million at December 31, 2006. Total loans were $410.5 million at June 30, 2006 compared to $387.8 million at December 31, 2005. Commercial real estate loans comprised 56.8% of the portfolio at June 30, 2007 compared to 51.3% at June 30, 2006. Non-performing loans totaled $11.7 million at June 30, 2007, compared to $7.1 million at December 31, 2006. Non-performing loans totaled $4.4 million at June 30, 2006 compared to $2.1 million at December 31, 2005. All of our nonperforming loans at June 30, 2007, were secured by real property, compared to $2.7 million, or 59.9% of nonperforming loans at June 30, 2006. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2007 and 2006.
     Non-interest Income. Non-interest income increased $416,000 to $1.4 million for the three months ended June 30, 2007 from $954,000 for the three months ended June 30, 2006. The increase was primarily attributable to an increase on gain on sale of securities transactions, net, which increased by $289,000 to $180,000 for the three months ended June 30, 2007 from a loss of $109,000 for the three months ended June 30, 2006. The increase is primarily due to favorable market value adjustments on trading securities during the three months ended June 30, 2007. Income on bank owned life insurance increased by $123,000, or 39.8%, to $432,000 for the three months ended June 30, 2007 from $309,000 for the three months ended June 30, 2006. The increase in income on bank owned life insurance was primarily due to the purchase of $7.0 million of new policies during the first quarter of 2007.
     Non-interest Expense. Non-interest expense increased $344,000, or 6.1%, to $6.0 million for the three months ended June 30, 2007 from $5.7 million for the three months ended June 30, 2006. The increase was primarily attributable to increases in the following: compensation and benefits increased by $406,000, or 14.4%, as a result of annual merit and cost of living adjustments, increases in the fair value of deferred compensation arrangements and increases in benefit costs (primarily health-care related); occupancy expenses increased by $32,000 as a result of costs associated with our name change which went into effect on January 1, 2007; and an increase in other expenses of $50,000 primarily related to allowances provided for estimated off-balance sheet credit losses associated with issued and outstanding loan commitments. As these commitments are fulfilled or expire, such amounts will reduce other non-interest expense.
     Income Tax Expense. The provision for income taxes was $1.3 million for the three months ended June 30, 2007 compared to $1.7 million for the three months ended June 30, 2006, reflecting an increase in pre-tax income. Our effective tax rate was 35.7% for the three months ended June 30, 2007 compared to 36.3% for the three months ended June 30, 2006. The decrease in the effective tax rate was primarily a result of an increase in tax-exempt income (specifically income on bank owned life insurance), as a percentage of total income and a decrease in the corporate tax rate for New York State. Effective April 2007, the State of New York reduced its tax rate from 7.5% to 7.1%.
Comparison of Operating Results for the Six Months Ended June 30, 2007 and 2006
     General. Net income increased $819,000, or 13.3%, to $7.0 million for the six months ended June 30, 2007 from $6.1 million for the six months ended June 30, 2006. The increase was caused primarily by an increase in non-interest income resulting from a $4.3 million gain on our sale of two branch offices in March 2007, partially offset by a decrease in net interest income, an increase in the provision for loan losses, an increase in non interest expense, and an increase in income taxes.

     Interest Income. Interest income decreased $1.3 million, or 4.0%, to $31.1 million for the six months ended June 30, 2007 from $32.4 million for the six months ended June 30, 2006. The decrease resulted from a $92.7 million, or 7.0%, decrease in the average balance of interest earning assets, to $1.23 billion for the six months ended June 30, 2007 from $1.32 billion for the six months ended June 30, 2006, which was partially offset by an 16 basis point increase in the average yield on interest earning assets to 5.10% for the six months ended June 30, 2007 from 4.94% for the six months ended June 30, 2006. The average rate on interest earning assets increased as we continued to reinvest our interest earning assets into higher yielding loans and shorter-term investment securities and cash equivalents, including federal funds sold and interest-bearing deposits in other financial institutions.
     Interest income on mortgage-backed securities decreased $2.8 million, or 16.4%, to $14.4 million for the six months ended June 30, 2007 from $17.3 million for the six months ended June 30, 2006. The decrease resulted from a $144.7 million, or 17.1%, decrease in average balance of mortgage-backed securities to $699.2 million for the six months ended June 30, 2007 from $843.9 million for the six months ended June 30, 2006. During the six months ended June 30, 2007 and the year ended December 31, 2006, we used the proceeds from principal repayments and maturities of securities available for sale to fund loan originations and deposit withdrawals and to repay borrowings, resulting in a lower average balance between the two periods. The average yield on mortgage-backed securities was 4.16% for the six months ended June 30, 2007 compared to 4.13% for the six months ended June 30, 2006.
     Interest income on loans increased $700,000, or 5.2%, to $14.0 million for the six months ended June 30, 2007 from $13.3 million for the six months ended June 30, 2006. The average balance of loans increased $21.4 million, or 5.3%, to $421.5 million for the six months ended June 30, 2007 from $400.1 million for the six months ended June 30, 2006, reflecting our continued efforts to grow our loan portfolio, primarily commercial real estate loans. The average yield on our loan portfolio decreased one basis points to 6.72% for the six months ended June 30, 2007 from 6.73% for the six months ended June 30, 2006. The decrease in the average yield on loans is primarily attributable to reversing $108,000 of interest income on a loan placed on non-accrual during the three months ended June 30, 2007, partially offset by increased rates earned on loan during the period of rising market interest rates.
     Interest Expense. Interest expense increased $1.3 million, or 9.9%, to $14.6 million for the six months ended June 30, 2007 from $13.3 million for the six months ended June 30, 2006. The increase in interest expense resulted from an increase in interest expense on certificates of deposit, partially offset by a decrease in interest expense on borrowings. Although the average balance of total interest-bearing deposits decreased for the six months ended June 30, 2007 compared to the same prior-year period, the composition of these deposits shifted to higher-cost certificates of deposit.
     Interest expense on certificates of deposit increased $2.5 million, or 30.7%, to $10.6 million for the six months ended June 30, 2007 from $8.1 million for the six months ended June 30, 2006. The increase was caused by both an increase in the average balance of and the average rate we paid on certificates of deposit. The average balance of certificates of deposit increased $38.6 million, or 8.5%, to $491.0 million for the six months ended June 30, 2007 from $452.4 million for the six months ended June 30, 2006. Our customers transferred funds from savings accounts (a decrease in average balance of $75.3 million, or 17.9%, between the periods) to higher interest-paying certificates of deposit during a period of rising market interest rates. In addition, the average rate we paid on certificates of deposit increased 74 basis points to 4.37% for the six months ended June 30, 2007 from 3.63% for the six months ended June 30, 2006. We increased the rates on our certificates of deposit in response to higher interest rates offered by our competitors.

     Interest expense on borrowings (repurchase agreements and other borrowings) decreased $1.1 million, or 30.2%, to $2.5 million for the six months ended June 30, 2007 from $3.6 million for the six months ended June 30, 2006. The average balance of borrowings decreased $78.4 million, or 37.5%, to $130.7 million for the six months ended June 30, 2007 from $209.2 million for the six months ended June 30, 2006. We used the proceeds from principal repayments and maturities of securities available for sale during the six months ended June 30, 2007 and the year ended December 31, 2006 to fund loan originations and deposit withdrawals and to repay maturing borrowings during the six months ended June 30, 2007. The decrease in the average balance was partially offset by a 41 basis point increase in the average rate we paid on borrowings, to 3.91% for the six months ended June 30, 2007 from 3.50% for the six months ended June 30, 2006, reflecting higher market interest rates.
     Net Interest Income. Net interest income decreased $2.6 million, or 13.6%, to $16.5 million for the six months ended June 30, 2007 from $19.1 million for the six months ended June 30, 2006. Decreases in our net interest rate spread and net interest margin offset an increase in net interest-earning assets. Our net interest rate spread decreased 36 basis points to 2.18% for the six months ended June 30, 2007 from 2.54% for the six months ended June 30, 2006, and our net interest margin decreased 21 basis points to 2.70% for the six months ended June 30, 2007 from 2.91% for the six months ended June 30, 2006. The decrease in our net interest rate spread and net interest margin were consistent with the changes in the yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would expect to experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Our average net interest-earning assets increased $14.1 million to $218.6 million for the six months ended June 30, 2007 from $204.6 million for the six months ended June 30, 2006.
     Provision for Loan Losses. We recorded a provision for loan losses of $537,000 for the six months ended June 30, 2007 as compared to a provision for loan losses of $210,000 for the six months ended June 30, 2006. We recorded net charge-offs of $836,000 and $0 for the six months ended June 30, 2007 and 2006, respectively. The charge-offs of loans during the six months end June 30, 2007 did not have a material effect on the provision for loan losses due to our having specific reserves against these loans. The allowance for loans losses was $4.7 million, or 1.12% of total loans receivable at June 30, 2007, compared to $5.1 million, or 1.22% of total loans receivable at June 30, 2006. The provision for loan losses increased for the six months ended June 30, 2007 as compared to the same prior-year period due to an increase in nonperforming loans as well as an increase in the overall loan portfolio, coupled with a continued shift in the composition of the portfolio to higher risk commercial real estate loans.
     Total loans at June 30, 2007 were $424.2 million compared to total loans of $409.2 million at December 31, 2006. Total loans were $410.5 million at June 30, 2006 compared to $387.8 million at December 31, 2005. Commercial real estate loans comprised 56.8% of the portfolio at June 30, 2007 compared to 51.3% at June 30, 2006. Non-performing loans totaled $11.7 million at June 30, 2007, compared to $7.1 million at December 31, 2006. Non-performing loans totaled $4.4 million at June 30, 2006 compared to $2.1 million at December 31, 2005. All of our nonperforming loans at June 30, 2007, were secured by real property, compared to $2.7 million, or 59.9% of nonperforming loans at June 30, 2006. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2007 and 2006.

     Non-interest Income. Non-interest income increased $4.9 million to $7.0 million for the six months ended June 30, 2007 from $2.1 million for the six months ended June 30, 2006. The increase was primarily attributable to the gain on sale of two branch offices during March 2007, which resulted in our recognizing a gain of approximately $4.3 million, an increase in income on bank owned life insurance of $203,000, and an increase in gain on securities transactions, net of $253,000. Income on bank owned life insurance increased due to the purchase of $7.0 million of new policies during the first quarter of 2007. Gain on securities transactions, net increased due to favorable market values of trading securities.
     Non-interest Expense. Non-interest expense increased $725,000, or 6.4%, to $12.0 million for the six months ended June 30, 2007 from $11.3 million for the six months ended June 30, 2006. The increase was primarily attributable to increases in the following: compensation and benefits increased by $588,000 or 9.9%, as a result of annual merit and cost of living adjustments, increases in market value of deferred compensation plans and, increases in benefit costs (primarily health-care related); occupancy expenses increased by $118,000 as a result of costs associated with our name change which went into effect on January 1, 2007; and other expenses increased $102,000, primarily related to allowances provided for estimated off-balance sheet credit losses associated with issued and outstanding loan commitments. As these commitments are fulfilled or expire, such amounts will reduce other non-interest expense.
Income Tax Expense. The provision for income taxes was $4.0 million for the six months ended June 30, 2007 compared to $3.5 million for the six months ended June 30, 2006, reflecting an increase in pre-tax income. Our effective tax rate was 36.2% for the six months ended June 30, 2007 compared to 36.6% for the six months ended June 30, 2006. The decrease in the effective tax rate was primarily a result of an increase in tax-exempt income (specifically income on bank owned life insurance), as a percentage of total income and decrease in the corporate tax rate for the State of New York. Effective April 2007, the State of New York reduced its tax rate from 7.5% to 7.1%.

FORWARD LOOKING STATEMENTS
     This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.
     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING
     Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the stock offering is completed, based upon the sale of our shares at $10.00 per share, we anticipate that the net proceeds will be between $135.0 million and $183.2 million, or $210.9 million if the stock offering is increased.
     We intend to distribute the net proceeds from the stock offering as follows:

	13,760,344 Shares		16,188,640 Shares at		18,616,936 Shares at		21,409,476 Shares
	at Minimum of		Midpoint of		Maximum of		at Adjusted Maximum
	Offering Range		Offering Range		Offering Range		of Offering Range (1)
		Percent of		Percent of		Percent of		Percent of
		Net		Net		Net		Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in Thousands)
Stock offering proceeds	$137,603		$161,886		$186,169		$214,095
Less:
Stock offering expenses, excluding sales agent commissions and expenses	1,623		1,623		1,623		1,623
Sales agent commissions and expenses	968		1,145		1,323		1,525

Net stock offering proceeds	135,012	100.00%	159,118	100.00%	183,224	100.00%	210,947	100.00%
Less:
Proceeds contributed to Northfield Bank	(67,506)	(50.00)	(79,559)	(50.00)	(91,612)	(50.00)	(105,474)	(50.00)
Proceeds used for loan to employee stock ownership plan	(12,544)	(9.29)	(14,758)	(9.27)	(16,972)	(9.26)	(19,517)	(9.25)
Proceeds contributed to charitable foundation	(3,000)	(2.22)	(3,000)	(1.89)	(3,000)	(1.64)	(3,000)	(1.42)

Proceeds retained by Northfield Bancorp, Inc.	$51,962	38.49%	$61,801	38.84%	$71,640	39.10%	$82,956	39.33%

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.
     The net proceeds may vary because total expenses relating to the stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Northfield Bank’s deposits. In all instances, Northfield Bank will receive at least 50% of the net proceeds of the stock offering.
     We are undertaking the stock offering at this time in order to increase our capital and have the capital resources available to expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The stock offering proceeds will increase our capital resources and the amount of funds available to us for lending and other investment purposes. The proceeds will also give us greater flexibility to expand our branch network and expand the products and services we offer to our customers.

     Northfield Bancorp, Inc. may use the net proceeds it retains from the stock offering:
•	to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan;

•	to contribute $3.0 million to the charitable foundation;

•	to invest in securities, either directly or through a subsidiary corporation;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•	to finance acquisitions of financial institutions, branches or other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.
     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the stock offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.
     Northfield Bank intends to invest the net proceeds it receives from the stock offering initially in short-term, liquid investments. Over time, Northfield Bank may use the proceeds that it receives from the stock offering as follows:
•	to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no material acquisitions are specifically being considered at this time;

•	to fund new loans;

•	to support new products and services;

•	to invest in securities; and

•	for general corporate purposes.
     The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain below the industry average, which may negatively affect the value of our common stock. See “Risk Factors.”

OUR POLICY REGARDING DIVIDENDS
     Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, or timing of any dividend payments. The amount of any dividend payments will depend upon a number of factors, including capital requirements, our consolidated financial condition and results of operations, strategic business investment opportunities, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, such dividends will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends.
     Pursuant to our federal charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Northfield Bancorp, Inc.—Common Stock—Distributions.” Dividends we can declare and pay will depend, in large part, upon the net proceeds of the stock offering we retain and, to a lesser extent, on the receipt of dividends from Northfield Bank. Initially, we will have no additional sources of income to support dividend payments, other than earnings from the investment of proceeds from the stock offering, and interest payments received on our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”
     Pursuant to Internal Revenue Service regulations, any payment of dividends by Northfield Bank to Northfield Bancorp, Inc. that would be deemed to be drawn from Northfield Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Northfield Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Northfield Bank does not intend to make any distribution to Northfield Bancorp, Inc. that would create such a federal tax liability. See “Federal and State Taxation.”
     Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes. We will file a consolidated tax return with Northfield Bank. Accordingly, it is anticipated that any cash distributions made by Northfield Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.
     If we pay dividends to our stockholders, we also will be required to pay dividends to Northfield Bancorp, MHC unless Northfield Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Northfield Bancorp, MHC will waive any dividends we declare. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Northfield Bancorp, MHC in the event Northfield Bancorp, MHC converts to stock form. See “Supervision and Regulation—Holding Company Regulation.”

MARKET FOR THE COMMON STOCK
     We have never issued capital stock (except for the 100 shares issued to NSB Holding Corp. in connection with our organization in 2002). We anticipate that our shares of common stock will be quoted on the Nasdaq Global Select Market under the symbol “NFBK.” We will try to have at least four market makers to make a market in our common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the stock offering, but it is under no obligation to do so. While we will attempt before completion of the stock offering to obtain commitments from at least three other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments and qualify to trade on the Nasdaq Global Select Market.
     The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the purchase of our common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that if you purchase shares of our common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE
     At March 31, 2007, Northfield Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of March 31, 2007, with regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Northfield Bank received 50% of the estimated net proceeds, and approximately 50% of the net proceeds were retained by Northfield Bancorp, Inc. Accordingly, proceeds received by Northfield Bank have been assumed to equal $67.5 million, $79.6 million, $91.6 million and $105.5 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2007, Based Upon the Sale of
			13,760,344 Shares		16,188,640 Shares at		18,616,936 Shares at		21,409,476 Shares
	Historical at		at Minimum of		Midpoint of		Maximum of		at Adjusted Maximum
	March 31, 2007		Offering Range		Offering Range		Offering Range		of Offering Range (1)
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)
	(Dollars in Thousands)
GAAP capital	$170,990	13.23%	$219,680	16.37%	$228,412	16.92%	$237,144	17.45%	$247,188	18.05%

Tangible capital:
Tangible capital (3)(4)	$165,552	12.85%	$214,242	16.02%	$222,974	16.57%	$231,706	17.10%	$241,750	17.71%
Requirement	19,327	1.50	20,058	1.50	20,189	1.50	20,320	1.50	20,470	1.50

Excess	$146,225	11.35%	$194,184	14.52%	$202,785	15.07%	$211,386	15.60%	$221,280	16.21%

Core capital:
Core capital (3)(4)	$165,552	12.85%	$214,242	16.02%	$222,974	16.57%	$231,706	17.10%	$241,750	17.71%
Requirement (5)	51,539	4.00	53,487	4.00	53,836	4.00	54,186	4.00	54,587	4.00

Excess	$114,013	8.85%	$160,755	12.02%	$169,138	12.57%	$177,520	13.10%	$187,163	13.71%

Tier I risk-based capital:
Tier I risk-based capital (3)(4)	$165,552	24.76%	$214,242	31.58%	$222,974	32.78%	$231,706	33.98%	$241,750	35.35%
Requirement (5)	26,747	4.00	27,136	4.00	27,206	4.00	27,276	4.00	27,356	4.00

Excess	$138,805	20.76%	$187,106	27.58%	$195,768	28.78%	$204,430	29.98%	$214,394	31.35%

Risk-based capital:
Risk-based capital (4)(6)	$171,189	25.60%	$219,879	32.41%	$228,611	33.61%	$237,343	34.81%	$247,387	36.17%
Requirement	53,494	8.00	54,273	8.00	54,413	8.00	54,552	8.00	54,713	8.00

Excess	$117,695	17.60%	$165,606	24.41%	$174,198	25.61%	$182,791	26.81%	$192,674	28.17%

Reconciliation of capital infused into Northfield Bank:
Net proceeds			$67,506		$79,559		$91,612		$105,474
Less:
Common stock acquired by employee stock ownership plan			(12,544)		(14,758)		(16,972)		(19,517)
Common stock acquired by stock-based benefit plans			(6,272)		(7,379)		(8,486)		(9,759)

Pro forma increase in GAAP and regulatory capital			$48,690		$57,422		$66,154		$76,198

(footnotes on following page)

(footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	Based on pre-stock offering adjusted total assets of $1.3 billion for purposes of the tangible and core capital requirements, and risk-weighted assets of $668.7 million for purposes of the risk-based capital requirement.

(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma capital levels assume that we fund the stock-based benefit plans with purchases in the open market of 1.96% of the outstanding shares of common stock following the stock offering (including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC) at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to Northfield Bank Foundation) with funds we lend. Northfield Bank’s pro forma regulatory capital and capital under GAAP have been reduced by the amount required to fund both of these plans and the cash contribution to Northfield Bank Foundation. See “Management” for a discussion of the stock-based benefit plans and employee stock ownership plan. We may award shares of common stock under one or more stock-based benefit plans in excess of 1.96% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of this amount are obtained through stock repurchases. Accordingly, we may increase the awards beyond the amounts reflected in this table.

(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation—Standards for Safety and Soundness” and “Capital Requirements,” respectively.

(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION
     The following table presents our historical consolidated capitalization at March 31, 2007, and our pro forma consolidated capitalization after giving effect to the stock offering, based upon the sale of the number of shares of common stock indicated in the table. The shares of common stock acquired by the employee stock ownership plan and the shares of common stock expected to be acquired by the stock-based benefit plan (which cannot be adopted earlier than six months following the completion of the stock offering) are reflected as reductions to pro forma stockholders’ equity. Additionally, pro forma stockholders’ equity has been reduced by estimated stock offering expenses.

	Pro Forma Consolidated Capitalization at March 31, 2007
	Based Upon the Sale for $10.00 Per Share of
					21,409,476
		13,760,344	16,188,640	18,616,936	Shares at
		Shares at	Shares at	Shares at	Adjusted
	Historical	Minimum of	Midpoint of	Maximum of	Maximum of
	Consolidated	Offering	Offering	Offering	Offering
	Capitalization	Range	Range	Range	Range (1)
	(Dollars in Thousands)
Deposits (2)	$966,491	$966,491	$966,491	$966,491	$966,491
Borrowings (3)	139,507	139,507	139,507	139,507	139,507

Total deposits and borrowings	$1,105,998	$1,105,998	$1,105,998	$1,105,998	$1,105,998

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value per share, 90,000,000 shares authorized; shares to be issued as reflected `	—	320	376	433	498
Additional paid-in capital (4)	510	141,602	166,782	191,960	220,917
Retained earnings	182,424	182,424	182,424	182,424	182,424
Less:
After-tax expense of contribution to charitable foundation (5)	—	(5,640)	(6,318)	(6,995)	(7,775)
Common stock acquired by employee stock ownership plan (6)	—	(12,544)	(14,758)	(16,972)	(19,517)
Common stock acquired by stock-based benefit plans (7)	—	(6,272)	(7,379)	(8,486)	(9,759)
Accumulated other comprehensive loss	(11,944)	(11,944)	(11,944)	(11,944)	(11,944)

Total stockholders’ equity (8)	$170,990	$287,946	$309,183	$330,420	$354,844

Pro forma shares outstanding:
Total shares outstanding (9)		32,000,800	37,648,000	43,295,200	49,789,479
Shares issued to Northfield Bancorp, MHC (9)		17,600,440	20,706,400	23,812,360	27,384,214
Shares offered for sale		13,760,344	16,188,640	18,616,936	21,409,476
Shares issued to charitable foundation		640,016	752,960	865,904	995,789

Total stockholders’ equity as a percentage of pro forma total assets	13.23%	20.42%	21.60%	22.75%	24.03%

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	Includes securities sold under agreements to repurchase. See “Business of Northfield Bank—Sources of Funds—Borrowings.”
(footnotes continued on following page)

(continued from previous page)

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds plus the market value of the shares issued to the charitable foundation at the offering price of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to stock options granted under one or more stock-based benefit plans that we intend to adopt. The stock issuance plan permits us to adopt one or more stock-based benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Northfield Bancorp, MHC. The stock-based benefit plans will not be implemented for at least six months after the stock offering and until they have been approved by our stockholders.

(5)	Represents the expense of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6)	Assumes that 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to Northfield Bank Foundation) will be purchased by the employee stock ownership plan with funds that we will lend. The shares of common stock acquired by the employee stock ownership plan are reflected as a reduction of stockholders’ equity. Northfield Bank will provide the funds to repay the employee stock ownership plan loan. See “Management — Benefit Plans.”

(7)	Assumes that subsequent to the stock offering, 1.96% of the outstanding shares of common stock (including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC) are purchased (with funds we provide) by the stock-based benefit plans in the open market at a price equal to the price for which the shares are sold in the stock offering. The shares of common stock to be purchased by the stock-based benefit plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits us to adopt one or more stock-based benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Northfield Bancorp, MHC. The stock-based benefit plans will not be implemented for at least six months after the stock offering and until they have been approved by stockholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans. We may award shares of common stock under one or more stock-based benefit plans in excess of 1.96% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, and the shares used to fund the plans in excess of this amount are obtained through stock repurchases. Accordingly, we may increase the awards beyond the amounts reflected in this table.

(8)	Historical total stockholders’ equity at March 31, 2007 equals GAAP capital.

(9)	We issued 100 shares of our common stock in connection with our organization in 2002. These shares will continue to be outstanding following the stock offering.

PRO FORMA DATA
     We cannot determine the actual net proceeds from the sale of the shares of common stock until the stock offering is completed. However, based upon the following assumptions, we estimate that net proceeds will be between $135.0 million and $183.2 million, or $210.9 million if the offering range is increased:
•	we will sell all shares of common stock in the subscription offering;

•	our employee stock ownership plan will purchase 3.92% of the shares of common stock to be outstanding upon the completion of the stock offering (including shares issued to Northfield Bank Foundation) with a loan from Northfield Bancorp, Inc. Northfield Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal and interest;

•	we will contribute $3.0 million in cash to the Northfield Bank Foundation;

•	expenses of the stock offering, other than fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $1.6 million;

•	400,000 shares of common stock will be purchased by our executive officers and directors and their immediate families; and

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.80% of the aggregate purchase price of the shares sold in the stock offering, excluding any shares contributed to the charitable foundation and shares purchased by any employee benefit plans and any of our directors, officers or employees or members of their immediate families.

     We calculated our pro forma consolidated net income and stockholders’ equity for the three months ended March 31, 2007 and for the year ended December 31, 2006 as if the shares of common stock had been sold at the beginning of the relevant period and the net proceeds had been invested at 4.90% for the three months ended March 31, 2007 and for the year ended December 31, 2006, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield at March 30, 2007. We believe this rate reflects more accurately a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on our interest-earning assets and the cost of deposits for these periods. We assumed a combined tax rate of 40.0% for each of the three months ended March 31, 2007 and the year ended December 31, 2006. This results in an annualized after-tax yield of 2.94% for the three months ended March 31, 2007 and for the year ended December 31, 2006, respectively.
     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
     The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire an amount of shares of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC) at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock-based benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Northfield Bancorp, MHC.

     We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Northfield Bancorp, MHC and to Northfield Bank Foundation). In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.20 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 13.73% for the shares of common stock based on an index of publicly traded mutual holding companies, a dividend yield of 0%, an expected option life of 7.5 years and a risk-free interest rate of 4.54%. The stock issuance plan provides that we may grant awards of stock options under one or more stock-based benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Northfield Bancorp, MHC.
     We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering and shares used to fund the plans in excess of the foregoing percentages are obtained through stock repurchases. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.
     As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Northfield Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.
     The pro forma table does not give effect to:
•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

     The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets or tax bad debt reserves in the event we are liquidated.

At or For the Three Months Ended March 31, 2007
Based Upon the Sale at $10.00 Per Share of
21,409,476 Shares
13,760,344	16,188,640	18,616,936	at Adjusted
Shares at	Shares at	Shares at	Maximum of
Minimum of	Midpoint of	Maximum of	Offering
Offering Range	Offering Range	Offering Range	Range (1)
(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of stock offering	$137,603	$161,886	$186,169	$214,095
Plus: market value of shares issued to charitable foundation	6,400	7,530	8,659	9,958

Market value of stock offering and charitable foundation shares	$144,003	$169,416	$194,828	$224,053

Gross proceeds of stock offering	$137,603	$161,886	$186,169	$214,095
Less: expenses	(2,591)	(2,768)	(2,945)	(3,148)

Estimated net proceeds	135,012	159,118	183,224	210,947
Less: cash contribution to charitable foundation	(3,000)	(3,000)	(3,000)	(3,000)
Common stock acquired by employee stock ownership plan (2)	(12,544)	(14,758)	(16,972)	(19,517)
Common stock awarded under stock-based benefit plans (3)	(6,272)	(7,379)	(8,486)	(9,759)

Estimated net proceeds after adjustment for charitable foundation and stock benefit plans	$113,196	$133,981	$154,766	$178,671

For the Three Months Ended March 31, 2007:
Net income:
Historical	$4,693	$4,693	$4,693	$4,693
Pro forma adjustments:
Income on adjusted net proceeds	832	985	1,138	1,313
Employee stock ownership plan (2)	(63)	(74)	(85)	(98)
Options awarded under stock-based benefit plans (5)	(251)	(295)	(339)	(390)
Shares awarded under stock-based benefit plans (3)(4)	(188)	(221)	(255)	(293)

Pro forma net income (6)	$5,023	$5,088	$5,152	$5,225

Net income per share:
Historical	$0.15	$0.13	$0.11	$0.10
Pro forma adjustments:
Income on adjusted net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan (2)	—	—	—	—
Options awarded under stock-based benefit plans (5)	(0.01)	(0.01)	(0.01)	(0.01)
Shares awarded under stock-based benefit plans (3)(4)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (2)(3)(4)(5)(6)	$0.16	$0.14	$0.12	$0.11

Offering price to pro forma net income per share	15.63	x	17.86	x	20.83	x	22.73	x
Shares considered outstanding in calculating historical and pro forma net income per share (7)	30,756,823	36,184,497	41,612,172	47,853,997

At March 31, 2007:
Stockholders’ equity:
Historical	$170,990	$170,990	$170,990	$170,990
Estimated net proceeds	135,012	159,118	183,224	210,947
Contribution to charitable foundation	6,400	7,530	8,659	9,958
Less:
After-tax effect of contribution to charitable foundation	(5,640)	(6,318)	(6,995)	(7,775)
Common stock acquired by employee stock ownership plan (2)	(12,544)	(14,758)	(16,972)	(19,517)
Common stock awarded under stock-based benefit plans (3)(4)	(6,272)	(7,379)	(8,486)	(9,759)

Pro forma stockholders’ equity (8)	$287,946	$309,183	$330,420	$354,844

(Footnotes begin on second following page)

	At or For the Three Months Ended March 31, 2007
	Based Upon the Sale at $10.00 Per Share of
				21,409,476 Shares
	13,760,344			at Adjusted
	Shares at	16,188,640 Shares	18,616,936 Shares	Maximum of
	Minimum of	at Midpoint of	at Maximum of	Offering
	Offering Range	Offering Range	Offering Range	Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Stockholders’ equity per share:
Historical	$5.35	$4.54	$3.95	$3.44
Estimated net proceeds	4.22	4.23	4.23	4.24
Contributions issued to charitable foundation	0.20	0.20	0.20	0.20
Less:
After-tax effect of contribution to charitable foundation	(0.18)	(0.17)	(0.16)	(0.16)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock awarded under stock-based benefit plans (3)(4)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(5)(6)(8)	$9.00	$8.21	$7.63	$7.13

Offering price as percentage of pro forma stockholders’ equity per share	111.11%	121.80%	131.06%	140.25%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	32,000,800	37,648,000	43,295,200	49,789,479
Charitable foundation ownership	2.00%	2.00%	2.00%	2.00%
Public ownership	43.00%	43.00%	43.00%	43.00%
Mutual holding company ownership	55.00%	55.00%	55.00%	55.00%

(1)	As adjusted to give effect to an increase in the number of shares outstanding after the stock offering, which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	It is assumed that 3.92% of the shares to be outstanding upon completion of the stock offering (including shares issued to Northfield Bank Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, funds used to acquire such shares are assumed to have been borrowed from us by the employee stock ownership plan with a loan with a 30-year term. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Northfield Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Northfield Bank’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest. The pro forma net income information makes the following assumptions:

(i) Northfield Bank’s contribution to the employee stock ownership plan was made at the end of the period;

(ii)     10,454, 12,298, 14,143 and 16,265 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively were committed to be released during the three months ended March 31, 2007, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and

(iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the stock offering. We have assumed that the plans acquire a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 5% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the three months ended March 31, 2007. It is expected that Northfield Bancorp, Inc. will contribute the funds used by the stock-based benefit plans to purchase the shares. There can be no assurance that the actual purchase price of the shares granted under the stock-based benefit plans will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares, our stockholders’ ownership interest would be diluted by approximately 1.92%. The effect on pro forma net income per share is not material.

The following table shows pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
	Minimum of	Midpoint of	Maximum of	Offering
At March 31, 2007	Offering Range	Offering Range	Offering Range	Range
Pro forma stockholders’ equity per share	$9.02	$8.25	$7.68	$7.18
(footnotes continued on following page)

(continued from previous page)

(4)	We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, and shares used to fund the plans in excess of the foregoing percentages are obtained through stock repurchases. Accordingly, we may increase the awards beyond the amounts reflected in this table. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

(5)	Gives effect to the granting of options pursuant to one or more stock-based benefit plans, which are expected to be adopted by Northfield Bancorp, Inc. following the stock offering and presented to stockholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 4.90% of outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation). In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.20 for each option and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares of common stock used to satisfy the exercise of options under the stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our stockholders’ ownership interest would be diluted by up to 4.7%.

(6)	Does not give effect to the non-recurring expense that will be recognized during 2007 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the three months ended March 31, 2007.

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
For the Three Months	Minimum of	Midpoint of	Maximum of	Offering
Ended March 31, 2007	Offering Range	Offering Range	Offering Range	Range
	(In thousands, except per share amounts)
After-tax expense of contribution to charitable foundation	$(5,640)	$(6,318)	$(6,995)	$(7,775)
Pro forma net income	(617)	(1,230)	(1,843)	(2,550)
Pro forma net income per share	(0.02)	(0.03)	(0.04)	(0.05)

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)	Shares considered outstanding in calculating historical and pro forma net income per share is calculated by taking total shares outstanding at each level of the offering range excluding shares held by the employee stock ownership plan and, in accordance with SOP 93-6, adding back employee stock ownership plan shares that are committed to be released, as follows:

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
For the Three Months	Minimum of	Midpoint of	Maximum of	Offering
Ended March 31, 2007	Offering Range	Offering Range	Offering Range	Range
Total shares outstanding	32,000,800	37,648,000	43,295,200	49,789,479
Total shares held by employee stock ownership plan	(1,254,431)	(1,475,801)	(1,697,171)	(1,951,747)
Employee stock ownership plan shares committed to be released	10,454	12,298	14,143	16,265

Shares considered outstanding in calculating historical and pro forma net income per share	30,756,823	36,184,497	41,612,172	47,853,997

(8)	The retained earnings of Northfield Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation — Federal Banking Regulation.”

At or For the Year Ended December 31, 2006
Based Upon the Sale at $10.00 Per Share of
21,409,476 Shares
13,760,344	16,188,640	18,616,936	at Adjusted
Shares at	Shares at	Shares at	Maximum of
Minimum of	Midpoint of	Maximum of	Offering
Offering Range	Offering Range	Offering Range	Range (1)
(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of stock offering	$137,603	$161,886	$186,169	$214,095
Plus: market value of shares issued to charitable foundation	6,400	7,530	8,659	9,958

Market value of stock offering and charitable foundation shares	$144,003	$169,416	$194,828	$224,053

Gross proceeds of stock offering	$137,603	$161,886	$186,169	$214,095
Less: expenses	(2,591)	(2,768)	(2,945)	(3,148)

Estimated net proceeds	135,012	159,118	183,224	210,947
Less: cash contribution to charitable foundation	(3,000)	(3,000)	(3,000)	(3,000)
Common stock acquired by employee stock ownership plan (2)	(12,544)	(14,758)	(16,972)	(19,517)
Common stock awarded under stock-based benefit plans (3)	(6,272)	(7,379)	(8,486)	(9,759)

Estimated net proceeds after adjustment for charitable foundation and stock benefit plans	$113,196	$133,981	$154,766	$178,671

For the Year Ended December 31, 2006:
Net income:
Historical	$10,842	$10,842	$10,842	$10,842
Pro forma adjustments:
Income on adjusted net proceeds	3,328	3,939	4,550	5,253
Employee stock ownership plan (2)	(251)	(295)	(339)	(390)
Options awarded under stock-based benefit plans (5)	(1,004)	(1,181)	(1,358)	(1,561)
Shares awarded under stock-based benefit plans (3)(4)	(753)	(885)	(1,018)	(1,171)

Pro forma net income (6)	$12,162	$12,420	$12,677	$12,973

Net income per share:
Historical	$0.35	$0.29	$0.25	$0.22
Pro forma adjustments:
Income on adjusted net proceeds	0.11	0.11	0.11	0.11
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Options awarded under stock-based benefit plans (5)	(0.03)	(0.03)	(0.03)	(0.03)
Shares awarded under stock-based benefit plans (3)(4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (2)(3)(4)(5)(6)	$0.40	$0.34	$0.30	$0.27

Offering price to pro forma net income per share	25.00	x	29.41	x	33.33	x	37.04	x
Shares considered outstanding in calculating historical and pro forma net income per share (7)	30,788,183	36,221,392	41,654,601	47,902,790

At December 31, 2006:
Stockholders’ equity:
Historical	$163,994	$163,994	$163,994	$163,994
Estimated net proceeds	135,012	159,118	183,224	210,947
Contribution to charitable foundation	6,400	7,530	8,659	9,958
Less:
After-tax effect of contribution to charitable foundation	(5,640)	(6,318)	(6,995)	(7,775)
Common stock acquired by employee stock ownership plan (2)	(12,544)	(14,758)	(16,972)	(19,517)
Common stock awarded under stock-based benefit plans (3)(4)	(6,272)	(7,379)	(8,486)	(9,759)

Pro forma stockholders’ equity (8)	$280,950	$302,187	$323,424	$347,848

(Footnotes begin on following page)

	At or For the Year Ended December 31, 2006
	Based Upon the Sale at $10.00 Per Share of
				21,409,476 Shares
	13,760,344	16,188,640	18,616,936	at Adjusted
	Shares at	Shares at	Shares at	Maximum of
	Minimum of	Midpoint of	Maximum of	Offering
	Offering Range	Offering Range	Offering Range	Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Stockholders’ equity per share:
Historical	$5.13	$4.36	$3.79	$3.30
Estimated net proceeds	4.22	4.23	4.23	4.24
Contributions issued to charitable foundation	0.20	0.20	0.20	0.20
Less:
After-tax effect of contribution to charitable foundation	(0.18)	(0.17)	(0.16)	(0.16)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock awarded under stock-based benefit plans (3)(4)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(4)(5)(6)(8)	$8.78	$8.03	$7.47	$6.99

Offering price as percentage of pro forma stockholders’ equity per share	113.90%	124.53%	133.87%	143.06%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	32,000,800	37,648,000	43,295,200	49,789,479
Charitable foundation ownership	2.00%	2.00%	2.00%	2.00%
Public ownership	43.00%	43.00%	43.00%	43.00%
Mutual holding company ownership	55.00%	55.00%	55.00%	55.00%

(1)	As adjusted to give effect to an increase in the number of shares outstanding after the stock offering, which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	It is assumed that 3.92% of the shares to be outstanding upon completion of the stock offering (including shares issued to Northfield Bank Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, funds used to acquire such are assumed to have been borrowed from us by the employee stock ownership plan with a loan with a 30-year term. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Northfield Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Northfield Bank’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest. The pro forma net income information makes the following assumptions:

(i) Northfield Bank’s contribution to the employee stock ownership plan was made at the end of the period;

(ii)     41,814, 49,193, 56,572 and 65,058 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively were committed to be released during the year ended December 31, 2006, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and

(iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the stock offering. We have assumed that the plans acquire a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to Northfield Bank Foundation and to Northfield Bancorp, MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2006. It is expected that Northfield Bancorp, Inc. will contribute the funds used by the stock-based benefit plans to purchase the shares. There can be no assurance that the actual purchase price of the shares granted under the stock-based benefit plans will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares, our stockholders’ ownership interest would be diluted by approximately 1.92%. The effect on pro forma net income per share is not material.

The following table shows pro forma stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
	Minimum of	Midpoint of	Maximum of	Offering
At December 31, 2006	Offering Range	Offering Range	Offering Range	Range
Pro forma stockholders’ equity per share	$8.80	$8.06	$7.52	$7.04
(footnotes continued on following page)

(continued from previous page)

(4)	We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, and shares used to fund the plans in excess of the foregoing percentages are obtained through stock repurchases. Accordingly, we may increase the awards beyond the amounts reflected in this table. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

(5)	Gives effect to the granting of options pursuant to one or more stock-based benefit plans, which are expected to be adopted by Northfield Bancorp, Inc. following the stock offering and presented to stockholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 4.90% of outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation). In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.20 for each option and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares of common stock used to satisfy the exercise of options under the stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our stockholders’ ownership interest would be diluted by up to 4.7%.

(6)	Does not give effect to the non-recurring expense that will be recognized during 2007 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the year ended December 31, 2006.

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
For the Year	Minimum of	Midpoint of	Maximum of	Offering
Ended December 31, 2006	Offering Range	Offering Range	Offering Range	Range
	(In thousands, except per share amounts)
After-tax expense of contribution to charitable foundation	$(5,640)	$(6,318)	$(6,995)	$(7,775)
Pro forma net income	6,522	6,102	5,682	5,198
Pro forma net income per share	0.21	0.17	0.14	0.11

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 40.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(7)	Shares considered outstanding in calculating historical and pro forma net income per share is calculated by taking total shares outstanding at each level of the offering range excluding shares held by the employee stock ownership plan and, in accordance with SOP 93-6, adding back employee stock ownership plan shares that are committed to be released, as follows:

				21,409,476
				Shares at
	13,760,344	16,188,640	18,616,936	Adjusted
	Shares at	Shares at	Shares at	Maximum of
For the Year	Minimum of	Midpoint of	Maximum of	Offering
Ended December 31, 2006	Offering Range	Offering Range	Offering Range	Range
Total shares outstanding	32,000,800	37,648,000	43,295,200	49,789,479
Total shares held by employee stock ownership plan	(1,254,431)	(1,475,801)	(1,697,171)	(1,951,747)
Employee stock ownership plan shares committed to be released	41,814	49,193	56,572	65,058

Shares considered outstanding in calculating historical and pro forma net income per share	30,788,183	36,221,392	41,654,601	47,902,790

(8)	The retained earnings of Northfield Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation — Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION
     As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, FinPro, Inc. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $320.0 million, $376.5 million, $433.0 million and $497.9 million with the charitable foundation, as compared to $334.1 million, $393.0 million, $452.0 million and $519.7 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2006 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at December 31, 2006, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With		Without		With		Without		With		Without		With		Without
	Foundation		Foundation		Foundation		Foundation		Foundation		Foundation		Foundation		Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$137,603		$150,323		161,886		$176,850		$186,169		$203,378		$214,095		$233,884
Pro forma market capitalization of stock offering and charitable foundation	144,003		150,323		169,416		176,850		194,828		203,378		224,053		233,884
Estimated full value	320,008		334,050		376,480		393,000		432,952		451,950		497,895		519,743
Total assets	1,409,862		1,420,898		1,431,099		1,443,764		1,452,336		1,466,633		1,476,760		1,492,930
Total liabilities	1,121,916		1,121,916		1,121,916		1,121,916		1,121,916		1,121,916		1,121,916		1,121,916
Pro forma stockholders’ equity	287,946		298,982		309,183		321,848		330,420		344,717		354,844		371,014
Pro forma net income	5,023		5,111		5,088		5,186		5,152		5,561		5,225		5,348
Pro forma stockholders’ equity per share	9.00		8.95		8.21		8.19		7.63		7.63		7.13		7.14
Pro forma net income per share	0.16		0.16		0.14		0.14		0.12		0.12		0.11		0.11
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	111.11%		111.73%		121.80%		122.10%		131.06%		131.06%		140.25%		140.06%
Offering price to pro forma net income per share	15.63	x	15.63	x	17.86	x	17.86	x	20.83	x	20.83	x	22.73	x	22.73	x
Pro forma financial ratios:
Return on assets	1.43%		1.44%		1.42%		1.44%		1.42%		1.43%		1.42%		1.43%
Return on equity	6.98		6.84		6.58		6.45		6.24		6.10		5.89		5.77
Equity to assets	20.42		21.04		21.60		22.29		22.75		23.50		24.03		24.85

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at March 31, 2007, December 31, 2006 and 2005 and our consolidated results of operations for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus.
Overview
     Prior to 2002, we focused primarily on generating lower-cost deposits and investing such funds in investment securities, mainly mortgage-backed securities. In addition, to a lesser extent, we borrowed funds and invested such borrowings in investment securities. At December 31, 2002, the carrying value of our securities available-for-sale and held-to-maturity was $846.9 million, or 64.8% of total assets. In 2002, we began to emphasize originating higher yielding commercial real estate loans. Total loans were $302.7 million, or 23.1% of total assets, at December 31, 2002, with $185.8 million, or 61.4% of the portfolio, consisting of one- to four-family residential mortgage loans. At March 31, 2007, total loans were $427.4 million, or 33.1% of total assets, with $229.2 million or 53.6% of the portfolio consisting of commercial real estate loans. Our loan portfolio has continued to grow but at slower rates than we experienced in 2004 and 2005. Non-interest expenses have increased substantially since 2003 to support our lending initiatives, to enhance our operating infrastructure, and to address increasing regulatory mandates related to the Bank Secrecy Act and other compliance-related laws and regulations.
     Beginning in 2004 and continuing through 2006, the yield curve (which is the graphic depiction of interest rate yields of different maturity bonds of the same credit quality and type) continued to flatten. Interest rates on shorter-term instruments increased faster than interest rates on longer-term bonds. Eventually the yield curve inverted, with the interest rates on shorter-term instruments exceeding those of longer-term bonds. Due to the leveling and eventual inversion of the yield curve, we have focused on using excess cash flows to repay borrowings instead of continuing leveraging programs that, under current market interest rates, would be only marginally profitable and would subject us to significant interest rate risk. Since 2005, our investment securities have continued to either mature or prepay and such amounts have been utilized to fund higher yielding loan demand, maturing borrowings and higher cost deposit outflows, primarily certificates of deposit. To the extent cash flows from investment securities exceed these needs, we have invested such funds into higher yielding, short-term investments, including federal funds sold, deposits in other financial institutions and to a lesser extent, mortgage-backed securities and investment-grade corporate bonds.
     To more clearly communicate our emphasis on servicing the needs of our commercial customers, while maintaining a retail banking focus, we changed our name to Northfield Bank from Northfield Savings Bank, effective January 1, 2007.
Anticipated Increase in Non-Interest Expense
     Following the completion of the stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company, increased compensation expenses associated with our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our stockholders.

     Assuming that 21,409,476 shares of common stock are sold in the stock offering (the adjusted maximum of the offering range):
•	The employee stock ownership plan will acquire 1,951,747 shares of common stock with a $19.5 million loan that is expected to be repaid over 30 years, resulting in an average annual pre-tax expense of approximately $651,000 (assuming that the common stock maintains a value of $10.00 per share).

•	The stock-based benefit plans would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation), or 2,439,684 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 4.54% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 13.73% (based on an index of publicly traded mutual holding companies), the estimated grant-date fair value of the options (and corresponding pre-tax expense to us) using a Black-Scholes option pricing analysis is $3.20 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $1.6 million.

•	The stock-based benefit plans would award a number of shares of common stock equal to 1.96% of the outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation), or 975,873 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $2.0 million.
     The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of our common stock as shares are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, any increases in our stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards under the stock-based benefit plans will be determined by the fair market value of the common stock on the grant date, which may be greater than $10.00 per share, and the actual expense of stock options under the stock-based benefit plans will be based on the grant-date fair value of the options, which will be affected by a number of factors, including the market value of our common stock, the term and vesting period of the stock options, our dividend yield and other valuation assumptions contained in the option pricing model that we ultimately use.
     We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares of common stock used to fund the plans in excess of these percentages are obtained through stock repurchases. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies
     Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are the following:
     Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable and reasonably estimatable credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and, therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.
     The allowance for loan losses has been determined in accordance with GAAP. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.
     Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are deemed impaired. Management has defined an impaired loan to be a loan for which it is probable, based on current information, that the company will not collect all amounts due in accordance with the contractual terms of the loan agreement. Homogeneous loans collectively evaluated for impairment, such as smaller balance loans, are excluded from the impaired loan definition. We have defined the population of impaired loans to be all non-accrual loans with an outstanding balance of $500,000 or greater. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the estimated fair value of the collateral, if the loan is collateral dependent, or the present value of the expected future cash flows, if the loan is not collateral dependent. Management performs a detailed evaluation of each impaired loan and adjusts estimated fair values to appropriately consider existing market conditions and costs to dispose of any supporting collateral.
     The second component of the allowance for loan losses is the general allocation. This assessment is performed on a portfolio basis, excluding impaired loans, with loans being grouped into similar risk characteristics, primarily loan type, loan-to-value (if collateral dependent) and delinquency status. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience as adjusted for our qualitative assessment of relevant changes related to: underwriting standards; delinquency trends; collection, charge-off and recovery practices; the nature or volume of the loan portfolio; lending staff; concentration of loan type; current economic conditions; and other relevant factors considered appropriate by management for consideration. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

     On a quarterly basis, management reviews the current status of various loan assets in order to evaluate the adequacy of the allowance for loan losses. As part of this evaluation process, impaired loans are analyzed to determine their potential risk of loss. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value. This appraised value is then adjusted to reflect current market- and property-specific conditions, and includes estimated liquidation expenses.
     This quarterly process is performed by credit administration and approved by the Chief Lending Officer. The Chief Financial Officer performs a final review of the calculation. All supporting documentation with regard to the evaluation process is maintained by credit administration. A summary of the allowance for loan losses is presented by the Chief Lending Officer to the Board of Directors on a quarterly basis.
     We have a concentration of loans secured by real property located in New York and New Jersey. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the collateral. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the economy generally, and a decline in real estate market values in New York or New Jersey. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions.
     Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if future economic or other conditions differ substantially from the current operating environment. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Office of Thrift Supervision, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of their examination.
     We also maintain an allowance for estimated losses on off-balance sheet credit risks related to loan commitments and standby letters of credit. Management utilizes a methodology similar to its allowance for loan loss methodology to estimate losses on these commitments. The allowance for estimated credit losses on these commitments is included in other liabilities and any changes to the allowance are recorded as a component of other non-interest expense.

     Intangible Assets. Acquisitions accounted for under purchase accounting must follow SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires us to record as assets on our financial statements goodwill, an unidentifiable intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired. Net assets acquired include identifiable intangible assets such as core deposit intangibles and non-compete agreements. Under SFAS No. 142, we evaluate goodwill for impairment on an annual basis (December 31) and more often if circumstances warrant, and we will reduce its carrying value through a charge to earnings if impairment exists. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates that we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affect their value or estimated lives could have a material adverse impact on our results of operations. As of March 31, 2007, our intangible assets consisted of goodwill and core deposit intangibles of $16.2 million and $1.2 million, respectively.
     Securities Impairment. We periodically perform analyses to determine whether there has been an other-than-temporary decline in the value of one or more of our securities. Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in stockholder’s equity. Our trading securities portfolio is reported at estimated fair value. Our held-to-maturity securities portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether such decline is other-than-temporary. If such decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates.
     Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a quarterly basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. Such a valuation allowance would be established through a charge to income tax expense that would adversely affect our operating results.
Business Strategy
     Our business strategy is to operate as a profitable community-oriented financial institution dedicated to providing personal service to our individual and business customers. Over the past several years, we have emphasized the origination of commercial real estate loans, real estate construction and land development loans, and commercial and industrial loans, and we intend to increase our origination of these loans in the future. In addition, we intend to expand our branch network through acquisitions and de novo branching. We cannot assure you that we will successfully implement our business strategy.

     Highlights of our business strategy are as follows:
•	Remaining a Community-Oriented Financial Institution. We were established in 1887 and have been operating continuously since that time, growing through internal growth and acquisitions, the latest being our acquisition of Liberty Bancorp, Inc., which occurred in 2002. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services from our main office and 17 additional branch offices.

•	Continuing our Recent Focus on Commercial Real Estate Lending and Construction and Land Lending. We intend to continue to increase our origination of higher-yielding commercial real estate loans and construction and land development loans. These loans generally are originated with adjustable interest rates and/or shorter terms, which assists us in managing our interest rate risk. To support this initiative we have hired four commercial lending officers since 2005, increased our commercial lending profile through marketing, and more actively pursued commercial deposit relationships. We originated $81.1 million of commercial real estate loans and $23.2 million of construction and land loans during the year ended December 31, 2006. At March 31, 2007 our commercial real estate loans totaled $229.2 million, or 53.6% of total loans, compared to $207.7 million, or 50.8% of total loans at December 31, 2006, and $165.7 million, or 42.7% of total loans at December 31, 2005. Our construction and land loans totaled $52.5 million at March 31, 2007, and $52.1 million and $52.9 million at December 31, 2006 and 2005, respectively. The additional capital raised in the stock offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. Originating more commercial real estate loans and construction and land loans exposes us to increased risks, as discussed in the Risk Factors section of this prospectus.

•	Expanding our Branch Network. We currently operate from 18 full-service banking offices. We intend to evaluate new branch expansion opportunities, through acquisitions and de novo branching, to expand our presence within and outside our primary market area, including Brooklyn, New York and the State of New Jersey. In addition, we intend to evaluate acquisitions of other financial institutions, as opportunities present themselves. In conjunction with this expansion strategy, we may dispose of underperforming or overlapping branches if appropriate. Currently, we do not have any plans or arrangements to acquire other financial institutions or dispose of existing branch offices. We would like to expand our branch office network by at least one de novo branch office per year with a focus on our existing market area. However, we have not identified a specific location for our next branch office.

•	Increasing our Origination of Home Equity Loans and Lines of Credit. The competition for conventional first mortgage loans in our market area is intense. In the current inverted yield curve environment where short-term interest rates exceed long-term rates, we intend to increase our emphasis on the origination of home equity loans and lines of credit, which typically have adjustable rates and shorter terms than conventional first mortgage loans. Pricing of such loans remains competitive, but the product type allows for greater flexibility in developing a pricing strategy.

•	Maintaining High Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, and primarily originating loans secured by real estate. We will continue to emphasize high quality assets as we expand our lending. Our non-performing assets at March 31, 2007 were $8.9 million, or 0.69% of total assets, compared to $7.1 million or 0.55% of total assets at December 31, 2006, and $2.1 million or 0.15% of total assets at December 31, 2005.

•	Purchasing Investment Securities. We invest in securities versus mortgage loans depending on the relative returns available for each type of investment. The additional capital raised in the offering will increase our ability to purchase investment securities and, if opportunities exist, to borrow against our capital and purchase additional investment securities, commonly referred to as leveraging, in an effort to increase our return on equity. Leveraging can expose a company to greater interest rate risk in a rising interest rate environment, and there can be no assurances that a leveraging strategy would be successful in increasing our return on equity.
Comparison of Financial Condition at March 31, 2007 and December 31, 2006
     Total assets decreased $1.8 million to $1.293 billion at March 31, 2007 from $1.295 billion at December 31, 2006. The decrease was primarily the result of a decrease in securities available for sale, partially offset by an increase in loans held for investment.
     Cash and cash equivalents (cash and due from banks, interest-bearing deposits in other financial institutions and federal funds sold) decreased $11.8 million, or 19.5%, to $48.8 million at March 31, 2007 from $60.6 million at December 31, 2006. This decrease was primarily attributable to our selling two branch offices (including related deposit relationships) in March 2007, and our using cash and cash equivalents to fund loan growth. These cash needs were partially offset by an increase in borrowings and principal repayments of securities available for sale.
     Securities available for sale decreased $32.3 million, or 4.5%, to $681.2 million at March 31, 2007 from $713.5 million at December 31, 2006. During the quarter ended March 31, 2007, we used the proceeds from principal repayments and maturities of securities available for sale primarily to fund our loan originations and deposit outflows.
     Loans held for investment, net of deferred loan fees, increased $18.1 million, or 4.4%, to $427.3 million at March 31, 2007 from $409.2 million at December 31, 2006. Commercial real estate loans increased $21.6 million, or 10.4%, to $229.2 million at March 31, 2007 from $207.7 million at December 31, 2006. We continue to focus on originating commercial real estate loans to the extent such loan demand exists while meeting our underwriting standards and analysis. Home equity loans and lines of credit decreased $1.2 million, or 8.4%, to $12.8 million at March 31, 2007 from $13.9 million at December 31, 2006. Historically, we have not focused on originating home equity loans and lines of credit. However, we recently hired an experienced loan officer in an effort to increase our originations of these types of loans.
     Deposits decreased $23.3 million, or 2.4%, to $966.5 million at March 31, 2007 from $989.8 million at December 31, 2006. Savings accounts decreased $18.1 million, or 5.1%, to $339.1 million at March 31, 2007 from $357.2 million at December 31, 2006. This decrease was primarily attributable to our selling two branch offices in March 2007. These offices held $26.6 million in deposits at the time of sale.

     Total borrowings increased $11.0 million, or 8.5%, to $139.5 million at March 31, 2007 from $128.5 million at December 31, 2006. During the quarter ended March 31, 2007, we increased borrowings partially to fund the sale of two branch locations in March 2007.
     Stockholder’s equity increased $7.0 million, or 4.3%, to $171.0 million at March 31, 2007 from $164.0 million at December 31, 2006. The increase resulted from net income of $4.7 million during the quarter ended March 31, 2007, as well as a $2.3 million decrease in accumulated other comprehensive loss, to $11.9 million at March 31, 2007 from $14.2 million at December 31, 2006.
Comparison of Financial Condition at December 31, 2006 and 2005
     Total assets decreased $113.8 million, or 8.1%, to $1.3 billion at December 31, 2006 from $1.4 billion at December 31, 2005. The decrease was primarily the result of a decrease in securities available for sale, partially offset by increases in loans and cash and cash equivalents. We used the proceeds from principal repayments and maturities of securities available for sale to fund loan originations and deposit withdrawals and to repay maturing borrowings. Due to the flattened and eventually inverted yield curve in 2006, we are not borrowing (or leveraging) to purchase investment securities.
     Cash and cash equivalents increased $22.3 million, or 58.0%, to $60.6 million at December 31, 2006 from $38.4 million at December 31, 2005. The securities repayments, described above, provided funds in excess of our primary funding needs for loans and deposit outflows. We maintained the excess funds in liquid assets. In 2006, due to the flattened and eventually inverted yield curve, and slowing loan demand, the yield on short-term cash equivalents was deemed preferable to longer-term but with significantly greater interest rate risk.
     Securities available for sale decreased $150.0 million, or 17.4%, to $713.5 million at December 31, 2006 from $863.5 million at December 31, 2005. As discussed above, we used the proceeds from principal repayments and maturities of securities available for sale to fund our operations and to repay borrowings. We purchased $40.5 million of securities during the year ended December 31, 2006, while principal payments and maturities of these securities totaled $171.8 million. Purchases of investment securities in 2006 were primarily shorter-term investment grade corporate bonds with maturities up to two years, and to a lesser extent medium-term mortgage-backed securities, with average remaining lives of less than five years.
     Loans held for investment, net of deferred loan fees, increased $21.7 million, or 5.6%, to $409.2 million at December 31, 2006 from $387.5 million at December 31, 2005. Commercial real estate loans increased $42.0 million, or 25.4%, to $207.7 million at December 31, 2006 from $165.7 million at December 31, 2005. We continued our focus on originating commercial real estate loans. Commercial and industrial loans increased $3.0 million, or 36.6%, to $11.0 million at December 31, 2006 from $8.1 million at December 31, 2005.
     Deposits decreased $20.4 million, or 2.0%, to $989.8 million at December 31, 2006 from $1.0 billion at December 31, 2005. Certificates of deposit increased $65.4 million, or 15.2%, to $496.4 million at December 31, 2006 from $431.0 million at December 31, 2005. Savings accounts decreased $86.1 million, or 19.4%, to $357.2 million at December 31, 2006 from $443.2 million at December 31, 2005. The shift from savings accounts to certificates of deposit reflected our customers seeking higher interest-paying deposit products during a period of rising market interest rates. Competition to attract deposits in our markets of Staten Island and Brooklyn, New York and Union and Middlesex counties in New Jersey is very strong. Based on this competition, our available opportunities to invest such deposits, and the overall customer relationship with Northfield Bank, we may choose not to compete for certain types of deposits, including certificates of deposits.

     Total borrowings decreased $105.1 million, or 45.0%, to $128.5 million at December 31, 2006 from $233.6 million at December 31, 2005. As discussed above, we used the proceeds from principal repayments and maturities of securities available for sale to fund our operations and to repay borrowings.
     Stockholder’s equity increased $12.2 million, or 8.1%, to $164.0 million at December 31, 2006 from $151.8 million at December 31, 2005. The increase resulted from net income of $10.8 million during the year ended December 31, 2006, as well as a $1.4 million decrease in accumulated other comprehensive loss, to $14.2 million at December 31, 2006 from $15.6 million at December 31, 2005.
Comparison of Operating Results for the Three Months Ended March 31, 2007 and 2006
     General. Net income increased $1.5 million, or 47.6%, to $4.7 million for the three months ended March 31, 2007 from $3.2 million for the three months ended March 31, 2006. The increase was caused primarily by an increase in non-interest income resulting from a $4.3 million gain on our sale of two branch offices in March 2007.
     Interest Income. Interest income decreased $603,000, or 3.7%, to $15.5 million for the three months ended March 31, 2007 from $16.1 million for the three months ended March 31, 2006. The decrease resulted from a $102.9 million, or 7.7%, decrease in the average balance of interest earning assets, to $1.23 billion for the three months ended March 31, 2007 from $1.33 billion for the three months ended March 31, 2006, which was partially offset by a 21 basis point increase in the average yield on interest earning assets to 5.11% for the three months ended March 31, 2007 from 4.90% for three months ended March 31, 2006. The average rate on interest earning assets increased as we continued to reinvest our interest earning assets into higher yielding loans and shorter-term investment securities and cash equivalents, including federal funds sold and interest-bearing deposits in other financial institutions.
     Interest income on mortgage-backed securities decreased $1.7 million, or 18.9%, to $7.2 million for the three months ended March 31, 2007 from $8.9 million for the three months ended March 31, 2006. The decrease resulted from a decrease in average balance of mortgage-backed securities, which decreased $166.3 million, or 19.2%, to $700.6 million for the three months ended March 31, 2007 from $867.0 million for the three months ended March 31, 2006. During the three months ended March 31, 2007 and the year ended December 31, 2006, we used the proceeds from principal repayments and maturities of securities available for sale to fund loan originations and deposit withdrawals and to repay borrowings, resulting in a lower average balance between the two periods. The yield on mortgage-backed securities was 4.17% for the three months ended March 31, 2007 compared to 4.15% for the three months ended March 31, 2006.
     Interest income on loans increased $472,000, or 7.3%, to $6.9 million for the three months ended March 31, 2007 from $6.4 million for the three months ended March 31, 2006. The average balance of loans increased $24.0 million, or 6.1%, to $416.9 million for the three months ended March 31, 2007 from $392.9 million for the three months ended March 31, 2006, reflecting our continued efforts to grow our loan portfolio, primarily commercial real estate loans. The average yield on our loan portfolio increased eight basis points, to 6.73% for the three months ended March 31, 2007 from 6.65% for the three months ended March 31, 2006, primarily as a result of increases in interest rates on our adjustable- rate loans and higher rates earned on newly-originated loans. We raised our rates on loan products concurrently with similar increases by our competitors during a period of rising market interest rates.

     Interest Expense. Interest expense increased $835,000, or 13.0%, to $7.2 million for the three months ended March 31, 2007 from $6.4 million for the three months ended March 31, 2006. The increase in interest expense resulted from an increase in interest expense on certificates of deposit, partially offset by a decrease in interest expense on borrowings. Although the average balance of total interest-bearing deposits decreased for the three months ended March 31, 2007 as compared to the same prior-year period, the composition of these deposits shifted to higher-cost certificates of deposit.
     Interest expense on certificates of deposit increased $1.6 million, or 43.0%, to $5.3 million for the three months ended March 31, 2007 from $3.7 million for the three months ended March 31, 2006. The increase was caused by both an increase in the average balance of and the average rate we paid on certificates of deposit. The average balance of certificates of deposit increased $56.2 million, or 12.8%, to $496.1 million for the three months ended March 31, 2007 from $439.9 million for the three months ended March 31, 2006. Our customers transferred funds from savings accounts (a decrease in average balance of $79.5 million, or 18.4%, between the periods) to higher interest-paying certificates of deposit during a period of rising market interest rates. In addition, the average rate we paid on certificates of deposit increased 92 basis points to 4.35% for the three months ended March 31, 2007 from 3.43% for the three months ended March 31, 2006. We increased rates on our certificates of deposit in response to higher rates offered by our competitors.
     Interest expense on borrowings (repurchase agreements and other borrowings) decreased $723,000, or 38.0%, to $1.2 million for the three months ended March 31, 2007 from $1.9 million for the three months ended March 31, 2006. The average balance of borrowings decreased $95.2 million, or 43.2%, to $125.1 million for the three months ended March 31, 2007 from $220.3 million for the three months ended March 31, 2006. We used the proceeds from principal repayments and maturities of securities available for sale during the three months ended March 31, 2007 and the year ended December 31, 2006 to fund loan originations and deposit withdrawals and to repay maturing borrowings during the three months ended March 31, 2007. The decrease in the average balance was partially offset by a 32 basis point increase in the average rate we paid on borrowings, to 3.82% for the three months ended March 31, 2007 from 3.50% for the three months ended March 31, 2006, reflecting higher market interest rates.
     Net Interest Income. Net interest income decreased $1.4 million, or 14.8%, to $8.3 million for the three months ended March 31, 2007 from $9.7 million for the three months ended March 31, 2006. Decreases in our net interest rate spread and net interest margin offset an increase in net interest-earning assets. Our net interest rate spread decreased 39 basis points to 2.21% for the three months ended March 31, 2007 from 2.60% for the three months ended March 31, 2006, and our net interest margin decreased 23 basis points to 2.72% for the three months ended March 31, 2007 from 2.95% for the three months ended March 31, 2006. The decrease in our net interest rate spread and net interest margin were consistent with the changes in the yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Our average net interest- earning assets increased $14.0 million to $217.2 million for the three months ended March 31, 2007 from $203.2 million for the three months ended March 31, 2006.

     Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a quarterly basis.
     Based on our evaluation of the above factors, we recorded a provision for loan losses of $440,000 for the three months ended March 31, 2007 and a provision for loan losses of $150,000 for the three months ended March 31, 2006. We recorded net charge-offs of $14,000 and $0 for the three months ended March 31, 2007 and 2006, respectively. The allowance for loans losses was $5.5 million, or 1.28% of total loans receivable at March 31, 2007, compared to $4.9 million, or 1.23% of total loans receivable at March 31, 2006. The provision for loan losses increased between the two periods primarily due to loan growth, the continuing shift of the portfolio to higher-risk commercial real estate loans as compared to one- to-four family residential loans, and an increase in non-performing loans.
     Total loans at March 31, 2007 amounted to $427.4 million as compared to total loans of $409.2 million at December 31, 2006. Total loans amounted to $400.5 million at March 31, 2006 as compared to $387.8 million at December 31, 2005. Commercial real estate loans comprised 53.64% of the portfolio at March 31, 2007 as compared to 44.6% at March 31, 2006. Non-performing loans totaled $8.9 million at March 31, 2007, as compared to $7.1 million at December 31, 2006. Non-performing loans totaled $3.4 million at March 31, 2006 as compared to $2.1 million at December 31, 2005. Approximately $7.7 million, or 86.6% of nonperforming loans at March 31, 2007, were secured by real property, compared to $2.5 million, or 73.8% of nonperforming loans at March 31, 2006. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2007 and 2006. The provision for loan losses increased for the three months ended March 31, 2007 as compared to the same prior-year period due to an increase in nonperforming loans as well as an increase in the overall loan portfolio, coupled with a continued shift in the composition of the portfolio to higher risk commercial real estate loans.
     Non-interest Income. Non-interest income increased $4.5 million to $5.6 million for the three months ended March 31, 2007 from $1.1 million for the three months ended March 31, 2006. The increase was primarily attributable to the gain on sale of two branch offices during March 2007, which resulted in our recognizing a gain of approximately $4.3 million.
     Non-interest Expense. Non-interest expense increased $381,000, or 6.7%, to $6.0 million for the three months ended March 31, 2007 from $5.6 million for the three months ended March 31, 2006. The increase was primarily attributable to increases in the following: compensation and benefits increased by $182,000, or 5.8%, as a result of annual merit and cost of living adjustments and, increases in benefit costs (primarily health-care related); occupancy expenses increased by $46,000 as a result of costs associated with our name change which went into effect on January 1, 2007; and an increase in other expenses of $92,000 primarily related to allowances provided for estimated off-balance sheet credit losses associated with issued and outstanding loan commitments. As these commitments are fulfilled or expire, such amounts will result in a reduction of other non-interest expense.

     Income Tax Expense. The provision for income taxes was $2.7 million for the three months ended March 31, 2007 compared to $1.9 million for the three months ended March 31, 2006, reflecting an increase in pre-tax income. Our effective tax rate was 36.5% for the three months ended March 31, 2007 compared to 36.8% for the three months ended March 31, 2007. The decrease in the effective tax rate was primarily a result of an increase in tax-exempt income, specifically income on bank owned life insurance, as a percentage of total income.
Comparison of Operating Results for the Years Ended December 31, 2006 and 2005
     General. Net income decreased $2.3 million, or 17.6%, to $10.8 million for the year ended December 31, 2006 from $13.2 million for the year ended December 31, 2005. The decrease was caused by a decrease in our net interest income, due primarily to higher interest expense and the flattening of the yield curve, and increased non-interest expense, primarily compensation and employee benefits. The decrease in net interest income and increase in non-interest expense were partially offset by higher non-interest income related primarily to increases in fees and services charges for customer services, a decrease in the provision for loan losses due primarily to reduced growth in the loan portfolio for 2006 compared to 2005, and a reduction in income tax expense related to reduced levels of taxable income offset by the recognition of a deferred tax liability in 2005 pertaining to New York state and city tax bad debt reserves.
     Interest Income. Interest income decreased $1.4 million, or 2.2%, to $64.9 million for the year ended December 31, 2006 from $66.3 million for the year ended December 31, 2005. The decrease resulted from a decrease in the average balance of interest earning assets, which decreased $134.6 million, or 9.4%, to $1.30 billion for the year ended December 31, 2006 from $1.43 billion for the year ended December 31, 2005, which was partially offset by an increase of 37 basis points in the average yield on interest earning assets to 5.00% for the year ended December 31, 2006 from 4.63% for the year ended December 31, 2005. The average rate earned on interest earning assets increased as we continued to reinvest our interest earning assets into higher yielding loans and shorter-term investment securities and cash equivalents, including federal funds sold and interest-bearing deposits in other financial institutions.
     Interest income on mortgage-backed securities decreased $8.0 million, or 19.6%, to $32.8 million for the year ended December 31, 2006 from $40.7 million for the year ended December 31, 2005. The decrease resulted from a decrease in the average balance of mortgage-backed securities of $194.0 million, or 19.5%, to $799.2 million for the year ended December 31, 2006 from $993.3 million for the year ended December 31, 2005. We used the proceeds from principal repayments and maturities of securities available for sale to fund loan originations and deposit withdrawals and to repay borrowings. The yield we earned on mortgage-backed securities was 4.10% during each of the years.
     Interest income on loans increased $4.6 million, or 20.0%, to $27.5 million for the year ended December 31, 2006 from $22.9 million for the year ended December 31, 2005. The average balance of loans increased $40.4 million, or 11.0%, to $407.1 million for the year ended December 31, 2006 from $366.7 million for the year ended December 31, 2005, reflecting our continued efforts to grow our loan portfolio. The average yield on our loan portfolio increased 51 basis points, to 6.76% for the year ended December 31, 2006 from 6.25% for the year ended December 31, 2005, primarily as a result of increases in interest rates on our adjustable-rate loans and the higher rates we earned on our newly-originated loans.

We raised our rates on loan products concurrently with similar increases by our competitors during a period of increases in market interest rates.
     Interest Expense. Interest expense increased $4.2 million, or 17.2%, to $28.4 million for the year ended December 31, 2006 from $24.2 million for the year ended December 31, 2005. The increase resulted from an increase in interest expense on certificates of deposit. Although the average balance of total interest bearing deposits decreased in 2006 as compared to 2005, the composition of those deposits shifted to higher cost certificates of deposit.
     Interest expense on certificates of deposit increased $7.9 million, or 73.1%, to $18.8 million for the year ended December 31, 2006 from $10.9 million for the year ended December 31, 2005. The increase was caused by both an increase in the average balance of certificates of deposit and the average rate we paid on certificates of deposit. The average balance of certificates of deposit increased $64.4 million, or 15.7%, to $474.3 million for the year ended December 31, 2006 from $409.9 million for the year ended December 31, 2005. Our customers transferred funds from savings accounts (a decrease in average balance of $89.3 million, or 18.3%, between the years) to higher interest-paying certificates of deposit. In addition, the average rate we paid on certificates of deposit increased 131 basis points to 3.96% for the year ended December 31, 2006 from 2.65% for the year ended December 31, 2005. We increased rates on certificates of deposits in response to higher rates offered by our competitors.
     Interest expense on borrowings (repurchase agreements and other borrowings) decreased $3.4 million, or 34.5%, to $6.5 million for the year ended December 31, 2006 from $9.9 million for the year ended December 31, 2005. The average balance of borrowings decreased $120.4 million, or 39.9%, to $181.3 million for the year ended December 31, 2006 from $301.6 million for the year ended December 31, 2005, as we used the proceeds from principal repayments and maturities of securities available for sale to fund our operations and to repay borrowings.
     Net Interest Income. Net interest income decreased $5.6 million, or 13.3%, to $36.5 million for the year ended December 31, 2006 from $42.1 million for the year ended December 31, 2005. Decreases in our net interest rate spread and net interest margin offset an increase in net interest-earning assets. Our net interest rate spread decreased 27 basis points to 2.40% for the year ended December 31, 2006 from 2.67% for the year ended December 31, 2005, and our net interest margin decreased 13 basis points to 2.81% for the year ended December 31, 2006 from 2.94% for the year ended December 31, 2005. The decrease in our net interest rate spread and net interest margin are consistent with the continued flattening and eventual inversion of the yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. Net interest-earning assets increased $12.0 million to $206.3 million for the year ended December 31, 2006 from $194.3 million for the year ended December 31, 2005.
     Provision for Loan Losses. We recorded a provision for loan losses of $235,000 for the year ended December 31, 2006 and a provision for loan losses of $1.6 million for the year ended December 31, 2005. We had no charge-offs or recoveries during either of the two years. The allowance for loans losses was $5.0 million, or 1.23% of total loans receivable at December 31, 2006, compared to $4.8 million, or 1.24% of total loans receivable at December 31, 2005.

     The decrease in provision for loan losses in 2006 as compared to 2005 was based, in part, on a reduced level of loan growth. Total loans increased $21.4 million, or 5.5% during the year ended December 31, 2006 as compared to $67.1 million, or 20.9%, during the year ended December 31, 2005. The effect of the decrease in loan growth was partially offset by higher levels of non-accrual loans in 2006 as compared to 2005. Total non-accrual loans increased to $6.3 million at December 31, 2006 as compared to $1.4 million at December 31, 2005. The effect on the provision for loan losses was substantially mitigated by the majority of the increase in non-accrual loans being related, in management’s assessment, to adequately secured commercial real estate loans. Approximately $6.2 million, or 87.3% of nonperforming loans at December 31, 2006, were secured by real property. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2006 and 2005.
     Non-interest Income. Non-interest income increased $246,000 or 5.6%, to $4.6 million for the year ended December 31, 2006 from $4.4 million for the year ended December 31, 2005. The increase was primarily attributable to an increase of $150,000, or 5.1%, in service charges for customer services as a result of an increase in the rates charged on overdraft fees, and an increase in gain on sale of securities of $72,000 or 60.5% as a result of increased market value in our trading securities.
     Non-interest Expense. Non-interest expense increased $2.6 million, or 12.0%, to $23.8 million for the year ended December 31, 2006 from $21.3 million for the year ended December 31, 2005. The increase is primarily attributable to an increase of $2.4 million or 21.7% in compensation and employee benefits expense to $13.5 million for the year ended December 31, 2006 from $11.1 million for the year ended December 31, 2005. This increase is primarily attributable to our entering into a supplemental retirement agreement with our former President, who is a current director. We recorded the present value of the future obligation, resulting in a charge of approximately $1.6 million. The remaining increase is primarily attributable to annual merit and cost of living increases as well as increased staff in the Bank Secrecy Act and Internal Audit Departments. Professional fees decreased $116,000, or 9.8%, to $1.1 million for the year ended December 31, 2006 compared to $1.2 million for the year ended December 31, 2005. We incurred approximately $598,000 in professional fees during 2005 related to the investigation of a consumer complaint that resulted in no further actions required to be taken on our part. However, we incurred significant professional fees in 2006 related to outsourcing costs for assistance pertaining to our Bank Secrecy Act and anti-money laundering programs, internal audit outsourcing, and assistance in enhancing our internal control documentation for the documentation and testing concepts of the Public Company Accounting Oversight Board’s Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction With an Audit of Financial Statements.”
     Income Tax Expense. The provision for income taxes was $6.2 million for the year ended December 31, 2006 compared to $10.4 million for the year ended December 31, 2005, reflecting a decrease in pre-tax income between the years. Our effective tax rate was 36.3% for the year ended December 31, 2006 compared to 44.1% for the year ended December 31, 2005. At December 31, 2005, Northfield Bank did not meet the definition of a domestic building and loan association for New York State and City tax purposes because of the increased amount of our investment in our real estate investment trust subsidiary as a percentage of total assets. As a result, we were required to recognize a $2.2 million deferred tax liability for state and city thrift-related base-year bad debt reserves accumulated after December 31, 1987. Additionally, tax-exempt income (specifically from bank owned life insurance) increased, as a percentage of total income during the year ended December 31, 2006, resulting in a lower effective tax rate.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004
     General. Net income decreased $3.2 million, or 19.6%, to $13.2 million for the year ended December 31, 2005 from $16.4 million for the year ended December 31, 2004. The decrease was caused primarily by an increase in non-interest expense and a larger provision for loan losses, a decrease in non-interest income and a higher provision for income taxes, partially offset by an increase in net interest income. Higher levels of non-interest expense related primarily to increased professional fees and compensation and employee benefits. The decrease in non-interest income related primarily to lower fees and service charges for customer services. Higher income taxes related to a deferred tax liability recognized in 2005 for New York state and city tax bad debt reserves. These decreases were partially offset by an increase in net interest income as our increased interest expense in 2005 was more than offset by an increase in interest income.
     Interest Income. Interest income increased $7.5 million, or 12.7%, to $66.3 million for the year ended December 31, 2005 from $58.9 million for the year ended December 31, 2004. The increase resulted from a $37.9 million, or 2.7%, increase in the average balance of interest- earning assets to $1.43 billion for the year ended December 31, 2005 from $1.39 billion for the year ended December 31, 2004, and a 41 basis point increase in the average yield on interest earning assets to 4.63% for the year ended December 31, 2005 from 4.22% for the year ended December 31, 2004. The increase in interest income resulted primarily from an increase in interest income on loans. The average yield on our interest-earning assets increased as we continued to reinvest our interest-earning assets into higher yielding loans and shorter-term investment securities and cash equivalents, including federal funds sold and interest-bearing deposits in other financial institutions.
     Interest income on loans increased $7.9 million, or 52.4%, to $22.9 million for the year ended December 31, 2005 from $15.0 million for the year ended December 31, 2004. This increase reflected a $95.6 million, or 35.3%, increase in the average balance of loans to $366.7 million for the year ended December 31, 2005 from $271.1 million for the year ended December 31, 2004, reflecting our continued efforts to grow our commercial loan portfolio. The average yield on our loan portfolio also increased 70 basis points, to 6.25% for the year ended December 31, 2005 from 5.55% for the year ended December 31, 2004, primarily from increases in interest rates on our adjustable-rate loans and higher rates earned on our newly-originated loans in response to increases in market interest rates.
     Interest Expense. Interest expense increased $6.0 million, or 32.6%, to $24.2 million for the year ended December 31, 2005 from $18.3 million for the year ended December 31, 2004. The increase in resulted from increases in interest expense on certificates of deposit and borrowings.
     Interest expense on certificates of deposit increased $3.3 million, or 42.8%, to $10.9 million for the year ended December 31, 2005 from $7.6 million for the year ended December 31, 2004. The increase was caused by an increase in both the rate we paid on certificates of deposit and the average balance of certificates of deposit. The average rate we paid on certificates of deposit increased 69 basis points to 2.65% for the year ended December 31, 2005 from 1.96% for the year ended December 31, 2004. We increased rates on certificates of deposit in response to higher rates offered by our competitors. In addition, the average balance of certificates of deposit increased $21.3 million, or 5.5%, to $409.9 million for the year ended December 31, 2005 from $388.7 million for the year ended December 31, 2004.

     Interest expense on borrowings increased $2.7 million, or 37.1%, to $9.9 million for the year ended December 31, 2005 from $7.2 million for the year ended December 31, 2004. The increase in interest expense on borrowings was caused primarily by an increase in the average rate we paid on borrowings. The average rate we paid on borrowings increased 76 basis points to 3.28% for the year ended December 31, 2005 from 2.52% for the year ended December 31, 2004, reflecting increases in market interest rates.
     Net Interest Income. Net interest income increased $1.5 million, or 3.7%, to $42.1 million for the year ended December 31, 2005 from $40.6 million for the year ended December 31, 2004. This resulted from increases in net interest-earning assets and net interest margin. Our net interest earning assets increased $9.8 million to $194.3 million for the year ended December 31, 2005 from $184.5 million for the year ended December 31, 2004. In addition, our net interest margin increased three basis points to 2.94% for the year ended December 31, 2005 from 2.91% for the year ended December 31, 2004. Despite the increase in our net interest margin, our net interest rate spread decreased by four basis points to 2.67% for the year ended December 31, 2005 from 2.71% for the year ended December 31, 2004. The decrease in our net interest rate spread was consistent with the continued flattening of the yield curve. From June 30, 2004 to December 31, 2005, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 2.25%. While these short-term market interest rates (which we use as a guide to price our deposits) increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) did not increase to the same degree.
     Provision for Loan Losses. We recorded a provision for loan losses of $1.6 million for the year ended December 31, 2005 compared to a provision for loan losses of $410,000 for the year ended December 31, 2004. The provisions recorded reflected no charge-offs or recoveries for the year ended December 31, 2005, compared to $1,000 of net recoveries for the year ended December 31, 2004. The allowance for loans losses was $4.8 million, or 1.24% of total loans receivable, at December 31, 2005, compared to $3.2 million, or 0.99% of total loans receivable at December 31, 2004.
     The provision for loan losses increased in 2005 compared to 2004, in part, because of increased levels of loan growth. For the year ended December 31, 2005, total loans increased $67.1 million, or 20.9%, as compared to $38.2 million, or 13.5%, for the year ended December 31, 2004. The increase in the provision for loan losses was also due to a continued shift in portfolio composition to higher levels of both commercial real estate, and construction and land development loans. Non-accrual loans decreased to $1.4 million at December 31, 2005 as compared to $1.9 million at December 31, 2004. The majority of non-accrual loans at December 31, 2004 were secured by real estate as compared to December 31, 2005, where a majority of non-accrual loans were commercial and industrial loans not secured by real estate. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate at December 31, 2005 and 2004.
     Non-interest Income. Non-interest income decreased $1.0 million, or 19.4%, to $4.4 million for the year ended December 31, 2005 from $5.4 million for the year ended December 31, 2004. Fees and service charges for customer services decreased $433,000, or 12.7%, to $3.0 million for the year ended December 31, 2005 from $3.4 million for the year ended December 31, 2004. In addition, other income decreased $567,000, or 90.3%, to $61,000 for the year ended December 31, 2005 from $628,000 for the year ended December 31, 2004, primarily because of a decrease in gains on sale of loans. We sold $6.2 million of loans during the year ended December 31, 2005, compared to loan sales of $32.4 million during the year ended December 31, 2004. We do not consider the origination of one- to four-family residential real estate loans or the sale of longer term, fixed-rate one- to four-family residential real estate loans to be a core part of our business. Our originations and sales in 2004 were due primarily to a higher level of originations due to the low interest rate environment that existed in 2004. With the increase in market interest rates that began in June 2004, one- to four-family residential real estate loan origination and sales activity decreased in 2005 as compared to 2004.

     Non-interest Expense. Non-interest expense increased $1.7 million, or 8.8%, to $21.3 million for the year ended December 31, 2005 from $19.5 million for the year ended December 31, 2004. Professional fees increased $756,000 to $1.2 million for the year ended December 31, 2005, from $433,000 for the year ended December 31, 2004, primarily reflecting costs related to investigating a consumer complaint that resulted in no further actions required to be taken on our part. The increase also resulted from a $611,000, or 5.9%, increase in compensation and employee benefits expense to $11.1 million for the year ended December 31, 2005 from $10.4 million for the year ended December 31, 2004, as a result of annual merit and cost of living increases and our adding additional staff in the Bank Secrecy Act and Internal Audit departments.
     Income Tax Expense. The provision for income taxes was $10.4 million for the year ended December 31, 2005 compared to $9.7 million for the year ended December 31, 2004, despite a decrease in pre-tax income between the years. Our effective tax rate was 44.1% for the year ended December 31, 2005 compared to 37.1% for the year ended December 31, 2005. The increase in the tax provision resulted from the recognition of deferred tax liability relating to Northfield Bank no longer meeting the definition of a domestic building and loan association for New York State and City tax purposes. The increase in the tax provision related to this item was partially offset by an increase in tax exempt income (specifically bank owned life insurance income).

     Average Balances and Yields. The following tables sets forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments have been made, as we had no tax-free interest-earning assets during the periods. For the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005, average balances are daily average balances. However, for the year ended December 31, 2004, certain information with respect to loans and deposits are monthly average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

		For the Three Months Ended March 31,
	At	2007			2006
	March 31,	Average		Average	Average		Average
	2007	Outstanding		Yield/	Outstanding		Yield/
	Yield/ Rate	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Interest-earning assets:
Loans	6.88%	$416,871	$6,913	6.73%	$392,872	$6,441	6.65%
Mortgage-backed securities	4.31	700,608	7,199	4.17	866,950	8,882	4.15
Other securities	4.68	55,600	675	4.92	41,445	377	3.69
Federal Home Loan Bank of New York stock	7.50	6,922	140	8.20	11,385	159	5.66
Interest-earning deposits	5.14	49,445	575	4.72	19,692	246	5.07

Total interest-earning assets	5.26	1,229,446	15,502	5.11	1,332,344	16,105	4.90
Non-interest-earning assets		56,031			51,197

Total assets		$1,285,477			$1,383,541

Interest-bearing liabilities:
NOW accounts	1.51	$37,820	149	1.60	$36,183	45	0.50
Savings accounts	0.69	353,221	597	0.69	432,764	743	0.70
Certificates of deposit	4.39	496,123	5,319	4.35	439,878	3,719	3.43

Total deposits	2.81	887,164	6,065	2.77	908,825	4,507	2.01
Repurchase agreements	3.94	102,577	968	3.83	187,277	1,602	3.47
Other borrowings	3.97	22,496	211	3.80	32,993	300	3.69

Total interest-bearing liabilities	2.97	1,012,237	7,244	2.90	1,129,095	6,409	2.30
Non-interest-bearing liabilities		108,174			102,329

Total liabilities		1,120,411			1,231,424
Stockholder’s equity		165,066			152,117

Total liabilities and stockholder’s equity		$1,285,477			$1,383,541

Net interest income			$8,258			$9,696

Net interest rate spread (2)				2.21%			2.60%
Net interest-earning assets (3)		$217,209			$203,249

Net interest margin (4)				2.72%			2.95%
Average interest-earning assets to interest-bearing liabilities				121.46%			118.00%
(footnotes on following page)

	For the Years Ended December 31,
	2006			2005			2004
	Average		Average	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				(Dollars in thousands)
Interest-earning assets:
Loans	$407,068	$27,522	6.76%	$366,677	$22,926	6.25%	$271,075	$15,048	5.55%
Mortgage backed securities	799,244	32,764	4.10	993,266	40,733	4.10	1,003,489	40,238	4.01
Other securities	51,883	2,397	4.62	44,510	1,727	3.88	60,727	2,525	4.16
Federal Home Loan Bank of New York stock	9,582	592	6.18	14,091	648	4.60	14,318	259	1.81
Interest-earning deposits	30,435	1,592	5.23	14,230	268	1.88	45,271	781	1.73

Total interest-earning assets	1,298,212	64,867	5.00	1,432,774	66,302	4.63	1,394,880	58,851	4.22
Non-interest-earning assets	49,564			61,021			52,004

Total assets	$1,347,776			$1,493,795			$1,446,884

Interest-bearing liabilities:
NOW accounts	$37,454	349	0.93	$38,782	205	0.53	$40,447	223	0.55
Savings accounts	398,852	2,788	0.70	488,109	3,289	0.67	494,676	3,239	0.65
Certificates of deposit	474,313	18,797	3.96	409,932	10,857	2.65	388,674	7,603	1.96

Total deposits	910,619	21,934	2.41	936,823	14,351	1.53	923,797	11,065	1.20
Repurchase agreements	154,855	5,501	3.55	241,563	8,311	3.44	262,823	6,840	2.60
Other borrowings	26,441	971	3.67	60,086	1,572	2.62	23,714	367	1.55

Total interest-bearing liabilities	1,091,915	28,406	2.60	1,238,472	24,234	1.96	1,210,334	18,272	1.51
Non-interest-bearing liabilities	101,250			102,860			92,250

Total liabilities	1,193,165			1,341,332			1,302,584
Stockholder’s equity	154,611			152,463			144,300

Total liabilities and stockholder’s equity	$1,347,776			$1,493,795			$1,446,884

Net interest income		$36,461			$42,068			$40,579

Net interest rate spread (2)			2.40%			2.67%			2.71%
Net interest-earning assets (3)	$206,297			$194,302			$184,546

Net interest margin (4)			2.81%			2.94%			2.91%
Average of interest-earning assets to interest-bearing liabilities	118.89%			115.69%			115.25%

(1)	Average yields and rates for the three months ended March 31, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis
     The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31,			Years Ended December 31,			Years Ended December 31,
	2007 vs. 2006			2006 vs. 2005			2005 vs. 2004
	Increase (Decrease)		Total	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
				(In thousands)
Interest-earning assets:
Loans	$397	$75	$472	$2,644	$1,952	$4,596	$5,801	$2,077	$7,878
Mortgage-backed securities	(1,709)	26	(1,683)	(7,954)	(15)	(7,969)	(402)	897	495
Other securities	151	147	298	311	359	670	(638)	(160)	(798)
Federal Home Loan Bank of New York stock	133	(152)	(19)	763	(819)	(56)	(4)	393	389
Interest-earning deposits	345	(16)	329	517	807	1,324	(592)	79	(513)

Total interest-earning assets	(683)	80	(603)	(3,719)	2,284	(1,435)	4,165	3,286	7,451

Interest-bearing liabilities:
NOW accounts	2	102	104	(7)	151	144	(9)	(9)	(18)
Savings accounts	(135)	(11)	(146)	(630)	129	(501)	(42)	92	50
Certificates of deposit	517	1,083	1,600	1,909	6,031	7,940	436	2,818	3,254

Total deposits	384	1,174	1,558	1,272	6,311	7,583	385	2,901	3,286
Repurchase agreements	(821)	187	(634)	(3,090)	280	(2,810)	(494)	1,965	1,471
Other borrowings	(99)	10	(89)	(2,153)	1,552	(601)	831	374	1,205

Total interest-bearing liabilities	(536)	1,371	835	(3,971)	8,143	4,172	722	5,240	5,962

Change in net interest income	$(147)	$(1,291)	$(1,438)	$252	$(5,859)	$(5,607)	$3,443	$(1,954)	$1,489

Management of Market Risk
     General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage-related assets, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established a Management Asset/Liability Committee, comprised of our Treasurer, who chairs this Committee, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Lending Officer and our Executive Vice President of Operations. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for recommending to our board of directors the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

     We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:
•	originating commercial real estate loans and multifamily loans that generally tend to have shorter interest durations and generally reset at five years;

•	investing in shorter duration investment grade corporate securities and mortgage-backed securities; and

•	obtaining general financing through lower cost deposits and longer-term Federal Home Loan Bank advances and repurchase agreements.
     Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.
     Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.
     Net Interest Income Analysis. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period. We then calculate what the net interest income would be for the same period under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points.

     The table below sets forth, as of March 31, 2007, our calculation of the estimated changes in our net portfolio value and net interest income that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	NPV			Net Interest Income
Change in		Increase (Decrease) in			Increase (Decrease) in
Interest Rates		Estimated NPV		Estimated	Estimated Net Interest Income}
(basis points)	Estimated			Net Interest
(1)	NPV (2)	Amount	Percent	Income	Amount	Percent
		(Dollars in thousands)
+300	$167,431	$(52,689)	(23.9)%	$30,254	$(5,115)	(14.5)%
+200	184,139	(35,981)	(16.3)	31,992	(3,377)	(9.5)
+100	201,787	(18,333)	(8.3)	33,701	(1,668)	(4.7)
0	220,120	—	—	35,369	—	—
-100	236,145	16,025	7.3	36,480	1,111	3.1
-200	243,654	23,534	10.7	35,092	(277)	(0.8)

(1)	Assumes an instantaneous and sustained uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from interest-earning assets and interest-bearing liabilities.
     The table above indicates that at March 31, 2007, in the event of a 200 basis point increase in interest rates, we would experience a 16.3% decrease in net portfolio value and a 9.5% decrease in net interest income.
     In the event of a 100 basis point decrease in interest rates, we would experience a 7.3% increase in net portfolio value and a 3.1% increase in net interest income. Our internal policies provide that, in the event of a 200 basis point increase in interest rates, our net portfolio value as a percentage of total assets should decrease by no more than 400 basis points and our projected net interest income should decrease by no more than 20%. Additionally, our internal policy states that our net portfolio value should be at least 9.5% of total assets.
     Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources
     Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, repurchase agreements with and advances from the Federal Home Loan Bank of New York, and maturities and sales of securities. In addition, we have the ability to collateralize borrowings in the wholesale markets. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a ratio of liquid assets (not subject to pledge) as a percentage of deposits and borrowings (not subject to pledge) of 35% or greater. At March 31, 2007, this ratio was 69.2%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2007. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.
     We regularly adjust our investments in liquid assets based upon our assessment of:
(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.
Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.
     Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At March 31, 2007, cash and cash equivalents totaled $48.8 million. At March 31, 2007, we had $340,000 of loans classified as held for sale. During the three months ended March 31, 2007 and the year ended December 31, 2006, we sold $1.5 million and $1.1 million of long-term, fixed-rate loans, respectively. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $681.2 million at March 31, 2007, and we had $139.5 million in outstanding borrowings at March 31, 2007.
     At March 31, 2007, we had $23.0 million in outstanding loan commitments. In addition to outstanding loan commitments, we had $10.8 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2007 totaled $425.8 million, or 44.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2007. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
     Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.
     Our primary investing activities are purchasing mortgage-backed securities and originating loans. During the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, we purchased securities classified as available for sale totaling $32.9 million, $40.5 million and $109.7 million, respectively. During the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, we originated $47.7 million, $129.0 million and $184.5 million of loans, respectively.

     Financing activities consist primarily of activity in deposit accounts and borrowings (repurchase agreements and Federal Home Loan Bank of New York). We experienced a net decrease in total deposits of $23.3 million for the three months ended March 31, 2007, a net decrease of $20.4 million for the year ended December 31, 2006 and a net decrease of $31.4 million for the year ended December 31, 2005. The decrease for the three months ended March 31, 2007 resulted from our sale of two branch offices in March 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.
     We experienced a net increase in borrowings of $11.0 million for the three months ended March 31, 2007, a net decrease of $105.1 million for the year ended December 31, 2006 and a net decrease of $128.1 million for the year ended December 31, 2005. At March 31, 2007, we had the ability to borrow an additional $200.0 million from the Federal Home Loan Bank of New York.
     Northfield Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2007, Northfield Bank exceeded all regulatory capital requirements. Northfield Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.
     The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
     Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we originate. In addition, we routinely enter into commitments to sell mortgage loans; such amounts are not significant to our operations. For additional information, see Note 10 to our Consolidated Financial Statements.
     Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

     The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2006. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
	Less than	One to Three	Three to Five	More than
Contractual Obligations	One Year	Years	Years	Five Years	Total
			(In thousands)
Long-term debt (1)	$62,403	$54,000	$10,000	$—	$126,403
Operating leases	1,220	2,412	1,991	5,596	11,219
Capitalized leases	334	698	741	2,273	4,046
Purchase obligations	—	—	—	—	—
Certificates of deposit	463,296	27,763	4,435	919	496,413
Other long-term liabilities (2)	2,612	419	419	3,662	7,112

Total	$529,865	$85,292	$17,586	$12,450	$645,193

Commitments to extend credit	$54,885	$—	$—	$—	$54,885

(1)	Includes Federal Home Loan Bank of New York advances, repurchase agreements and accrued interest payable at December 31, 2006.

(2)	Consists of $2.4 million related to uncertain tax positions in accordance with Financial Accounting Standards Board FIN No. 48, “Accounting for Uncertainty in Tax Positions”, described below in “—Recent Accounting Pronouncements,” $2.0 million related to annual supplemental retirement payments to be made to our former President and current director, and $2.7 million related to deferred compensation arrangements with certain members of executive management that are fully funded with trading securities.

Recent Accounting Pronouncements
     In May 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position FIN No. 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”), which clarifies that a tax position could be effectively settled upon examination by a taxing authority, although assessing whether a tax position is effectively settled is a matter of judgment because examinations occur in a variety of ways. In determining whether a tax position is effectively settled, an enterprise should make the assessment on a position-by-position basis, but an enterprise could conclude that all positions in a particular tax year are effectively settled. An enterprise should evaluate all of the following conditions when determining effective settlement:
•	The taxing authority has completed its examination procedures including all appeals and administrative reviews that the taxing authority is required and expected to perform for the tax position.

•	The enterprise does not intend to appeal or litigate any aspect of the tax position included in the completed examination.

•	It is remote that the taxing authority would examine or re-examine any aspect of the tax position, considering the taxing authority’s policy on re-opening closed examinations and the specific facts and circumstances of the tax position.
     In the tax years under examination, a tax position does not need to be specifically reviewed or examined by the taxing authority to be considered effectively settled through examination. Effective settlement of a position subject to an examination does not result in effective settlement of similar or identical tax positions in periods that have not been examined. However, an enterprise may obtain information during the examination process that enables that enterprise to change its assessment of the technical merits of a tax position or of similar tax positions taken in other periods. If an enterprise that had previously considered a tax position effectively settled becomes aware that the taxing authority may examine or re-examine the tax position or intends to appeal or litigate any aspect of the tax position, the tax position is no longer considered effectively settled and the enterprise should re-evaluate the tax position in accordance with FIN 48 “Accounting for Uncertainty in Income Taxes.” The guidance in FSP FIN 48-1 shall be applied upon initial adoption of FIN 48. We adopted FIN 48 on January 1, 2007, and we do not believe the additional guidance provided in FSP FIN 48-1 will have any effect on our consolidated financial position, results of operations or cash flows.

     In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement defines fair value, establishes a framework for measuring fair value and expands related disclosure requirements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB No. 115,” to permit measurement of recognized financial assets and liabilities at fair value (the “fair value option”). Unrealized gains and losses on items for which the fair value option has been taken are reported in earnings at each subsequent reporting date. Upfront costs and fees related to items reported under the fair value option are recognized in earnings as incurred and not deferred. SFAS 159 is effective for fiscal years beginning after November 15, 2007.
     Management does not believe that SFAS 157 or SFAS 159 will have a material impact on our consolidated financial position, results of operations or cash flows.
     In September 2006, the FASB ratified a consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The Task Force reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with Statement 106 (if, in substance, a postretirement benefit plan exists) or Opinion 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. The consensus in this Issue is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. We do not currently have any split-dollar life insurance arrangements with its employees and do not believe that the initial adoption of this Issue will have any effect on our consolidated financial position, results or operations or cash flows.
     In September 2006, the FASB ratified a consensus reached by the EITF on Issue No. 06-05. Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance,” which requires that the amount that could be realized under a life insurance contract as of the date of the statement of financial condition should be reported as an asset. The EITF concluded that a policyholder should consider any additional amounts (i.e., amounts other than cash surrender value) included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. When it is probable that contractual restrictions would limit the amount that could be realized, these contractual limitations should be considered when determining the realizable amounts. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts that are recoverable beyond one year from the surrender of the policy should be discounted to present value. A policyholder should determine the amount that could be realized under the insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). Any amount that would ultimately be realized by the policyholder upon the assumed surrender of the final policy (or final certificate in a group policy) should be included in the amount that could be realized under the insurance contract. A policyholder should not discount the cash surrender value component of the amount that could be realized when contractual restrictions on the ability to surrender a policy exist. However, if the contractual limitations prescribe that the cash surrender value component of the amount that could be realized is a fixed amount, then the amount that could be realized should be discounted. EITF Issue No. 06-05 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF Issue No. 06-05 on January 1, 2007, had no effect on our consolidated financial condition or results of operations.

Impact of Inflation and Changing Prices
     Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.
BUSINESS OF NORTHFIELD BANCORP, INC.
     We were organized in 2002 as the mid-tier stock holding company of Northfield Bank, and our ownership of Northfield Bank is currently our sole business activity. We will contribute at least 50% of the net proceeds from the stock offering to Northfield Bank as additional capital. We will lend a portion of the net proceeds that we retain to the employee stock ownership plan to fund its purchase of our common stock in the stock offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”
     As the holding company of Northfield Bank, we will be authorized to pursue other business activities permitted by applicable laws and regulations for mutual savings and loan holding companies, which include making equity investments and the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions at the present time.
     Our cash flow will depend primarily on earnings from the investment of the net proceeds we retain, and any dividends we receive from Northfield Bank. All of our officers and directors are also officers and directors of Northfield Bank. In addition, we use the support staff of Northfield Bank from time to time. We may hire additional employees, as appropriate, to the extent we expand our business in the future.
BUSINESS OF NORTHFIELD BANK
General
     We were organized in 1887, and in 1995 we reorganized into the mutual holding company structure. We changed our name to Northfield Bank from Northfield Savings Bank in 2006, and began using our new name on January 1, 2007. We formed Northfield Bancorp, Inc. as our mid-tier stock holding company in 2002 to facilitate our acquisition of Liberty Bank, discussed below. Our principal business consists of accepting deposits, investing in mortgage-backed securities, originating commercial real estate loans, construction and land loans and multifamily residential real estate mortgage loans and, to a lesser extent, originating commercial and industrial loans, one- to four-family residential mortgage loans and home equity loans and lines of credit. We operate from our main office in Staten Island, New York and our 17 additional branch offices located in New York and New Jersey.

     From 1887 until 2002, our operations focused on the Staten Island, New York market area. In 2002, we acquired Liberty Bank, which operated from seven offices in Middlesex and Union Counties, New Jersey. In 2006, we established a loan production office in Brooklyn, New York, which we subsequently converted to a full-service branch office in April 2007.
     We attract retail deposits from the general public in the communities surrounding our main office and our branch offices. A significant portion of our commercial real estate loans and multifamily residential mortgage loans are generated by referrals from brokers, accountants and other professional contacts. Most of our one- to four-family residential mortgage loan originations are generated by walk-in business. We generally retain in our portfolio all adjustable-rate loans we originate, as well as fixed-rate residential mortgage loans with terms of 10 years or less, and sell those loans with terms that exceed 10 years. We currently retain the servicing rights on loans we sell. We have entered into limited loan participations in recent years.
     Our revenues are derived primarily from interest on mortgage-backed securities and loans, and to a lesser extent, interest on corporate debt securities and deposits with other financial institutions. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings and principal and interest payments on securities and loans.
     Our website address is www.eNorthfield.com. Information on our website is not and should not be considered a part of this prospectus.
Market Area and Competition
     We have been in business for 120 years, offering a variety of financial products and services to meet the needs of the communities we serve. Our retail banking network consists of multiple delivery channels including full-service banking offices, automated teller machines and telephone and internet banking capabilities. We consider our retail banking network, our reputation for superior customer service and financial strength, as well as our competitive pricing, as our major strengths in attracting and retaining customers in our market areas.
     We face intense competition in our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we do not offer, such as trust services and private banking.
     Our deposit sources are primarily concentrated in the communities surrounding our banking offices in Staten Island in Richmond County, New York, Union and Middlesex Counties in New Jersey, and our newest office in Brooklyn in Kings County, New York. As of June 30, 2006 (the latest date for which information is publicly available), we ranked fifth in deposit market share, with a 9.17% market share, in the Staten Island market area. In Middlesex and Union Counties in New Jersey, as of June 30, 2006, we ranked 26th, on a combined basis, with a 0.55% market share.
Lending Activities
     Since 2002, our principal lending activity has been the origination of commercial real estate loans. Previously, our primary lending activity was the origination of one- to four-family residential mortgage loans. We also originate construction and land loans, commercial and industrial loans, multifamily mortgage loans and home equity loans and lines of credit.

     Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale of $340,000, $125,000, $0, $99,000, $1.5 million and $3.8 million at March 31, 2007 and December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

	At March 31,						At December 31,
	2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Commercial	$229,235	53.64%	$207,680	50.75%	$165,657	42.72%	$125,033	38.98%	$81,497	28.84%	$67,424	22.28%
One- to four-family residential mortgage	104,621	24.48	107,572	26.29	127,477	32.87	131,358	40.95	154,702	54.75	185,807	61.39
Construction and land	52,490	12.28	52,124	12.74	52,890	13.64	27,898	8.70	6,129	2.17	2,207	0.73
Multifamily	14,328	3.35	13,276	3.24	14,105	3.64	12,506	3.90	17,267	6.11	18,920	6.25
Home equity and line of credit	12,751	2.98	13,922	3.40	16,105	4.15	17,027	5.31	18,485	6.54	21,911	7.24
Commercial and industrial loans	10,810	2.53	11,022	2.70	8,068	2.08	2,864	0.89	511	0.18	509	0.17
Other loans	3,140	0.74	3,597	0.88	3,510	0.90	4,058	1.27	3,972	1.41	5,888	1.94

Total loans	427,375	100.00%	409,193	100.00%	387,812	100.00%	320,744	100.00%	282,563	100.00%	$302,666	100.00%

Other items:
Deferred loan fees, net	(84)		(4)		(345)		(53)		22		280
Allowance for loan losses	(5,456)		(5,030)		(4,795)		(3,166)		(2,755)		(2,758)

Net loans held-for-investment	$421,835		$404,159		$382,672		$317,525		$279,830		$300,188

     Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2007. Maturities are based on the final contractual payment date and do not reflect the effect of prepayments and scheduled principal amortization.

			One- to Four-Family		Construction and Land
	Commercial Real Estate Loans		Residential Mortgage Loans		Loans		Multifamily Loans
		Weighted		Weighted		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2007	$4,953	10.11%	$579	8.94%	$35,070	9.10%	$—	—%
2008	1,414	9.32	712	6.25	13,481	8.70	—	—
2009	690	11.49	619	6.63	—	—	—	—
2010 to 2011	9,077	7.12	1,137	6.13	—	—	128	7.79
2012 to 2016	8,710	6.94	15,977	5.81	623	6.21	602	7.03
2017 to 2021	17,662	6.66	31,599	5.27	642	6.00	1,254	6.44
2022 and beyond	165,174	6.71	56,949	5.82	2,308	5.55	11,292	6.48

Total	$207,680	6.85%	$107,572	5.68%	$52,124	8.77%	$13,276	6.51%

	Home Equity Loans and Lines		Commercial and Industrial
	of Credit		Loans		Other Loans		Total
		Weighted		Weighted		Weighted		Weighted
	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2007	$845	8.25%	$4,479	8.95%	$3,493	5.30%	$49,419	8.90%
2008	133	5.95	1,007	9.23	15	4.75	16,762	8.65
2009	73	8.59	1,564	9.14	3	10.25	2,949	9.15
2010 to 2011	2,261	8.43	2,536	6.82	26	5.36	15,165	7.19
2012 to 2016	3,139	6.84	1,436	7.47	52	8.57	30,539	6.35
2017 to 2021	2,920	6.45	—	—	8	11.00	54,085	5.82
2022 and beyond	4,551	8.62	—	—	—	—	240,274	6.51

Total	$13,922	7.68	$11,022	8.32%	$3,597	5.36%	$409,193	6.83%

     The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2006 that are contractually due after December 31, 2007.

	Due After December 31, 2007
	Fixed Rate	Adjustable Rate	Total
	(In thousands)
Real estate loans:
Commercial	$26,434	$176,293	$202,727
One- to four-family residential mortgage	65,798	41,195	106,993
Construction and land	6,677	10,377	17,054
Multifamily	1,158	12,118	13,276
Home equity and line of credit	4,649	8,428	13,077
Commercial and industrial loans	4,383	2,160	6,543
Other loans	77	27	104

Total loans	$109,176	$250,598	$359,774

     Commercial Real Estate Loans. Our primary lending activity is the origination of commercial real estate loans. These loans totaled $229.2 million, or 53.64% of our loan portfolio as of March 31, 2007. The commercial real estate properties include hotels, office buildings and owner-occupied businesses. We occasionally enter into commercial real estate loan participations. We seek to originate commercial real estate loans with initial principal balances between $2.0 million and $3.0 million. Loans secured by commercial real estate totaled $229.2 million, or 53.6%, of our total loan portfolio at March 31, 2007, and consisted of 327 loans outstanding with an average loan balance of approximately $701,000, although there are a large number of loans with balances substantially greater than this average. Substantially all of our nonresidential real estate loans are secured by properties located in our primary market area.

     Our commercial real estate loans typically amortize over 20- to 25-year payout schedules with interest rates that adjust after an initial five- or 10-year period, and every five years thereafter. Margins generally range from 275 basis points to 350 basis points above the average yield on United States Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board. We also originate 10- to 15-year fixed-rate, fully amortizing loans.
     In the underwriting of commercial real estate loans, we lend up to the lesser of 75% of the property’s appraised value or purchase price. We base our decisions to lend, primarily, on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 115%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Although a significant portion of our commercial real estate loans are referred by brokers, we underwrite all commercial real estate loans in accordance with our own underwriting guidelines.
     Our largest concentration of commercial real estate loans are secured by hotel and motel properties. At March 31, 2007, hotel and motel loans totaled $23.5 million, or 10.3% of our commercial real estate loans.
     Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
     At March 31, 2007, our largest commercial real estate loan had a principal balance of $7.4 million, and was secured by a hotel. At March 31, 2007, this loan was performing in accordance with its terms.
     Construction and Land Loans. We also originate construction loans to experienced developers for the purchase of developed lots and raw land and for the construction of single-family residences and commercial properties. Construction loans are also made to individuals for the construction of their personal residences. At March 31, 2007, construction loans totaled $52.5 million, or 12.28% of total loans receivable. At March 31, 2007, the additional unadvanced portion of these construction loans totaled $10.0 million.

     We grant construction loans to builders, often in conjunction with land and development loans. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to a 70% loan-to-completed-appraised-value ratio. Repayment of construction loans on residential properties is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property.
     Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multifamily housing and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 50% of the appraised value of the property, and the maximum term of these loans is two years. If the maturity of the loan exceeds two years, the loan must be an amortizing loan.
     Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.
     Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.
     At March 31, 2007, our largest construction and land loan had a principal balance of $4.8 million. At March 31, 2007, this loan was performing in accordance with its terms.
     Commercial and Industrial Loans. We make various types of secured and unsecured commercial and industrial loans to customers in our market area for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of ten years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a lending rate that is determined internally, or a short-term market rate index. At March 31, 2007, we had 86 commercial and industrial loans outstanding with an aggregate balance of $10.8 million, or 2.53% of the total loan portfolio. As of March 31, 2007, the average commercial and industrial loan balance was approximately $126,000, although we originate commercial and industrial loans with balances substantially greater than this average.
     Commercial credit decisions are based upon our credit assessment of the loan applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Personal guarantees of the principals are typically obtained. In addition to evaluating the loan applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s personal credit history supplement our analysis of the applicant’s creditworthiness. We may also check with other banks and conduct trade investigations. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial and industrial loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.

     At March 31, 2007, our largest commercial and industrial loan had a principal balance of $1.0 million. At March 31, 2007, this loan was performing in accordance with its terms.
     Multifamily Real Estate Mortgage Loans. Loans secured by multifamily real estate mortgages totaled approximately $14.3 million, or 3.35% of our total loan portfolio, at March 31, 2007. At March 31, 2007, we had 49 multifamily real estate mortgage loans with an average loan balance of approximately $292,000. The majority of these loans have adjustable interest rates.
     In underwriting multifamily real estate mortgage loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 115%), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multifamily real estate mortgage loans are originated in amounts up to 75% of the appraised value of the property securing the loan. Personal guarantees are typically obtained from multifamily real estate mortgage borrowers.
     Loans secured by multifamily real estate mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multifamily real estate mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
     One- to Four-Family Residential Mortgage Loans. At March 31, 2007, $104.6 million, or 24.48% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We have not aggressively pursued originations of this type of loan in recent years. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $750,000.
     One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $417,000 for single-family homes. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We originate fixed-rate jumbo loans with terms of up to 15 years and adjustable-rate jumbo loans with an initial fixed-rate period of 10 years. We generally underwrite jumbo loans in a manner similar to conforming loans. These loans are generally eligible for sale to various firms that specialize in purchasing non-conforming loans. Jumbo loans are not uncommon in our market areas.
     We will originate loans with loan-to-value ratios in excess of 80%, up to and including a loan-to-value ratio of 95%. We require private mortgage insurance for all loans with loan-to-value ratios in excess of 80%. Generally, we will retain in our portfolio loans with loan-to-value ratios up to and including 90%, and sell loans with loan-to-value ratios that exceed 90%. As of March 31, 2007, we had $1.4 million of loans in our loan portfolio with loan-to-value ratios in excess of 80%. We currently retain the servicing rights on loans sold to generate fee income. For the three months ended March 31, 2007 and for the year ended December 31, 2006, we received servicing fees of $49,000 and $200,000, respectively. As of March 31, 2007, the principal balance of loans serviced for others totaled $82.4 million.

     We do not offer “interest only” mortgage loans on one- to four-family residential properties, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios).
     Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. Although we have not historically focused on originating these types of loans, we have recently hired an experienced loan officer in an effort to increase our origination of these types of loans. Home equity lines of credit have a maximum term of 20 years during which time the borrower is required to make payments to principal based on a 20-year amortization. The borrower is permitted to draw against the line during the entire term. Our home equity loans are originated with fixed or adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite fixed-rate, one- to four-family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 75% when combined with the principal balance of the existing mortgage loan. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity loan or line of credit. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. At March 31, 2007, the outstanding balances of home equity loans totaled $5.0 million, or 1.17% of our total loan portfolio, and the outstanding balance of home equity lines of credit totaled $7.8 million, or 1.81% of our total loan portfolio.
     Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main office and our Avenel, New Jersey and Brooklyn, New York branch office locations. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. A significant portion of our commercial real estate loans and multifamily residential mortgage loans are generated by referrals from brokers, accountants and other professional contacts. Most of our one- to four-family residential mortgage loan originations are generated by walk-in business. We also advertise throughout our market area.
     We generally retain in our portfolio all adjustable-rate loans that we originate, as well as short-term, fixed-rate residential mortgage loans (terms of 10 years or less). Loans that we sell consist primarily of conforming, long-term, fixed-rate residential mortgage loans. We sold $1.5 million and $1.1 million of residential mortgage loans (all fixed-rate loans, with terms of 15 years or longer) during the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, and we held $340,000 of loans for sale at March 31, 2007.

     We sell our loans without recourse, except for normal representations and warranties provided in sales transactions. Currently, we retain the servicing rights on residential mortgage loans that we sell, and we intend to continue this practice in the future. At March 31, 2007, we were servicing loans owned by others with a principal balance of $86.8 million, consisting of $82.4 million of one- to four-family residential mortgage loans and $4.4 million of construction and land loans. Historically, the origination of loans held for sale and related servicing activity has not been material to our operations. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. We have entered into a limited number of loan participations in recent years.
     Loan Approval Procedures and Authority. Northfield Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by Northfield Bank’s board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.
     Northfield Bank’s policies and loan approval limits are established by the board of directors. Aggregate lending relationships in amounts up to $1.5 million that are secured by real estate can be approved by designated officers with specific lending approval authority. Relationships in excess of $1.5 million can be approved by our Chief Executive Officer, up to $10.0 million for loans secured by properly margined real estate (up to a 75% loan-to-value ratio), and up to $5.0 million for construction and land loans. In practice, our Chief Lending Officer is involved in the approval of all loans. Certain of our officers can approve loans in amounts up to $250,000 that are not fully secured by real estate, and loans in excess of that amount, up to $1.0 million, can be approved by our Chief Executive Officer. With the exception of passbook savings loans, all loans are reported to the board of directors in the month following the closing.
     Northfield Bank also uses automated underwriting systems to review one- to four-family residential mortgage loans, home equity loans and home equity lines of credit. Applications for loan amounts in excess of the conforming loan limit may only receive a credit approval, subject to an appraisal of the subject property. We require appraisals by independent, licensed, third-party appraisers of all real property securing loans. All appraisers are approved by the board of directors annually.
Non-performing and Problem Assets
     When a loan is 15 days past due, we send the borrower a late charge notice. When the loan is 30 days past due, we mail the borrower a letter reminding the borrower of the delinquency and, except for loans secured by one- to four-family residential real estate, we attempt personal, direct contact with the borrower at this time to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and we refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten these time frames in consultation with the senior lending officer.

     Generally, loans are placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period. Our Chief Lending Officer reports monitored loans, including all loans rated Special Mention, Substandard, Doubtful or Loss, to the board of directors on a monthly basis.
     Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At March 31, 2007 and December 31, 2006, 2005, 2004, 2003 and 2002, we had troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates less than current market rates) of $1.7 million, $1.7 million, $885,000, $0, $0, and $0, respectively.

	At March 31,	At December 31,
	2007	2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
Commercial	$5,678	$5,167	$124	$944	$1,699	$308
One- to four-family residential mortgage	233	234	290	545	773	1,089
Construction and land	450	—	—	—	—	—
Multifamily	294	—	—	—	—	—
Home equity and line of credit	48	36	62	352	418	19
Commercial and industrial loans	1,156	905	885	—	5	—
Other loans	—	—	—	60	—	31

Total non-accrual loans	7,859	6,342	1,361	1,901	2,895	1,447

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
Commercial	—	—	—	—	148	—
One- to four-family residential mortgage	—	—	698	—	147	200
Construction and land	502	275	—	—	—	—
Multifamily	—	—	—	—	—	—
Home equity and line of credit	471	—	—	60	174	43
Commercial and industrial loans	—	498	—	—	—	—
Other loans	30	—	—	357	600	298

Total loans delinquent 90 days or greater and still accruing	1,003	773	698	417	1,069	541

Total non-performing loans	8,862	7,115	2,059	2,318	3,964	1,988

Real estate owned	—	—	—	—	—	—

Total non-performing assets	$8,862	$7,115	$2,059	$2,318	$3,964	$1,988

Ratios:
Non-performing loans to total loans	2.07%	1.74%	0.53%	0.72%	1.40%	0.66%
Non-performing assets to total assets	0.69	0.55	0.15	0.15	0.27	0.15

     For the three months ended March 31, 2007 and for the year ended December 31, 2006, gross interest income that would have been recorded had our non-accruing loans and troubled debt restructurings been current in accordance with their original terms was $213,000 and $229,000, respectively. Interest income recognized on such non-accruing loans and troubled debt restructurings on a cash basis for the periods was $0 and $61,000, respectively. The recent increase in non-accrual commercial real estate loans primarily reflects two loans with principal balances totaling $4.0 million, which were placed on non-accrual status during the year ended December 31, 2006. One of these loans is secured by 12 residential and mixed-use properties with an aggregate appraised value of $2.9 million as of the most recent appraisal. The other loan is secured by an automobile repair facility with an appraised value of $2.6 million as of the most recent appraisal.

     Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over (1)		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2007
Real estate loans:
Commercial	1	$424	6	$5,254	7	$5,678
One- to four-family residential mortgage	1	84	2	233	3	317
Construction and land	—	—	4	952	4	952
Multifamily	1	294	—	—	1	294
Home equity and line of credit	—	—	3	519	3	519
Other loans	1	10	2	30	3	40

Total	4	$812	17	$6,988	21	$7,800

At December 31, 2006
Real estate loans:
Commercial	3	$2,873	2	$2,294	5	$5,167
One- to four-family residential mortgage	—	—	2	234	2	234
Construction and land	2	562	2	275	4	837
Home equity and line of credit	—	—	1	36	1	36
Commercial and industrial loans	—	—	1	498	1	498
Other loans	1	3	—	—	1	3

Total	6	$3,438	8	$3,337	14	$6,775

At December 31, 2005
Real estate loans:
Commercial	—	$—	1	$124	1	$124
One- to four-family residential mortgage	2	71	3	988	5	1,059
Home equity and line of credit	1	6	2	56	3	62
Other loans	4	63	—	—	4	63

Total	7	$140	6	$1,168	13	$1,308

At December 31, 2004
Real estate loans:
Commercial	3	$1,347	—	$—	3	$1,347
One- to four-family residential mortgage	3	228	5	545	8	773
Home equity and line of credit	1	225	6	187	7	412
Other loans	3	9	50	417	53	426

Total	10	$1,809	61	$1,149	71	$2,958

At December 31, 2003
Real estate loans:
Commercial	5	$1,349	7	$1,847	12	$3,196
One- to four-family residential mortgage	4	728	8	920	12	1,648
Home equity and line of credit	1	5	9	592	10	597
Commercial and industrial loans	—	—	1	5	1	5
Other loans	18	517	60	600	78	1,117

Total	28	$2,599	85	$3,964	113	$6,563

At December 31, 2002
Real estate loans:
Commercial	—	$—	3	$308	3	$308
One- to four-family residential mortgage	6	654	14	844	20	1,498
Home equity and line of credit	—	—	5	62	5	62
Other loans	7	56	51	329	58	385

Total	13	$710	73	$1,543	86	$2,253

(1)	Amounts included in nonperforming loans may not equal total loans delinquent 90 days or more as loans that are less than 90 days delinquent may be on non-accrual status.

     Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At March 31, 2007 and December 31, 2006, 2005, 2004, 2003 and 2002, we had no real estate owned.
     Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of March 31, 2007, we had $6.4 million of assets designated as special mention.
     The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances will be subject to review by our principal federal regulator following the charter conversion, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at March 31, 2007, classified assets consisted of substandard assets of $10.6 million, doubtful assets of $912,000 and no loss assets. As of March 31, 2007, our largest substandard asset was a GMAC bond of $4.0 million that matured on April 5, 2007 and was paid in full. The classified assets total includes $7.9 million of nonperforming loans at March 31, 2007.
Allowance for Loan Losses
     We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loans losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists primarily of two components:
(1)	specific allowances established for impaired loans (generally defined as non-accrual loans with an outstanding balance of $500,000 or greater). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan or the fair value of the underlying collateral, if the loan is collateral dependent exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses.

(2)	general allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired. The portfolio is grouped into similar risk characteristics, primarily loan type, loan-to-value, if collateral dependent, and delinquency status. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.
     The adjustments to historical loss experience are based on our evaluation of several environmental factors, including:
•	changes in international, national, regional and local economic and business conditions and developments that affect the collectibility of our portfolio, including the condition of various market segments;

•	changes in the nature and volume of our portfolio and in the terms of loans;

•	changes in the experience, ability and depth of lending management and other relevant staff;

•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

•	changes in the quality of our loan review system;

•	changes in the value of underlying collateral for collateral-dependent loans;

•	the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•	the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.
We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

     Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
     Construction and land loans generally have greater credit risk than traditional one- to four-family residential mortgage loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make a loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction and land loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.
     Commercial loans involve a higher risk of default than residential loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Loans secured by multifamily real estate mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multifamily mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
     We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

     The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the
	Three Months Ended
	March 31,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$5,030	$4,795	$4,795	$3,166	$2,755	$2,758	$3,040

Charge-offs:
Real estate loans:
Multifamily	—	—	—	—	—	—	(101)
Other loans	(14)	—	—	—	—	(8)	(11)

Total charge-offs	(14)	—	—	—	—	(8)	(112)

Recoveries:
Other loans	—	—	—	—	1	5	—

Total recoveries	—	—	—	—	1	5	—

Net (charge-offs) recoveries	(14)	—	—	—	1	(3)	(112)
Provision for loan losses	440	150	235	1,629	410	—	(170)

Balance at end of period	$5,456	$4,945	$5,030	$4,795	$3,166	$2,755	$2,758

Ratios:
Net charge-offs to average loans outstanding (annualized)	—%	—%	—%	—%	—%	—%	(0.05%)
Allowance for loan losses to non-performing loans at end of period	61.57	146.30	70.70	232.88	136.58	69.50	138.73
Allowance for loan losses to total loans at end of period	1.28	1.23	1.23	1.24	0.99	0.98	0.91
     Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2007		At December 31,
			2006		2005
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in thousands)
Real estate loans:
Commercial	$2,707	53.64%	$2,421	50.75%	$1,624	42.72%
One- to four-family residential mortgage	201	24.48	189	26.29	319	32.87
Construction and land	1,312	12.28	1,303	12.74	1,848	13.64
Multifamily	122	3.35	113	3.24	71	3.64
Home equity and line of credit	46	2.98	46	3.40	81	4.15
Commercial and industrial loans	1,003	2.53	891	2.70	849	2.08
Other loans	37	0.74	25	0.88	3	0.90

Total allocated allowance	5,428	100.00%	4,988	100.00%	4,795	100.00%

Unallocated	28		42		—

Total	$5,456		$5,030		$4,795

	At December 31,
	2004		2003		2002
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in thousands)
Real estate loans:
Commercial	$1,681	38.98%	$976	28.84%	$817	22.28%
One- to four-family residential mortgage	326	40.95	425	54.75	511	61.39
Construction and land	494	8.70	63	2.17	23	0.73
Multifamily	143	3.90	159	6.11	175	6.25
Home equity and line of credit	428	5.31	536	6.54	661	7.24
Commercial and industrial loans	65	0.89	38	0.18	48	0.17
Other loans	4	1.27	21	1.41	12	1.94

Total allocated allowance	3,141	100.00%	2,218	100.00%	2,247	100.00%

Unallocated	25		537		511

Total	$3,166		$2,755		$2,758

Investments
     Our board asset/liability management committee, consisting of four non-employee board members, has primary responsibility for establishing and overseeing our investment policy, subject to oversight by our entire board of directors. The investment policy is reviewed at least annually by the asset/liability management committee, and any changes to the policy are subject to ratification by the full board of directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Our Senior Vice President and Treasurer executes Northfield Bank’s securities portfolio decisions, within policy requirements, with the approval of either the Chief Executive Officer or the Chief Financial Officer. NSB Services Corp.’s and NSB Realty Trust’s Investment Officers execute securities portfolio decisions in accordance with investment policies that mirror Northfield Bank’s investment policy. All purchase and sale transactions are formally reviewed by the Board of Directors at least quarterly.
     Our current investment policy permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as real estate mortgage investment conduits (“REMICs”). The investment policy also permits, with certain limitations, investments in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises, asset-backed securities, money market funds, federal funds, investment grade corporate bonds, reverse repurchase agreements and certificates of deposit.
     Our current investment policy does not permit investment in municipal bonds, preferred and common stock of government sponsored enterprises or equity securities other than our required investment in the common stock of the Federal Home Loan Bank of New York or permitted for community reinvestment purposes. As of March 31, 2007, we held no asset-backed securities other than mortgage-backed securities. As a federal savings bank, Northfield Bank will not be permitted to invest in equity securities. This general restriction does not apply to Northfield Bancorp, Inc.
     Our current investment policy does not permit hedging through the use of such instruments as financial futures, interest rate options and swaps.

Statement of Financial Accounting Standards (“SFAS”) No. 115 requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale are reported at estimated market value, trading securities are reported at estimated fair value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings. The fair values of our securities, which, at March 31, 2007, consisted primarily of mortgage-backed-securities and REMICs, are based on published or securities dealers’ market values. The market for these securities primarily consists of other financial institutions, insurance companies, real estate investment trusts, and mutual funds.
     Our available-for-sale securities portfolio at March 31, 2007, consisted of securities with the following amortized cost: $519.4 million of pass-through mortgage-backed securities issued by Fannie Mae or Freddie Mac, $147.6 million of REMICs and $33.9 million of other securities, consisting of corporate bonds and equity securities. At March 31, 2007, approximately $115,000 of the underlying collateral of our REMIC portfolio was secured by sub-prime loans. These securities were rated AAA at March 31, 2007.
     We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.
     Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Northfield Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.
     REMICs are types of mortgage-backed securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders.

     Our REMICs are generally underwritten by large investment banking firms. The timely payment of principal and interest on these securities are generally supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all of these securities are triple “A” rated by Standard & Poors or Moodys. Privately-issued REMICs are subject to certain credit-related risks normally not associated with United States Government agency and United States Government-sponsored enterprise REMICs. The loss protection generally provided by the various forms of credit enhancements is limited, and losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the credit enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the REMIC holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect us from material losses on our privately issued REMICs.
     At March 31, 2007, our corporate bond portfolio consisted of $30.7 million of investment grade securities with remaining maturities of less than two years. Our investment policy provides that we may invest up to 15% of our risk-based capital in corporate bonds from individual issuers with, at the time of purchase, the highest investment-grade rating from Standard & Poors or Moodys. The remaining maturity of these bonds may not exceed 270 days, and there is no aggregate limit for this security type. We may invest up to the lesser of 1% of our total assets or 15% of our risk-based capital in corporate bonds from individual issuers with, at the time of purchase, the top three investment-grade ratings, and there is no aggregate limit for this security type. Corporate bonds from individual issuers with investment-grade ratings, at the time of purchase, below the top three ratings are limited to the lesser of 1% of our total assets or 15% of our risk-based capital. Aggregate holdings of this security type cannot exceed 5% of our total assets. Bonds that subsequently experience a decline in credit rating below investment grade are monitored at least monthly to determine whether we should continue to hold the bond. At March 31, 2007, we had one corporate bond below investment grade. This bond had a face amount of $4.0 million. It matured and paid in full in April 2007.

     The following table sets forth the amortized cost and estimated fair value of our available-for-sale and held-to-maturity securities portfolios (excluding Federal Home Loan Bank of New York common stock) at the dates indicated. As of March 31, 2007 and December 31, 2006, 2005 and 2004, we had a trading portfolio with a market value of $2.9 million, $2.7 million, $2.4 million and $2.1 million, respectively, consisting of mutual funds.

			At December 31,
	At March 31, 2007		2006		2005		2004
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Securities held to maturity:
Mortgage-backed securities:
Freddie Mac	$1,235	$1,199	$1,240	$1,203	$1,258	$1,222	$1,275	$1,275
Fannie Mae	10,623	10,649	11,494	11,485	15,425	15,531	21,172	21,993
Real estate mortgage investment conduits	12,635	12,154	13,430	12,825	18,147	17,320	27,634	27,407
Ginnie Mae	5	6	5	6	11	12	13	15
Corporate bonds	—	—	—	—	—	—	6,054	6,131

Total securities held-to-maturity	$24,498	$24,008	$26,169	$25,519	$34,841	$34,085	$56,148	$56,821

			At December 31,
	At March 31, 2007		2006		2005		2004
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Securities available for sale:
Mortgage-backed securities:
Freddie Mac	$82,002	$79,209	$87,731	$84,533	$106,714	$103,250	$131,366	$130,510
Fannie Mae	437,364	423,484	464,952	448,518	571,371	554,095	641,399	639,348
Real estate mortgage investment conduits	147,593	144,627	132,454	128,654	174,379	169,777	198,710	198,350
Corporate bonds	30,706	30,697	44,390	44,345	34,393	33,696	42,811	42,775
Equity investments (1)	3,175	3,138	7,491	7,448	2,673	2,646	1,793	1,784

Total securities available-for-sale	$700,840	$681,155	$737,018	$713,498	$889,530	$863,464	$1,016,079	$1,012,767

(1)	Consists of mutual funds.

     Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2007 is summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. All of our securities at March 31, 2007 were taxable securities.

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years		More than Ten Years		Total Securities
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in thousands)
Securities held to maturity:
Mortgage-backed securities:
Freddie Mac	$—	—%	$—	—%	$—	—%	$1,235	5.36%	$1,235	$1,199	5.36%
Ginnie Mae	—	—%	5	6.75%	—	—%	—	—%	5	6	6.75%
Fannie Mae	—	—%	1,557	5.41%	8,627	4.36%	439	6.83%	10,623	10,649	4.61%
Real estate mortgage investment conduits	—	—%	442	5.94%	—	—%	12,193	3.76%	12,635	12,154	3.84%

Total securities held-to-maturity	$—	—%	$2,004	5.53%	$8,627	4.36%	$13,867	4.00%	$24,498	$24,008	4.25%

Securities available for sale:
Mortgage-backed securities:
Freddie Mac	$—	—%	$—	—%	$45,548	4.38%	$36,454	4.21%	$82,002	$79,209	4.30%
Fannie Mae	—	—%	1,107	5.60%	315,459	4.26%	120,798	4.21%	437,364	423,484	4.25%
Real estate mortgage investment conduits	463	3.79%	22,758	3.93%	13,420	4.07%	110,952	4.41%	147,593	144,627	4.30%
Equity investments	3,175	3.57%	—	—%	—	—%	—	—%	3,175	3,138	3.57%
Corporate bonds	30,706	5.20%	—	—%	—	—%	—	—%	30,706	30,697	5.20%

Total securities available for sale	$34,344	5.03%	$23,865	4.01%	$374,427	4.27%	$268,204	4.29%	$700,840	$681,155	4.31%

Sources of Funds
     General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow, primarily from the Federal Home Loan Bank of New York, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are the proceeds of loan sales, scheduled loan payments, maturing investments, loan prepayments, retained earnings and income on other earning assets.
     Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, NOW accounts, non-interest bearing checking accounts and individual retirement accounts. We accept brokered deposits on a limited basis. At March 31, 2007, we had an immaterial amount of brokered deposits.
     Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.
     At March 31, 2007, we had a total of $491.7 million in certificates of deposit, of which $425.8 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.
     The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended			For the Year Ended
	March 31, 2007			December 31, 2006
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Non-interest bearing demand	$97,246	9.88%	—%	$89,989	8.99%	—%
NOW	37,820	3.84	1.60	37,454	3.74	0.93
Savings	353,221	35.88	0.69	398,852	39.86	0.70
Certificate of deposit	496,123	50.40	4.35	474,313	47.41	3.96

Total deposits	$984,410	100.00%	2.50%	$1,000,608	100.00%	2.19%

	For the Years Ended December 31,
	2005			2004
			Weighted			Weighted
			Average			Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Non-interest bearing demand	$91,956	8.94%	—%	$80,556	8.02%	—%
NOW	38,782	3.77	0.53	40,447	4.03	0.55
Savings accounts	488,109	47.44	0.67	494,676	49.25	0.65
Certificate of deposit	409,932	39.85	2.65	388,674	38.70	1.96

Total deposits	$1,028,779	100.00%	1.39%	$1,004,353	100.00%	1.10%

     As of March 31, 2007, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $197.3 million. The following table sets forth the maturity of these certificates at March 31, 2007.

At
March 31, 2007
(In thousands)
Three months or less	$124,379
Over three months through six months	48,095
Over six months through one year	20,407
Over one year to three years	3,819
Over three years	639

Total	$197,339

     The following table sets forth our time deposits classified by interest rate at the dates indicated.

	At March	At December 31,
	31, 2007	2006	2005	2004
	(In thousands)
Interest Rate:
Less than 2.00%	$892	$1,237	$11,757	$236,829
2.00% - 2.99%	16,128	21,831	170,869	99,524
3.00% - 3.99%	161,408	127,505	179,947	31,506
4.00% - 4.99%	224,139	248,164	66,263	20,682
5.00% - 5.99%	89,182	97,533	2,160	2,593
6.00% - 6.99%	—	143	8	636
7.00% - 7.99%	—	—	—	60

Total	$491,749	$496,413	$431,004	$391,830

     The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	Period to Maturity at March 31, 2007
	Less Than	More Than	More Than	More Than
	or Equal to	One to Two	Two to	Three to	More Than
	a Year	Years	Three Years	Four Years	Four Years	Total
	(In thousands)
Interest Rate:
Less than 2.00%	$871	$1	$—	$—	$—	$872
2.00% - 2.99%	13,556	1,721	851	—	—	16,128
3.00% - 3.99%	125,964	27,770	6,029	1,399	246	161,408
4.00% - 4.99%	203,926	12,661	3,325	1,924	2,323	224,159
5.00% - 5.99%	81,483	6,331	725	—	643	89,182

Total	$425,800	$48,484	$10,930	$3,323	$3,212	$491,749

     Borrowings. Our borrowings consist primarily of securities sold under agreements to repurchase (repurchase agreements) as well as advances from the Federal Home Loan Bank of New York, and borrowings from our other correspondent banking relationships. As of March 31, 2007, our repurchase agreements totaled $117.0 million, or 10.4% of total liabilities, and our Federal Home Loan Bank advances totaled $20.0 million, or 1.8% of total liabilities. At March 31, 2007, we had the ability to borrow an additional $200 million under our credit facilities with the Federal Home Loan Bank of New York. Repurchase agreements are secured by mortgage-backed securities and other mortgage-related securities. Advances from the Federal Home Loan Bank of New York are secured by our investment in the common stock of the Federal Home Loan Bank of New York as well as by a blanket pledge of our mortgage portfolio not otherwise pledged.

     The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	At or For the Three Months
	Ended March 31,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Balance at end of period	$139,507	$204,708	$128,534	$233,629	$361,708
Average balance during period	$125,073	$220,270	$181,296	$301,649	$286,537
Maximum outstanding at any month end	$139,507	$220,222	$220,222	$341,190	$361,708
Weighted average interest rate at end of period	3.94%	3.47%	3.74%	3.46%	2.90%
Average interest rate during period	3.82%	3.50%	3.57%	3.28%	2.52%
Properties
     We operate from our main office in Staten Island, New York and our additional 17 branch offices located in New York and New Jersey. Our branch offices are located in Staten Island, New York (Richmond County), Brooklyn, New York (Kings County) and the New Jersey counties of Middlesex and Union. The net book value of our premises, land and equipment was $8.0 million at March 31, 2007. The following table sets forth information with respect to our full-service banking offices and our operations center, including the expiration date of leases with respect to leased facilities.

Avenel
1410 St. Georges Ave.
Avenel, New Jersey 07001
3/31/2035
Bay Ridge
8512 Third Ave.
Brooklyn, New York 11209
10/31/2025
Bay Street
385 Bay St.
Staten Island, New York 10301
1/31/2027
Bulls Head
1497 Richmond Ave.
Staten Island, New York 10314
3/31/2037
Castleton Corners
(Main Office)
1731 Victory Blvd.
Staten Island, New York 10314
East Brunswick
755 State Highway 18
East Brunswick, New Jersey 08816
6/30/2013
Eltingville
4355 Amboy Rd.
Staten Island, New York 10312
7/5/2018
Greenridge
3227 Richmond Ave.
Staten Island, New York 10312
12/31/2015
Linden
501 N. Wood Ave.
Linden, New Jersey 07036
3/1/2029
Milltown
336 Ryders Lane
Milltown, New Jersey 08850
9/30/2040
Monroe Township
1600 Perrineville Rd.
Monroe, New Jersey 08831
3/1/2024
New Dorp Shopping Center
2706 Hylan Blvd.
Staten Island, New York 10306
9/30/2010
Pathmark Shopping Mall
1351 Forest Ave.
Staten Island, New York 10302
10/21/2016
Forest Avenue Shoppers Town
1481 Forest Ave.
Staten Island, New York 10302
11/5/2016
Pleasant Plains
6420 Amboy Rd.
Staten Island, New York 10309
5/31/2032
Prince’s Bay
5775 Amboy Rd.
Staten Island, New York 10309
Rahway
1515 Irving St.
Rahway, New Jersey 07065
West Brighton
741 Castleton Ave.
Staten Island, New York 10310
12/31/2008
Winthrop Place (Operations Center)
38 Winthrop Pl.
Staten Island, New York 10314

Subsidiary Activities
     Northfield Bank owns 100% of the common stock of NSB Services Corp., which in turn owns 100% of the voting common stock of NSB Realty Trust. NSB Services Corp. is a Delaware corporation that holds the stock of NSB Realty Trust. NSB Realty Trust is a Maryland real estate investment trust that holds mortgage loans, mortgage-backed securities and other investments. These entities enable Northfield Bank to segregate certain assets for management purposes, and promote Northfield Bank’s ability to raise regulatory capital in the future through the sale of preferred stock or other capital-enhancing securities by these entities. At March 31, 2007, Northfield Bank’s investment in NSB Services Corp. was $555.5 million, and NSB Services Corp. had assets of $556.4 million at that date. At March 31, 2007, NSB Services Corp.’s investment in NSB Realty Trust was $550.8 million, and NSB Realty Trust had $552.9 million in assets at that date. NSB Insurance Agency is a New York corporation that receives nominal commissions from the sale of life insurance by employees of Northfield Bank. Northfield Bank also owns all or a portion of three additional, inactive corporations. At March 31, 2007, Northfield Bank’s investment in NSB Insurance Agency was $2,000.
Legal Proceedings
     In the normal course of business, we may be party to various outstanding legal proceedings and claims. In the opinion of management, the consolidated financial statements will not be materially affected by the outcome of such legal proceedings and claims as of March 31, 2007.
Expense and Tax Allocation
     Northfield Bank intends to enter into an agreement with Northfield Bancorp, Inc. and Northfield Bancorp, MHC to provide them with certain administrative support services, whereby Northfield Bank will be compensated at not less than the fair market value of the services provided. In addition, Northfield Bank and Northfield Bancorp, Inc. intend to enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.
Personnel
     As of March 31, 2007, we had 181 full-time employees and 43 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.
FEDERAL AND STATE TAXATION
Federal Taxation
     General. Northfield Bancorp, Inc. and Northfield Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Currently, Northfield Bancorp, Inc. and Northfield Bank are included as part of NSB Holding Corp.’s consolidated tax group. However, upon completion of the stock offering, Northfield Bancorp, Inc. and Northfield Bank will not be part of Northfield Bancorp, MHC’s consolidated tax group since Northfield Bancorp, MHC will not own at least 80% of the common stock of Northfield Bancorp, Inc. Following the stock offering, Northfield Bancorp, Inc. intends to file consolidated tax returns with Northfield Bank, its wholly-owned subsidiary.

     NSB Holding Corp.’s consolidated federal tax returns are not currently under audit, and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Northfield Bancorp, MHC, NSB Holding Corp., Northfield Bancorp, Inc. or Northfield Bank.
     Method of Accounting. For federal income tax purposes, NSB Holding Corp. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.
     Bad Debt Reserves. Historically, Northfield Bank was subject to special provisions in the tax law applicable to qualifying savings banks regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996 that eliminated the ability of savings banks to use the percentage of taxable income method for computing tax bad debt reserves for tax years after 1995, and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after a savings bank’s last tax year beginning before January 1, 1988. Northfield Bank recaptured its post December 31, 1987 bad-debt reserve balance over the six-year period ended December 31, 2004.
     Currently, the NSB Holding Corp. consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes, and Northfield Bancorp, Inc. intends to use the specific charge off method to account for tax bad debt deductions in the future.
     Taxable Distributions and Recapture. Prior to 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Northfield Bank failed to meet certain thrift asset and definitional tests or made certain distributions. Tax law changes in 1996 eliminated thrift-related recapture rules. However, under current law, pre-1988 tax bad debt reserves remain subject to recapture if Northfield Bank makes certain non-dividend distributions, repurchases any of its common stock, pays dividends in excess of earnings and profits, or fails to qualify as a bank for tax purposes.
     At March 31, 2007, the total federal pre-base year bad debt reserve of Northfield Bank was approximately $5.9 million.
     Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. NSB Holding Corp.’s consolidated group has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.
     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2007, NSB Holding Corp.’s consolidated group had no net operating loss carryforwards for federal income tax purposes.
     Corporate Dividends-Received Deduction. Northfield Bancorp, Inc. may exclude from its federal taxable income 100% of dividends received from Northfield Bank as a wholly-owned subsidiary. The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation. The dividends-received deduction is 70% when the corporation receiving the dividend owns less than 20% of the distributing corporation.

State Taxation
     Northfield Bancorp, Inc. and NSB Holding Corp. report, and Northfield Bancorp, MHC will report, income on a calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 7.5% (for 2003 and forward) of “entire net income” allocable to New York State, (b) 3% of “alternative entire net income” allocable to New York State, or (c) 0.01% of the average value of assets allocable to New York State plus nominal minimum tax of $250 per company. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.
     At December 31, 2005, Northfield Bank did not meet the definition of a domestic building and loan association for New York State and City tax purposes. As a result, we were required to recognize a $2.2 million deferred tax liability for state and city thrift-related base-year bad debt reserves accumulated after December 31, 1987.
     Our New York state tax returns for the years ended December 31, 1999 through December 31, 2005 are currently under audit by the State of New York with respect to our operation of NSB Services Corp. as a Delaware corporation not subject to New York State taxation. Our state tax returns are otherwise not currently under audit, and have not been audited during the past five years.
SUPERVISION AND REGULATION
General
     Following the charter conversion, Northfield Bank will be examined and supervised by the Office of Thrift Supervision and will remain subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and the institution’s depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Northfield Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. Following the charter conversion the Office of Thrift Supervision will examine Northfield Bank and prepare reports for the consideration of its board of directors on any operating deficiencies. Northfield Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Northfield Bank’s mortgage documents.
     Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Northfield Bancorp, Inc., Northfield Bank and their operations.

     Following their charter conversions, Northfield Bancorp, Inc. and Northfield Bancorp, MHC, as savings and loan holding companies will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Northfield Bancorp, Inc. also will be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
     Certain of the regulatory requirements that are or will be applicable to Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effect on Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC and is qualified in its entirety by reference to the actual statutes and regulations.
Federal Banking Regulation
     Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Northfield Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets, and may invest in non-residential real estate loans up to 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, and in certain types of debt securities and certain other assets. Northfield Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Northfield Bank, including real estate investment and securities and insurance brokerage.
     Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.
     The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank.
     At March 31, 2007, Northfield Bank’s capital exceeded all applicable requirements. See “Regulatory Capital Compliance.”
     Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2007,

Northfield Bank’s largest lending relationship with a single or related group of borrowers totaled $15.9, which represented 9.6% of unimpaired capital and surplus; therefore, Northfield Bank was in compliance with the loans-to-one borrower limitations.
     Qualified Thrift Lender Test. As a federal savings bank, Northfield Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Northfield Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.
     Northfield Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.
     A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2007, Northfield Bank maintained approximately 72.7% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.
     Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:
•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.
     Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.
     The Office of Thrift Supervision may disapprove a notice or application if:
•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.
     In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

     Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We seek to maintain a ratio of liquid assets not subject to pledge as a percentage of deposits and borrowings not subject to pledge of 35% or greater. At March 31, 2007, this ratio was 69.2%. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.
     Community Reinvestment Act and Fair Lending Laws. All Federal Deposit Insurance Corporation-insured institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Northfield Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.
     Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Northfield Bank. Northfield Bancorp, Inc. is an affiliate of Northfield Bank. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.
     Northfield Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:
(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Northfield Bank’s capital.
In addition, extensions of credit in excess of certain limits must be approved by Northfield Bank’s board of directors.
     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.
     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.
     Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:
•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

     Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings bank. Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.
     At March 31, 2007, Northfield Bank met the criteria for being considered “well-capitalized.”
     Insurance of Deposit Accounts. Deposit accounts in Northfield Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Northfield Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.
     On February 15, 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation, among other things, increased the amount of federal deposit insurance coverage per separately insured depositor (with a cost of living adjustment to become effective in five years). The legislation also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits.
     On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premiums based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits. The assessment to be paid during the year ending December 31, 2007 will be offset by a credit from the Federal Deposit Insurance Corporation to Northfield Bank of $794,000. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

     Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2007, the annualized FICO assessment was equal to 1.22 basis points for each $100 in domestic deposits maintained at an institution.
     Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.
Federal Home Loan Bank System
     Northfield Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Northfield Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York in an amount determined by a “membership” investment component and an “activity-based” investment component. The membership investment component is the greater of 0.20% of an institution’s “Mortgage-related Assets,” as defined by the Federal Home Loan Bank, or $1,000. The activity-based investment component is equal to 4.5% of the institution’s outstanding advances with the Federal Home Loan Bank. The activity-based investment component also considers other transactions, including assets originated for or sold to the Federal Home Loan Bank and delivery commitments issued by the Federal Home Loan Bank. Northfield Bank currently does not enter into these other types of transactions with the Federal Home Loan Bank. As of March 31, 2007, Northfield Bank was in compliance with its ownership requirement.
Other Regulations
     Interest and other charges collected or contracted for by Northfield Bank are subject to state usury laws and federal laws concerning interest rates. Northfield Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:
•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.
The operations of Northfield Bank also are subject to the:
•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the United States financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings banks operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.
Regulatory Agreement
     On June 18, 2007, the Federal Deposit Insurance Corporation and the New York State Department of Banking lifted an informal agreement with Northfield Bank relating to supervisory issues in connection with the Bank Secrecy Act, the USA Patriot Act and related anti-money laundering laws. We had entered into the agreement effective June 27, 2005. The agreement required, among other things, that we take actions to correct violations of rules and regulations related to the Bank Secrecy Act, establish a comprehensive Bank Secrecy Act program and amend our Bank Secrecy Act policies, analyze and implement plans to ensure adequate Bank Secrecy Act staff and training, implement new policies, procedures and systems with respect to wire transfers and suspicious activities, improve filing procedures for currency transaction reports, and, on a quarterly basis, furnish written reports to the Federal Deposit Insurance Corporation and the New York State Department of Banking detailing actions taken in connection with and compliance with the informal agreement.

Holding Company Regulation
     General. Northfield Bancorp, MHC and Northfield Bancorp, Inc. are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Northfield Bancorp, MHC and Northfield Bancorp, Inc. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Northfield Bancorp, Inc. and Northfield Bancorp, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Northfield Bancorp, Inc. and Northfield Bancorp, MHC are generally not subject to state business organization laws.
     Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company, such as Northfield Bancorp, Inc., may engage in the following activities:
(i)	investing in the stock of a savings bank;

(ii)	acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company;

(iii)	merging with or acquiring another holding company, one of whose subsidiaries is a savings bank;

(iv)	investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or association share their home offices;

(v)	furnishing or performing management services for a savings bank subsidiary of such company;

(vi)	holding, managing or liquidating assets owned or acquired from a savings bank subsidiary of such company;

(vii)	holding or managing properties used or occupied by a savings bank subsidiary of such company;

(viii)	acting as trustee under deeds of trust;

(ix)	any other activity:
(A)	that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or

(B)	in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;
(x)	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and

(xi)	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.
     The Home Owners’ Loan Act prohibits a savings and loan holding company, including Northfield Bancorp, Inc. and Northfield Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.
     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:
(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.
The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
     Waivers of Dividends by Northfield Bancorp, MHC. Office of Thrift Supervision regulations require Northfield Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Northfield Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:
(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings bank; and

(ii)	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that Northfield Bancorp, MHC will waive any dividends paid by Northfield Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Northfield Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Northfield Bancorp, MHC converts to stock form.
     Conversion of Northfield Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Northfield Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new stock holding company would be formed as the successor to Northfield Bancorp, Inc., Northfield Bancorp, MHC’s corporate existence would end, and certain depositors of Northfield Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Northfield Bancorp, MHC would be automatically converted into a number of shares of common stock of the new holding company determined pursuant an exchange ratio that ensures that stockholders other than Northfield Bancorp, MHC own the same percentage of common stock in the new holding company as they owned in Northfield Bancorp, Inc. immediately prior to the conversion transaction, subject to adjustment for any assets held by Northfield Bancorp, MHC. Any such transaction would require the approval of our stockholders, including, under current Office of Thrift Supervision regulations, stockholders other than Northfield Bancorp, Inc., as well as depositors of Northfield Bank.
     Liquidation Rights. Each depositor of Northfield Bank has both a deposit account in Northfield Bank and a pro rata ownership interest in the net worth of Northfield Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the unlikely event of a complete liquidation of Northfield Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Northfield Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account (including reductions to pay for shares of common stock in the stock offering) receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Northfield Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.
     In the unlikely event of a complete liquidation of Northfield Bank, all claims of creditors of Northfield Bank, including those of depositors of Northfield Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Northfield Bank remaining, these assets would be distributed to Northfield Bancorp, Inc. as Northfield Bank’s sole stockholder. Then, if there were any assets of Northfield Bancorp, Inc. remaining, depositors of Northfield Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Northfield Bank immediately prior to liquidation.
Federal Securities Laws
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2008 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.
MANAGEMENT
Shared Management Structure
     The same individuals serve as directors of Northfield Bancorp, Inc. and Northfield Bank, and the same executive officers of Northfield Bancorp, Inc. serve as executive officers of Northfield Bank. We expect that Northfield Bancorp, Inc. and Northfield Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Northfield Bank. In the future, directors and executive officers may receive additional compensation for their services to Northfield Bancorp, Inc.

Directors
     The boards of directors of Northfield Bancorp, Inc. and Northfield Bank each currently consist of 10 members. Directors serve three-year staggered terms so that approximately one-third of the directors is elected at each annual meeting of stockholders. The table below sets forth information regarding the current members of the boards of directors, including the term of office for each board member.

Directors	Age (1)	Position	Director Since	Term Expires
John W. Alexander	57	Chairman of the Board, President and Chief Executive Officer	1997	2008
Stanley A. Applebaum	73	Director	1982	2009
John R. Bowen	66	Director	2003	2010
Annette Catino	50	Director	2003	2008
Gil Chapman	53	Director	2005	2010
John P. Connors, Jr.	50	Director	2002	2008
John J. DePierro	66	Director	1984	2010
Susan Lamberti	65	Director	2001	2009
Albert J. Regen	69	Director	1990	2009
Patrick E. Scura, Jr.	62	Director	2006	2009

(1)	As of March 31, 2007.
The Business Background of Our Directors
     The business experience for the past five years of each of our directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.
     John W. Alexander joined Northfield Bank in 1997, and has served as Chairman of the Board and Chief Executive Officer since 1998 and Chairman of the Board of Northfield Bancorp, Inc. since 2002. Mr. Alexander was also named President of Northfield Bank and Northfield Bancorp, Inc. in October 2006. Prior to joining Northfield Bank, Mr. Alexander was a tax partner with Price Waterhouse LLP, specializing in financial institutions.
     Stanley A. Applebaum has been a practicing attorney in the State of New York for over 47 years.
     John R. Bowen served as the President, Chief Executive Officer and Chairman of the Board of Liberty Bancorp, Inc. and Liberty Bank, located in Avenel, New Jersey, from 1995 until they were acquired by Northfield Bancorp, Inc. and Northfield Bank, respectively, in 2002.
     Annette Catino has served as President and Chief Executive Officer of QualCare, Inc., Piscataway, New Jersey, a managed care organization, since 1991. Ms. Catino is a Director of Middlesex Water Company, whose stock is traded on the Nasdaq Global Select Market, and served as a Director of Liberty Bancorp, Inc. and Liberty Bank until they were acquired by Northfield Bancorp, Inc. and Northfield Bank, respectively, in 2002.
     Gil Chapman is the owner and President of Island Ford, an automobile dealership located in Staten Island, New York, and has served in that position since 1986. Prior to 1986, Mr. Chapman held key management and sales positions at the New Jersey Sports and Exposition Authority (Sports Authority) in East Rutherford, New Jersey.

     John P. Connors, Jr. is the managing partner of the law firm of Connors & Connors, P.C., located in Staten Island, New York. Mr. Connors is admitted to practice in the state and federal courts of the States of New York and New Jersey and the District of Columbia.
     John J. DePierro is an independent consultant to health care institutions, health care systems and related organizations. Prior to 2001, Mr. DePierro was the Chief Executive Officer of Sisters of Charity Health Care Systems (St. Vincent’s Catholic Medical Center).
     Susan Lamberti was an educator with the New York City public schools for over 30 years until her retirement in 2002.
     Albert J. Regen served as the President of Northfield Bank from 1990 until his retirement in September 2006.
     Patrick E. Scura, Jr. was an audit partner at KPMG LLP from 1978 until his retirement in 2005. Mr. Scura was a member of KPMG LLP’s New Jersey Community Banking Practice, and has over 30 years experience auditing financial institutions. He is a licensed Certified Public Accountant in the States of New York and New Jersey.
Director Independence
     The board of directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards.
     Based on these standards, the board of directors has determined that each of the following non-employee directors is independent of Northfield Bancorp, Inc.:
Annette Catino
Gil Chapman
John R. DePierro
Susan Lamberti
Patrick E. Scura, Jr.
     We will rely on Nasdaq’s “Controlled Company Exemption” from the independence requirements with respect to having a majority of independent directors on our board of directors. We will be a “Controlled Company” because Northfield Bancorp, MHC will own a majority of our outstanding shares of common stock.

Committee Structure
     The table below sets forth the directors of each of the listed standing committees. Director Patrick E. Scura will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Nominating and
	Corporate Governance	Compensation	Audit
	John R. DePierro*	Annette Catino*	Patrick E. Scura*

	Annette Catino	Gil Chapman	Annette Catino

	Susan Lamberti	John R. DePierro	Gil Chapman

		Patrick E. Scura	Susan Lamberti

Number of Meetings:	Three	Five	Nine

*	Denotes committee chair as of April 1, 2007.
Executive Officers
     The table below sets forth information, as of March 31, 2007, regarding our executive officers other than Mr. Alexander.

Name	Title	Age
Kenneth J. Doherty	Executive Vice President, Chief Lending Officer	49
Michael J. Widmer	Executive Vice President, Operations	47
Steven M. Klein	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	41
Madeline G. Frank	Senior Vice President, Corporate Secretary, Director of Human Resources	62
     The executive officers of Northfield Bancorp, Inc. and Northfield Bank are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the board of directors.
The Business Background of Our Executive Officers
     The business experience for the past five years of each of our executive officers other than Mr. Alexander is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years.
     Kenneth J. Doherty joined Northfield Bank in 1988, and currently serves as Executive Vice President and Chief Lending Officer.
     Michael J. Widmer has served as Executive Vice President, Operations of Northfield Bancorp, Inc, and Northfield Bank since 2002. Mr. Widmer served as the Executive Vice President and Chief Financial Officer, and as a Director, of Liberty Bancorp, Inc. and Liberty Bank, located in Avenel, New Jersey, until they were acquired by Northfield Bancorp, Inc. and Northfield Bank, respectively, in 2002.

     Steven M. Klein joined Northfield Bancorp, Inc. and Northfield Bank in March 2005 as Executive Vice President and Chief Financial Officer. Mr. Klein was an audit partner in the community banking practice of KPMG LLP from September 2003 to March 2005, and was employed by KPMG LLP beginning in 1986. Mr. Klein is a certified public accountant in the State of New Jersey.
     Madeline G. Frank joined Northfield Bank in 1983 in connection with the acquisition of Security Federal Savings and Loan Association, and has served as Director of Human Resources of Northfield Bank since that time. Ms. Frank also serves as Corporate Secretary for Northfield Bancorp, Inc. and Northfield Bank.
Compensation Discussion and Analysis
     To date, executive officers have been compensated only for their services to Northfield Bank. Northfield Bank expects to continue this practice. Northfield Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs; however, any future equity-based awards made as part of Northfield Bank’s executive compensation will be made in Northfield Bancorp, Inc. common stock rather than Northfield Bank common stock.
     This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table which appears later in this section. These five executives are referred to in this discussion as the “Named Executive Officers.”

Name	Title
John W. Alexander	Chairman of the Board, President and Chief Executive Officer
Kenneth J. Doherty	Executive Vice President, Chief Lending Officer
Michael J. Widmer	Executive Vice President-Operations
Steven M. Klein	Executive Vice President, Chief Financial Officer
Madeline G. Frank	Senior Vice President, Corporate Secretary
     This discussion does not focus on the compensation of former President Albert Regen, who retired on September 30, 2006.
     Role of the Compensation Committee. The Compensation Committee of Northfield Bank’s board of directors is responsible for overseeing and making recommendations to the full board of directors with respect to the compensation of the Named Executive Officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other Named Executive Officer. The board of directors has ultimate authority to approve the compensation of all Named Executive Officers, including the Chief Executive Officer.
     The Compensation Committee also reviews, oversees, and approves the management and implementation of Northfield Bank’s principal employee benefit plans. The Committee may undertake other duties related to Northfield Bank’s human resources function. The Committee has a formal charter, which is available at www.eNorthfield.com by first clicking “INVESTOR RELATIONS” and then “Corporate Governance” then “Committee Charters.” The charter describes the Committee’s scope of authority and its duties.

     The Compensation Committee consists of four directors, all of whom are “independent” within the meaning of Rule 4200 of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of the board of directors evaluates the independence of Committee members at least annually, using the standards contained in Rule 4200. This evaluation, and the determination that each member of the Committee is independent, was most recently made in February 2007.
     Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the Chief Executive Officer, the Chief Financial Officer and the Director of Human Resources. Executives provide the Compensation Committee with input regarding Northfield Bank’s employee compensation philosophy, process, and decisions for employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Chief Financial Officer communicates directly with third party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
     Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The Chief Executive Officer and Chief Financial Officer do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.
     Use of Consultants. The Compensation Committee periodically engages an independent compensation consultant to assist it in the compensation process for Named Executive Officers. The consultant, who is retained by and reports to the Compensation Committee, works extensively with the Compensation Committee in performing its duties for the Committee. The Chief Executive Officer and Chief Financial Officer typically are requested to provide information and feedback. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data. The Committee engaged the firm of Mercer Human Resource Consulting LLC to serve as its independent compensation consultant in 2006 to assist the Committee in determining the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2007 calendar year.
     Compensation Objectives. The overall objectives of Northfield Bank’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of Northfield Bank’s competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each Named Executive Officer’s individual performance directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

     Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of business strategy by our executive officers.
     The factors that influence the design of our executive compensation program include consideration that:
•	we operate in a highly regulated industry, we value industry-specific experience that promotes a safe and sound operation of Northfield Bank;

•	we value executives with sufficient experience in our markets relating to the behavior of our customers, products and investments in various phases of the economic cycle;

•	we operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change; and

•	we value the retention and development of performing incumbent executives. Recruitment of executives can have substantial monetary costs, unpredictable outcomes, and a disruptive effect on our operations.
     Components of Compensation. Northfield Bank, as a mutual organization, only has available non-equity based compensation. Compensation in 2006 consisted primarily of base salary, annual cash incentive awards based upon a pre-approved cash incentive plan, broad-based benefits generally available to all full-time employees, and perquisites available only to certain Named Executive Officers. For 2006, base salary changes were made primarily based upon increases in the cost-of living and to a lesser extent changes in employee responsibility. In mid-2006, the Compensation Committee engaged a third party consultant to assist the Committee in reviewing the competitive position of Northfield Bank’s compensation for Named Executive Officers as it pertains to base salary and annual cash incentive awards. Northfield Bank modified its bonus program effective for the 2006 year to augment Northfield Bank’s historical “base award,” which was based primarily on corporate-wide performance objectives, to include an additional bonus based upon individually-set performance objectives. No further changes were made to 2006 base salaries based upon the Compensation Committee’s competitive evaluation. See “—Committee Actions During 2006 and 2007 Affecting 2007 Compensation” for further discussion regarding changes made to Named Executive Officer base salaries effective January 1, 2007.
     Our 2006 compensation program for our Named Executive Officers consisted of two key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards of the position held; and

•	annual cash incentives, which are designed to motivate our executives to meet or exceed annual performance objectives that are derived from our incentive plan.

     Currently, Northfield Bank’s annual incentive compensation program is cash based and consists of two components. The first component is a “base award,” that is determined based on the attainment of company-wide performance objectives. The second component is an “individual award,” that is based on the attainment of individually-set performance objectives. For each Named Executive Officer with the title of executive vice president and above, including the Chief Executive Officer, individual performance goals are established and each designated Named Executive Officer, other than the Chief Executive Officer, is eligible for an “individual award” based on the attainment of such individual goals. Individual performance objectives are determined by the Compensation Committee in consultation with the Chief Executive Officer. The Chief Executive Officer was not eligible to participate in the “individual award” program in 2006 due to bonus award restrictions under New York State banking rules for members of management who also serve on the board of directors of a New York mutual savings bank. No such restrictions exist under current Office of Thrift Supervision rules, and the Compensation Committee expects that the Chief Executive Officer will qualify to participate in the “individual award” program in 2007.
     We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of Northfield Bank, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of Northfield Bank. We have designed our executive compensation program such that a significant portion of each Named Executive Officer’s total annual cash compensation will be comprised of performance-based cash compensation opportunities.
     The following summarizes the significant broad-based benefits that the Named Executive Officers were eligible to participate in during 2006:
•	a defined contribution 401(k) retirement and discretionary profit-sharing plan;

•	medical coverage (all employees share between 20% to 30% of the cost, depending on their elections);

•	pre-tax health and dependent care spending accounts; and

•	group life insurance coverage (death benefit capped at $750,000).
     The Named Executive Officers received the following fringe benefits and perquisites in 2006:
•	All Named Executive Officers may participate in a non-qualified deferred compensation plan. The plan provides for benefits capped under Northfield Bank’s broad-based benefits due to Internal Revenue Service salary limitations or limitations due to participation requirements under tax-qualified plans. The plan also permits elective salary and incentive award deferrals;

•	Messrs. Doherty, Klein and Widmer receive a monthly automobile allowance of $600;

•	All Named Executive Officers pay for and are provided with reimbursement for long-term disability insurance coverage;

•	Messrs. Alexander, Doherty, Klein and Widmer are reimbursed for appropriate spousal expenses for attendance at business events; and

•	Messrs. Alexander, Doherty, Klein and Widmer are provided a cellular phone allowance of $60 per month for monthly business usage.

     In addition, Northfield Bank incurs the expense of one country club membership and related expenses for Mr. Alexander. Mr. Alexander reimburses Northfield Bank for personal expenses pertaining to club usage. In lieu of a monthly automobile allowance, Mr. Alexander receives use of an automobile (including all operating expenses) leased by Northfield Bank for business and personal use. Personal use of the automobile is reported as taxable income for Mr. Alexander. In addition, Northfield Bank pays an annual premium on a whole-life insurance policy for the benefit of Mr. Alexander.
     In accordance with Mr. Widmer’s employment contract entered into in connection with Northfield Bank’s acquisition of Liberty Bancorp, Inc. in 2002, Mr. Widmer was reimbursed for the expense of a country club membership and related expenses in 2006 and was provided the use of a company-owned automobile (including all operating expenses) for business and personal use. Personal use of the automobile is reported as taxable income for Mr. Widmer. In January 2007, Mr. Widmer purchased from Northfield Bank at the estimated fair value the automobile that he used. As a result of the expiration of Mr. Widmer’s employment contract on December 31, 2006, Mr. Widmer no longer receives reimbursement for his country club membership and he receives a monthly automobile allowance consistent with other executive vice presidents.
     In addition to the components of executive compensation described above, Messrs. Alexander, Klein, Doherty, and Widmer are each parties to employment agreements with Northfield Bank. See “—Employment Agreements” for a description of these agreements and “—Potential Payments Upon Termination or Change in Control” for information about potential payments to these individuals upon termination of their employment with Northfield Bank.
     The executive employment agreements are designed to give Northfield Bank the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Northfield Bank’s operations. The agreements are for a three-year period, are reviewed and renewed annually by the Compensation Committee of the board of directors, and provide for salary and bonus payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. The employment agreements were negotiated directly with and recommended for approval by, the Compensation Committee. The Compensation Committee negotiated the agreements with the assistance of outside counsel, and the Compensation Committee believes such agreements are common and necessary to retain executive talent.
     Assembling the Components. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of the compensation packages for Named Executive Officers. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the board of directors about each Named Executive Officer’s compensation package.
     The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation package. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

     The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data.
     For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when Northfield Bank or the Named Executive Officer is successful in ways that are aligned with and support Northfield Bank’s interests.
     The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For 2006, base salary changes were made primarily based upon increases in the cost-of living and to a lesser extent changes in employee responsibility. For the 2006 year, the Compensation Committee augmented Northfield Bank’s historical annual incentive cash “base award,” which was based primarily on corporate-wide performance objectives, to include an additional cash award based upon individually-set performance objectives.
     The process of assembling target total cash compensation packages for the Named Executive Officers is forward-looking in nature. The at-risk annual incentive cash award component is based on the expectation that target levels of performance will be achieved over the following year. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level.
     The annual incentive cash awards granted in prior years are not taken into account by the Compensation Committee in the process of setting compensation targets for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward.
     The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
     The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a Named Executive Officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2006 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).
     Linking Company Performance to Incentive Plan Awards. Each year, the Compensation Committee establishes a company-wide performance measure for use in making funding determinations that affect payment of “base awards” and “individual awards.” Actual performance is evaluated against the company-wide performance measure after the close of the year to which the measure applies. The results of that comparison are used to calculate the level of funding available to pay “”base awards” and “individual awards.” Currently, Northfield Bank has established a pre-tax return on assets as the overall company-wide performance measure that determines the possible funding available to pay incentive cash awards. The amount that is available to fund base and individual awards is calculated to be 10% of pre-tax income in excess of 1% of average assets.

     Actual available funding to pay annual incentive cash awards is further determined by objective target performance measures that reflect Northfield Bank’s operating results for the year for which the targets are established. The Committee has historically sought to ensure that attainment of the target performance measures are challenging, balanced and achievable. For 2006, the Compensation Committee established eight performance targets, consisting of pre-tax return on assets, pre-tax return on equity, cost of funds, net interest margin, efficiency ratio, operating expenses as a percentage of average earning assets, tier-one leverage ratio, and non-performing assets to total assets. The Committee compares Northfield Bank’s performance for the eight identified measures to those of its peer group, which in 2006 was identified as the Federal Deposit Insurance Corporation peer group to which Northfield Bank was assigned for Uniform Bank Performance Reporting, including “all FDIC insured savings banks having assets in excess of $1 billion.” The Compensation Committee also measures performance against a peer group consisting of all New York and New Jersey financial institutions with total assets of $1 billion to $2.5 billion. The Committee seeks to establish a target based on earnings from sources that are reasonably predictable and stable. Therefore, the Committee often specifies earnings measures that are based on earnings from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to earnings from continuing operations that are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations.
     For purposes of determining the level of actual funding available to pay bonuses, performance for the relevant year is compared to the target performance measures. If any five of the eight target performance measures are met, we will not reduce the possible funding available to pay annual incentive cash awards. If fewer than five performance target measures are achieved, we reduce the level of possible funding available to pay annual incentive cash awards. This can result in a significant reduction or possibly elimination of the funding available to pay annual incentive cash awards. Based on Northfield Bank’s 2006 performance, the specified performance target measures were achieved and therefore we did not reduce the pool for possible funding.
     For purposes of the “individual awards,” each Named Executive Officer other than the Chief Executive Officer is also evaluated on several individual performance measures set by the Compensation Committee that relate to the strategic business objectives for the ensuing year. The degree to which a Named Executive Officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as an “individual award.”
     Mr. Widmer and Northfield Bank entered into an employment agreement on December 31, 2002 in connection with Northfield Bancorp, Inc.’s acquisition of Liberty Bancorp, Inc. and Liberty Bank. The agreement expired on December 31, 2006. The agreement provided for a fixed bonus of $100,000 for the year ended December 31, 2006 and a performance bonus of $76,000 for the year ended December 31, 2006, if the return on average assets of the acquired assets of Liberty Bancorp, Inc., as defined in the agreement, was equal to or exceeded 0.50% in 2006. The performance target was reviewed by the Chief Executive Officer in January 2007 and it was determined that the performance target was achieved. Payment of $176,000 was made in January 2007. Bonus payments made to Mr. Widmer under his 2002 employment agreement did not affect his ability to earn either a base award or individual award under our 2006 cash incentive plan.

     Stock Ownership Guidelines. Directors and Named Executive Officers have expressed their intentions to participate in the stock offering and, at this time, we have not deemed it necessary to establish any formal policies or guidelines addressing expected levels of stock ownership by the directors or Named Executive Officers.
     Exceptions to Usual Procedures. The Compensation Committee may from time to time recommend to the full board of directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.
     The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.
     Committee Actions During 2006 and 2007 Affecting 2007 Compensation. The Compensation Committee took certain actions during 2006 that affected executive compensation for the 2007 year. During the fourth quarter of 2006, the Compensation Committee evaluated the base salary and bonus components of Northfield Bank’s Named Executive Officers as compared to proxy and survey data provided by Mercer Human Resource Consulting.
     The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant, and then formulated a recommendation for the base salary and annual incentive cash award components of each Named Executive Officer’s compensation in relation to that information. For 2007, the total cash compensation for the Named Executive Officers was targeted using approximately the 65th percentile of the survey and peer group. Total cash compensation for each Named Executive Officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s experience and expertise, value to the organization, specific responsibilities assumed by the executive, and knowledge of our organization. A number of these factors are subjective in nature. Mr. Widmer’s and Ms. Frank’s total cash compensation was adjusted, in consideration of their roles, specific responsibilities and knowledge of our organization.
     In the second quarter of 2007, the Compensation Committee made a determination that our current compensation structure and related compensation levels will remain unchanged for all Named Executive Officers until the stock benefit plans discussed below under “—Stock Benefit Plans” are acted upon. The Compensation Committee made this determination based upon consideration of our future stockholders following the stock offering and the opportunity to review our current compensation components to better align the interests of management with those of stockholders, given the elements of compensation that may be available in the future.
     Annual Compensation-Setting Process — Chief Executive Officer. In December 2005, the Compensation Committee recommended, and the board of directors approved, the various components of Mr. Alexander’s 2006 annual compensation package. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.

     For 2006, the Committee established the target value of Mr. Alexander’s base salary and annual incentive cash awards package at approximately $845,000. This target was established based on the recent financial performance of Northfield Bank, Mr. Alexander’s estimated value in the marketplace, and the Committee’s view of Mr. Alexander’s critical role in the future success of Northfield Bank. The Committee also took into consideration the New York State mutual savings bank rules limiting incentive compensation of employee directors to 25% of base salary.
     After establishing the target value for Mr. Alexander’s overall total cash compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:
•	Base Salary: The Committee set Mr. Alexander’s base salary at $676,000 representing a 4.0% increase from his base salary in 2005. At this level, Mr. Alexander’s base salary represented approximately 80% of the target value of his total cash compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers.

•	Annual Incentive Cash Award: Mr. Alexander’s “base award” bonus target for 2006 was established at 25% of his base salary for 2006. Mr. Alexander also had individually-set performance objectives which were evaluated by the Committee in its annual evaluation of Mr. Alexander’s overall performance in 2006. As noted previously, Mr. Alexander was not eligible to participate in the “individual award” program in 2006 due to award restrictions under New York State Banking rules for members of management who also serve on the board of directors of a mutual savings bank.
     All Compensation Committee actions taken with respect to Mr. Alexander’s compensation were presented as recommendations for approval by the full board of directors. The Committee’s recommendations regarding Mr. Alexander’s 2006 base salary were approved by the full board of directors in December 2005. The Committee’s recommendations regarding Mr. Alexander’s 2006 annual incentive cash award was approved by the full board of directors in May 2007.
     For 2007, the Committee selected the following companies for use in benchmarking Mr. Alexander’s (and the other Named Executive Officers’) compensation package:

Capital Crossing Bank
Center Bancorp, Inc.
Century Bancorp, Inc.
Dime Community Bancshares, Inc.
Flushing Financial Corporation
Intervest Bancshares Corporation
OceanFirst Financial Corp, Inc.
PennFed Financial Services, Inc.
Provident New York Bancorp
State Bancorp, Inc.
Sterling Financial Corporation
Suffolk Bancorp
The First of Long Island Corporation
TrustCo Bank Corp NY
Westfield Financial, Inc.

     The companies in this group are all in the financial services industry. They were selected primarily on the basis of asset size, geography, and product and service offerings. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.
     For 2007, the Committee established the target value of Mr. Alexander’s total cash compensation at approximately $900,000. The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant from relevant survey data and the proxy data described above, and then formulated a recommendation for the base salary and annual incentive cash award components for Mr. Alexander for 2007. Total cash compensation for Mr. Alexander was determined using approximately the 65th percentile of the established target range.

     Based upon this review, Mr. Alexander’s base salary for 2007 was established at $750,000 and his target bonus was established at $150,000. The Committee considered the mix of compensation components related to Northfield Bank’s short and long-term strategic plans, Mr. Alexander’s role and responsibilities and restrictions under New York State Banking Rules.
     Annual Compensation-Setting Process – Other Named Executive Officers. In December 2005, the Compensation Committee recommended, and the full the board of directors approved, the total cash components of the annual compensation packages for all other Named Executive Officers. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of Northfield Bank and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of Northfield Bank in attaining its goals and their experience, contribution and knowledge of our organization.
     The target value of the Named Executive Officers’ total cash compensation packages, as established by the Committee for 2006 generally followed the same steps as outlined above for the Chief Executive Officer.
     After establishing the target value for each Named Executive Officer’s overall total cash compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:
•	Base Salary: The Committee first set the 2006 base salary for each Named Executive Officer, within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers represented increases of from 4% to 6% compared to base salaries for 2005. At these levels, base salaries represented approximately 80% of the target value of each Named Executive Officer’s total cash compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers. 2006 base salary for the Named Executive Officer’s was approved by the full board in December 2005.

•	Annual Incentive Cash Award: The Named Executive Officers’ “base award” bonus target for 2006 was established at 25% of their base salary for 2006. Messrs. Klein, Doherty and Widmer also had individually-set performance objectives that were evaluated by the Committee in their annual evaluation of each Named Executive Officers performance. The additional individual performance awards were targeted at up to 10% of base salary. The Committee completed its evaluation of each Named Executive Officer’s performance related to Northfield Bank’s 2006 actual performance against the company-wide performance measures after the close of the 2006 year. Based upon such evaluation, the Compensation Committee recommended that each Named Executive Officer receive a 25% base award. In addition, the Committee, in consultation with the Chief Executive Officer, reviewed Messrs. Klein, Doherty, and Widmer’s actual performance as compared to their established individually-set performance objectives. Based upon this evaluation, the Committee recommended an individual award for Messrs. Klein, Doherty and Widmer of $20,670, $21,200 and $17,620, respectively. Mr. Klein was awarded an additional $20,670 in recognition of his specific contributions to the organization in 2006. The 2006 awards were approved by the full board of directors in May 2007.

     For 2007, the Committee established the target value of Mr. Klein, Mr. Doherty, Mr. Widmer, and Ms. Frank’s base salary and annual incentive cash award at approximately $360,000, $336,000, $264,000 and $204,000, respectively. The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant from the relevant survey data and the proxy data described above, and then formulated a recommendation for the base salary and annual incentive cash award components for each of the Named Executive Officers other than the Chief Executive Officer for 2007. Total cash compensation for Messrs. Klein and Doherty was determined using approximately the 65th percentile target range. Mr. Widmer’s and Ms. Frank’s total cash compensation was adjusted in consideration of their roles, specific responsibilities and knowledge of the organization.
     Based upon this review, base salaries for Mr. Klein, Mr. Doherty, Mr. Widmer, and Ms. Frank were established at $300,000, $280,000, $220,000 and $170,000, respectively. The Committee considered the mix of compensation components related to Northfield Bank’s short and long-term strategic plans and the Named Executive Officers’ roles, experience, responsibilities and knowledge of the organization.
     Prospective Benefit Plans. The board of directors has approved the establishment of an employee stock ownership plan in connection with the stock offering. The employee stock ownership plan will be a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the Chief Executive Officer, will be eligible to receive benefits under this program.
     See “—Stock Benefit Plans” for additional information about the employee stock ownership plan and the additional equity-based benefit plans.

Executive Compensation
     Summary Compensation Table. The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to Mr. Alexander, who serves as President and Chief Executive Officer, Mr. Klein, who serves as Chief Financial Officer, and the four most highly compensated executive officers of Northfield Bancorp, Inc. or Northfield Bank other than Messrs. Alexander and Klein. The “Stock awards” and “Option awards” columns have been omitted from the Summary Compensation Table because no listed individual earned any compensation during the year ended December 31, 2006 of a type required to be disclosed in those columns.

Summary Compensation Table
					Change in pension
				Non-equity	value and
				incentive	nonqualified
				plan	deferred	All other
				compensation	compensation	compensation
Name and principal position	Year	Salary ($)	Bonus ($)	($)	earnings ($) (1)	($)(2)	Total ($)
John W. Alexander, Chairman of the Board, President and Chief Executive Officer	2006	676,000	—	169,000	—	120,212	965,212

Steven M. Klein, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	2006	206,700	20,670	72,345	—	28,388	328,103

Kenneth J. Doherty, Executive Vice President-Chief Lending Officer	2006	212,000	—	69,960	—	29,550	311,510

Michael J. Widmer, Executive Vice President, Operations	2006	176,200	100,000	137,670	—	27,749	441,619

Madeline G. Frank, Senior Vice President-Corporate Secretary	2006	156,000	—	39,000	—	16,181	211,181

Albert J. Regen, Former President (3)	2006	292,000	—	—	1,637,650	57,514	1,987,164
(footnotes on following page)

(footnotes from previous page)

(1)	Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” pertain solely to a supplemental executive retirement agreement entered into with Mr. Regen in 2006 to coincide with Mr. Regen’s retirement from Northfield Bancorp, Inc. and Northfield Bank. Mr. Regen is entitled to 120 monthly payments of $17,450. The amount included in the above table reflects the present value of the total payments to which Mr. Regen was entitled as of the date of his retirement.

(2)	The individuals listed in this table participate in certain medical and dental coverage plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The amount shown for each individual includes our direct out-of-pocket cost (reduced, in the case of the figures shown for automobiles, by the amount that we would otherwise have paid in cash reimbursements during the year for business use), for the following items:

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer	Ms. Frank
Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) and non-qualified deferred compensation plans)	$60,840	$18,290	$19,060	$15,846	$14,040
Life insurance premiums	39,272	1,488	2,289	1,268	1,685
Long-term disability	2,180	667	684	568	456
Automobile	6,733	6,500	6,500	4,050	—
Club dues	9,120	—	—	5,000	—
Travel expense for spouse to accompany on business travel	1,347	723	297	297	—
Cell phone reimbursement	720	720	720	720	—

Total	$120,212	$28,388	$29,550	$27,749	$16,181

Prior to Mr. Regen’s retirement on September 30, 2006, he received the following amounts of “All Other Compensation”: Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) and non-qualified deferred compensation plans) — $18,372; life insurance premiums — $2,430; automobile — $2,202; club dues- $7,270; cell phone business reimbursement - $540; and reimbursement for unused personal days — $14,600. Mr. Regen’s total also includes director’s fees received after September 30, 2006 of $12,100.

(3)	Mr. Regen retired as President of Northfield Bank and Northfield Bancorp, Inc. on September 30, 2006.
     Employment Agreements. Northfield Bank has entered into similar employment agreements with each of Messrs. Alexander, Klein, Doherty and Widmer. The employment agreements with Messrs. Alexander, Klein and Doherty are dated as of July 1, 2006, and the employment agreement with Mr. Widmer is dated as of January 4, 2007. Northfield Bancorp, Inc. (formerly Northfield Holdings Corp.) is a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements has an initial term of three years. Each year, on the anniversary date of these agreements, the employment agreements renew for an additional year so that the remaining term will be three years unless notice of nonrenewal is provided to the executive prior to such anniversary date. The Compensation Committee of the board of directors conducts an annual performance evaluation of each executive for purposes of determining whether to renew the employment agreement. Current base salaries for Messrs. Alexander, Klein, Doherty and Widmer are $750,000, $300,000, $280,000 and $220,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee retirement benefit and fringe benefit plans applicable to executive employees. Northfield Bank also will pay or reimburse each executive for all reasonable expenses incurred by the executive in the performance of his obligations. In addition, Northfield Bank will provide Mr. Alexander with a life insurance policy, pay or reimburse Mr. Alexander for the annual dues associated with his membership in a country club, and reimburse Mr. Alexander for the expense of leasing an automobile and reasonable expenses associated with the use of such automobile. Each employment agreement may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits under the employment agreement for any period after termination.

     Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive’s employment is terminated for reasons other than “just cause” (as defined below), “disability” (as defined below), or death, or in the event the executive resigns during the term of the agreement following:
(i)	the failure to elect or reelect or to appoint or reappoint the executive to his executive position, and in the case of Mr. Alexander, the failure to nominate or re-nominate him as a director of Northfield Bank or Northfield Bancorp, Inc.;

(ii)	a material change in the nature or scope of the executive’s authority that would cause the executive’s position to become one of lesser importance;

(iii)	a relocation of the executive’s principal place of employment by more than 30 miles from designated areas;

(iv)	a material reduction in the benefits and perquisites of executive, other than a reduction in pay or benefits of all Northfield Bank employees;

(v)	the liquidation or dissolution of Northfield Bank or Northfield Bancorp, Inc. that would affect the status of the executive; or

(vi)	a material breach of the employment agreement by Northfield Bank;
the executive would be entitled to a severance payment equal to the sum of:
(A)	the executive’s earned but unpaid salary as of the date of his termination of employment,

(B)	the benefits to which he is entitled as a former employee under the employee benefit plans maintained by Northfield Bank or Northfield Bancorp, Inc.,

(C)	the remaining payments the executive would have earned if he had continued his employment with Northfield Bank for 36 months following his termination and had earned a bonus and/or incentive award in each year equal to the average bonus and/or incentive award earned over the three calendar years preceding the year in which the executive’s employment is terminated, and

(D)	the annual contributions or payments that would have been made on the executive’s behalf to any employee benefit plans as if the executive had continued his employment with Northfield Bank for 36 months following his termination of employment, based on contributions or payments made (on an annualized basis) on his date of termination.
     In the event the executive resigns in connection with or following a “change in control” (as defined below), severance benefits would be similar to those described above, except for the calculation of the bonus which would be based on the highest annual bonus and/or incentive award earned by him in any of the three calendar years preceding the year in which the termination occurs. Payments will be made in a lump sum within 30 days after the date of termination, or, in the event Section 409A of the Internal Revenue Code of 1986, applies, no later than the first day of the seventh month following the date of termination. In addition, the executive and his family would be entitled, at no expense to the executive, to the continuation of life, medical, dental and disability coverage for 36 months following the date of termination.

     Notwithstanding the foregoing, in the event payments to the executive would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, payments under the employment agreements with Northfield Bank would be reduced in order to avoid such a result.
     In the event Mr. Alexander becomes disabled, his obligation to perform services under the employment agreement will terminate and he will receive the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. To the extent disability benefits for Mr. Alexander are less than his base salary on the effective date of his termination of employment, and less than 66 2/3% of his base salary after the first year following termination, he will receive a supplemental disability benefit equal to the difference between the benefits provided under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank and his base salary for one year following the date of termination, and 66 2/3% of his base salary after the first year following termination, until the earliest to occur of his death, recovery of disability or the date he attains age 65. If disability payments to Mr. Alexander are not taxable to him for federal income tax purposes, such amounts shall be tax adjusted assuming a combined federal, state and city tax rate of 38%, for purposes of determining the reduction in payments under the agreement, to reflect the tax-free nature of the disability payments. In addition, Mr. Alexander and his dependents will continue to be covered, at no cost to them, under all benefit plans, including retirement plans and medical, dental and life insurance plans in which they participated prior to the occurrence of his disability, until the earliest of his recovery from disability or attaining age 65.
     The employment agreements for Messrs. Klein, Doherty and Widmer provide that in the event of the executive’s disability, the executive’s obligation to perform services under the employment agreement will terminate, and the executive will continue to receive his then current base salary for one year. Such payment will be reduced by the amount of any short- or long-term disability benefits payable under any disability program sponsored by Northfield Bancorp, Inc. or Northfield Bank. If disability payments to Messrs. Klein, Doherty or Widmer are not subject to federal income tax, then amounts payable to the executives under the employment agreements shall be tax adjusted in a manner similar to payments to Mr. Alexander. In addition, the executive and his dependents will continue to be provided with medical, dental and other health benefits on the same terms as those provided prior to the executive’s termination for a period of one year.
     In the event of the executive’s death, the executive’s estate or beneficiaries will be paid the executive’s base salary for one year and will receive continued medical, dental, and other health benefits for one year on the same terms as those provided prior to the executive’s death. Upon retirement at age 65 or such later date determined by the board of directors, the executive will receive only those benefits to which he is entitled under any retirement plan of Northfield Bank to which he is a party.
     Upon termination of the executive’s employment other than in connection with a change in control or for cause, the executive agrees not to compete with Northfield Bank for a period of two years in any city, town or county in which the executive’s normal business office is located and Northfield Bank has an office or has filed an application for regulatory approval to establish an office.

     The following definitions apply to all of the employment agreements:
     Termination for “just cause” shall mean termination because of:
(i)	Executive’s being convicted of a felony or any lesser criminal offense involving moral turpitude;

(ii)	the willful commission by the Executive of a criminal or other act that, in the judgment of the board of directors, would likely cause substantial economic damage to Northfield Bancorp, Inc. or Northfield Bank or substantial injury to the business reputation of Northfield Bancorp, Inc. or Northfield Bank;

(iii)	the commission by the Executive of any act of fraud in the performance of his duties on behalf of Northfield Bancorp, Inc. or Northfield Bank or a material violation of Northfield Bancorp Inc.’s or Northfield Bank’s code of ethics;

(iv)	the continuing willful failure of the Executive to perform his duties to Northfield Bancorp, Inc. or Northfield Bank (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof has been given to Executive by the board of directors (specifying the particulars thereof in reasonable detail) and Executive has been given a reasonable opportunity to be heard and cure such failure; or

(v)	an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by Northfield Bancorp, Inc. or Northfield Bank.
     Termination due to “disability” means termination of the executive’s employment due to a physical or mental infirmity that impairs the executive’s ability to substantially perform his duties under the agreement and that results in executive’s becoming eligible for long-term disability benefits under a long-term disability plan of Northfield Bancorp, Inc. or Northfield Bank (or, if Northfield Bancorp, Inc. or Northfield Bank has no such plan in effect, that impairs the executive’s ability to substantially perform his duties under the agreement for a period of 180 consecutive days).
     “Change in control” means a change in control of a nature that:
(i)	would be required to be reported in response to Item 5.01 of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)	a change in control shall be deemed to have occurred at such times as:
(a)	any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), other than NSB Holding Corp., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Northfield Bancorp, Inc. representing 25% or more of the combined voting power of Northfield Bancorp, Inc.’s outstanding securities except for any securities purchased by Northfield Bank’s employee stock ownership plan or trust; or

(b)	individuals who constitute the board of directors of Northfield Bancorp, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election was approved by a vote of at least a majority of the directors shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or

(c)	a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Northfield Bank or Northfield Bancorp, Inc. or similar transaction in which Northfield Bank or Northfield Bancorp, Inc. is not the surviving institution occurs; or

(d)	a proxy statement is distributed soliciting proxies from stockholders of Northfield Bancorp, Inc., by someone other than the current management of Northfield Bancorp, Inc., seeking stockholder approval of a plan of reorganization, merger or consolidation of Northfield Bancorp, Inc. or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger, consolidation or similar transaction involving Northfield Bancorp, Inc. is approved by the requisite vote of Northfield Bancorp, Inc.’s stockholders; or

(e)	a tender offer is made for 25% or more of the voting securities of Northfield Bancorp, Inc. and the stockholders owning beneficially, or of record, 25% or more of the outstanding securities of Northfield Bancorp, Inc. have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.
     A change in control shall not be deemed to have occurred in the event that
(i)	Northfield Bancorp, Inc. sells less than 50% of its outstanding common stock in one or more stock offerings; or

(ii)	Northfield Bancorp, Inc. or NSB Holding Corp. converts to stock form by reorganizing into the stock holding company structure.
     Supplemental Executive Retirement Agreement. In July 2006, Northfield Bank entered into a supplemental executive retirement agreement with Mr. Regen. The agreement provides for the payment to Mr. Regen of a monthly benefit of $17,450 over a 120-month period, commencing on the earlier of his separation from service (deemed to be September 30, 2006 under the agreement) or his death. Payments to Mr. Regen commenced on October 1, 2006. In the event Mr. Regen dies after his separation from service, Northfield Bank will continue to make the remaining monthly payments to his surviving spouse. Mr. Regen agrees not to compete with Northfield Bank or Northfield Bancorp, Inc. in any city, town or county in which Northfield Bank has an office or has filed an application for regulatory approval to establish an office as long as benefits are paid under the agreement.

     Short- and Long-Term Disability. Senior management at Northfield Bank will be paid their full salary for the duration of any period of short-term disability, up to 26 weeks. Senior management receive this benefit in lieu of the ability to “bank” paid time off for future use, which is only available to employees of Northfield Bank who are not senior management. With respect to long-term disability, senior management employees are required to purchase long-term disability coverage and Northfield Bank provides such persons a bonus payment in recognition of their payment of such coverage. The amount of the bonus is in the sole discretion of Northfield Bank.
     Life Insurance Coverage. Employees of Northfield Bank receive life insurance coverage of up to three times salary, if hired before January 1, 2003, and up to two times salary, if hired on or after January 1, 2003. Such life insurance coverage is generally capped at $500,000. However, in the case of senior management, such life insurance coverage is capped at $750,000.
     Employee Savings Plan. Northfield Bank maintains a tax-qualified defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. Salaried employees who have completed at least one year of eligibility service, as defined in the plan, are eligible to participate in the Employee Savings Plan. Employees who are paid on an hourly basis, employees who are paid exclusively on a commission basis, leased employees or employees covered by a collective bargaining agreement are not eligible to participate in the Employee Savings Plan. Eligible employees may contribute from 2% to 15% of their salary to the Employee Savings Plan on a pre-tax basis each year, subject to the limitations of the Internal Revenue Code (for 2007, the limit is $15,500, exclusive of any catch-up contributions). Employees who have been making before-tax contributions for less than 36 months will receive an employer matching contribution equal to 50% of their before-tax contributions, up to 6% of their salary (i.e., a 3% match). Employees who have participated for 36 or more months will receive an employer matching contribution equal to 100% of their contribution, up to 6% of their salary. In addition, we may make discretionary employer contributions on behalf of eligible employees. In connection with the stock offering, the Employee Savings Plan will be amended to permit employees to acquire stock of Northfield Bancorp, Inc. with their account balances.
     Supplemental Employee Stock Ownership Plan. In connection with the stock offering, Northfield Bank intends to establish the Northfield Bank Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”). The Supplemental ESOP will provide additional benefits to participants whose benefits under the tax-qualified employee stock ownership plan, described below, are limited by tax law limitations applicable to tax-qualified plans. Messrs. Alexander, Klein and Doherty are expected to be the initial participants in this plan. The Supplemental ESOP will require a contribution to be credited by Northfield Bank for each participant who also participates in the employee stock ownership plan equal to the amount that would have been contributed under the terms of the employee stock ownership plan, but for the tax law limitations, less the amount actually contributed under the employee stock ownership plan. This benefit will be payable in either a lump sum or installments, as elected by a participant, upon the death of the participant, the participant’s separation from service or disability (as those terms are defined in the Supplemental ESOP), or upon the occurrence of a change in control (as that term is defined in the Supplemental ESOP) of Northfield Bank or Northfield Bancorp, Inc.

     Plan-Based Awards. The following table sets forth for the year ended December 31, 2006 certain information as to grants of plan-based awards.

Grants Of Plan-Based Awards For The Year Ended December 31, 2006
		Estimated future payouts under non-equity incentive
		plan awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
John W. Alexander	2/17/2006	—	169,000	169,000

Steven M. Klein	2/17/2006	—	51,675	72,345

Kenneth J. Doherty	2/17/2006	—	53,000	74,200

Michael J. Widmer	12/31/2002	—	76,000	—
	2/17/2006	—	44,050	61,670

Madeline G. Frank	2/17/2006	—	39,000	39,000

Albert J. Regen (1)	—	—	—	—

(1)	Mr. Regen retired on September 30, 2006 and was not eligible to participate in our incentive plan as of December 31, 2006.
     For information about plan-based awards made to the Named Executive Officers for the year ended December 31, 2006, see “—Compensation Discussion and Analysis—Linking Company Performance to Incentive Plan Awards,” “—Annual Compensation-Setting Process — Chief Executive Officer” and “—Annual Compensation-Setting Process — Chief Executive Officer.”
     Pension Benefits. None of the individuals listed in the Summary Compensation Table had accumulated pension benefits either at or during the year ended December 31, 2006.
     Nonqualified Deferred Compensation. The following table sets forth certain information with respect to our nonqualified deferred compensation plans at and for the year ended December 31, 2006.

Nonqualified Deferred Compensation At And For The Year Ended December 31, 2006
	Executive	Registrant
	contributions in	contributions in	Aggregate	Aggregate	Aggregate balance
	last fiscal year ($)	last fiscal year ($)	earnings in last	withdrawals/	at last fiscal year
Name	(1)	(1)	fiscal year ($) (1)	distributions ($)	end ($)
John W. Alexander	$169,000	$41,590	$97,107	$—	$1,119,407

Steven M. Klein	7,791	12,258	5,604	—	57,938

Kenneth J. Doherty	—	50	10,455	—	95,868

Michael J. Widmer	—	—	3,499	—	49,070

Madeline G. Frank	13,650	—	6,250	—	62,628

Albert J. Regen	—	5,572	49,134	290,490	167,417

(1)	Contributions included in the “Executive contributions in last fiscal year” and the “Registrant contributions in last fiscal year” columns are included as compensation for the listed individuals in the Summary Compensation Table. Amounts included in the “Aggregate earnings in last fiscal year” are not included as compensation for the listed individuals in the Summary Compensation Table as such earnings are not preferential or “above market.”

     Northfield Bank maintains a non-qualified deferred compensation plan to provide for the elective deferral of non-employee director fees by members of the participating board of directors, and the elective deferral of compensation and/or performance-based compensation payable to eligible employees of NSB Holding Corp. and Northfield Bank. A designated amount of director fees, compensation and/or performance based compensation may be deferred until one of the specified events in the plan occurs, which permits all or part of the monies so deferred, together with earnings, to be distributed to participants or their beneficiaries. In addition, the plan provides eligible employees of Northfield Bank with supplemental retirement income from Northfield Bank when such amounts are not payable under the benefit and/or contribution formulas of the Retirement Plan of Northfield Bank in RSI Retirement Trust (the “Retirement Plan”) and/or the Northfield Bank 401(k) Savings Plan in RSI Retirement Trust (the “401(k) Savings Plan”), due to reductions and other limitations imposed under the Internal Revenue Code.
     Members of the board of trustees of NSB Holding Corp., the board of directors of Northfield Bancorp, Inc. or Northfield Bank, and certain specified employees or a specified class or classes of employees are eligible to participate in the plan. Eligible trustees, directors or employees become participants upon agreeing in a written enrollment agreement to defer any portion of their trustee fees, director fees, compensation and/or performance based compensation. Each participant may request that his deferred compensation account be adjusted for gains and losses as if invested 100% in any of the investment options made available by NSB Holding Corp. or Northfield Bank, in their sole discretion, or alternatively, in any combination of then available investment options, so long as the total equals 100%. A participant may request a change to his or her investment allocation under the plan up to two times per year. In the event any participant fails to direct the investment of his or her deferred compensation account, or to the extent the employer chooses not to honor the participant’s request, the deferred compensation account will be deemed to bear interest at the rate prevailing for 30-year United States Treasury Bonds.
     With respect to amounts of deferred trustee or director fees, deferred compensation or performance based compensation, distributions will be made under the plan in the event of the participant’s retirement, death, termination due to disability, separation from service prior to the participant’s retirement date, upon the establishment of an unforeseeable emergency, upon a change in control, or upon the attainment of a specific date of distribution, in a single lump sum or in up to 15 annual installment payments, as designated by the participant in his or her enrollment agreement. In the case of an unforeseeable emergency, the amounts distributed will not exceed the amounts necessary to satisfy the emergency plus an amount necessary to pay any taxes owed on the distribution. In the event the participant fails to designate a payment schedule on his enrollment agreement or if the entire balance credited to the participant’s account is less than $10,000, payment will be made in a single lump sum. In the event a participant dies before receiving the full amount of his benefit, the remaining amounts will be paid to the participant’s beneficiary or, if none, to the participant’s estate in a single lump sum. Distributions to certain “specified employees” on account of their separation from service may be delayed for six months if necessary to comply with Internal Revenue Code Section 409A.
     The non-qualified deferred compensation plan also provides an additional supplemental retirement income benefit that augments the benefits paid to one participant under the defined benefit plan of Northfield Bank that was previously terminated. No present employee and no individual listed in the Summary Compensation Table has an accrued benefit under this portion of the non-qualified deferred compensation plan. One former employee’s beneficiaries are receiving benefits under this portion of the plan.

     In addition, the non-qualified deferred compensation plan provides for benefits which supplement those paid under the 401(k) Savings Plan in the event of normal, early or postponed retirement, death or termination of service. Such benefits will be equal to the sum of the maximum amount of employer matching contributions provided to a participant each calendar year, assuming a participant’s maximum contributions, reduced by the amount of employer matching contributions provided to the participant each calendar year under the 401(k) Savings Plan, adjusted by gains and losses, plus the amount of employer matching contributions that were not credited to a participant’s 401(k) Savings Plan account as a result of an employer error in not crediting the otherwise permissible maximum amount of employer matching contributions to the participant’s 401(k) Savings Plan account, adjusted by gains and losses, if any, plus the maximum amount of discretionary employer contributions provided to a participant under the 401(k) Savings Plan, assuming an allocation without taking into account the limitations imposed by the Internal Revenue Code, reduced by the amount of discretionary employer contributions provided to a participant each calendar year under the 401(k) Savings Plan, adjusted by gains and losses, if any. Benefits will be equal to the value of all amounts credited to the participant’s deferral credit account, in accordance with the participant’s enrollment agreement for deferral of compensation. With respect to the supplemental 401(k) Savings Plan benefit, in the event of a participant’s death a single lump sum survivor’s benefit shall be paid to his or her surviving spouse, unless the participant has selected an alternative form of payment upon his death.
     The non-qualified deferred compensation plan is considered an unfunded plan for tax and Employee Retirement Income Security Act purposes. All obligations owing under the plan are payable from the general assets of Northfield Bank or Northfield Bancorp, Inc. and are subject to the claims of Northfield Bank or Northfield Bancorp, Inc.’s creditors.
Potential Payments to Named Executive Officers
     The following table sets forth estimates of the amounts that would be payable to the listed individuals in the event of their termination of employment on December 31, 2006 in designated circumstances. The table does not include vested or accrued benefits under qualified and non-qualified benefit plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this prospectus. The table assumes that the provisions of Mr. Widmer’s employment agreement dated January 4, 2007 were in effect at December 31, 2006, as payments under the January 4, 2007 agreement were greater than the payments that would have been required under his agreement that expired December 31, 2006. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination; interest rates; federal, state and local tax rates; and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Alexander	Mr. Klein	Mr. Doherty	Mr. Widmer
Disability
Salary continuation (1)	$1,471,278	$102,264	$104,999	$86,522
Medical, dental and other health benefits (2)	129,671	10,700	10,700	10,700
Life insurance (3)	163,591	—	—	—

Death
Salary (lump-sum payment) (4)	676,000	206,700	212,000	176,200
Medical, dental and other health benefits (4)	10,700	10,700	10,700	10,700

Discharge Without Cause or Resignation With Good Reason — no Change in Control
Salary (lump sum) (5)	2,028,000	620,100	636,000	528,600
Bonus (lump sum) (5)	484,192	148,137	141,907	120,450
Retirement contributions (lump sum) (5)	185,520	55,809	57,240	47,574
Medical, dental and other health benefits (6)	46,814	46,814	46,814	46,814
Life insurance contributions (7)	113,655	1,298	3,276	1,689

Discharge Without Cause or Resignation With Good Reason — Change in Control-Related (8)
Salary (lump sum)	2,028,000	620,100	636,000	528,600
Bonus (lump sum)	511,326	148,137	151,935	124,650
Retirement contributions (lump sum)	185,520	55,809	57,240	47,574
Medical, dental and other health benefits	46,814	46,814	46,814	46,814
Life insurance contributions	113,655	1,298	3,276	1,689

(1)	In the case of disability, Mr. Alexander’s contract provides for supplemental salary continuation until the earlier of: recovery from such disability, attaining age 65, or death. The reported figure above assumes salary continuation until Mr. Alexander attains the age of 65. Mr. Klein, Mr. Doherty, and Mr. Widmer, receive salary continuation benefits for one-year following such disability. The supplemental salary continuation contract benefit seeks to provide the executive with his base salary in the first year following disability, reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain. Mr. Alexander’s contract provides for second year benefits and for every year thereafter, equal to 66 2/3% of his base salary. Such amounts due under the contracts are reduced by any assumed short-term or long-term disability insurance benefits provided under separate insurance plans we maintain on a tax-equivalent basis (assuming a 38% tax rate), if such short-term or long-term disability benefits are excludable for federal income tax purposes. Supplemental salary continuation benefits have been discounted at an annual compounding rate of 4.50% for Mr. Alexander. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.

(2)	Mr. Alexander’s contract provides for medical, dental, and other health benefits to him and his family, at no cost to him, until Mr. Alexander recovers from such disability, or Mr. Alexander attains the age of 65. Mr. Klein’s, Mr. Doherty’s, and Mr. Widmer’s contracts provide for one year of medical, dental, and other health benefits at the same terms, including cost sharing by the executive, as provided to the executive prior to his disability. The reported figure for Mr. Alexander reflects the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we use in measuring our liability for such benefits for financial statement purposes under Statement of Financial Account Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS 106”). For purposes of this presentation, the estimated future costs were discounted at a 4.50% annual compounding rate. The figures presented for Mr. Klein, Mr. Doherty, and Mr. Widmer are presented without discount.

(3)	Mr. Alexander’s contact provides for life insurance continuation benefits. Mr. Alexander receives an annual reimbursement for a whole-life policy premium through 2011 in the amount $35,660. In addition, the contract provides for the continuation of group life insurance until the earlier of: recovery from such disability or Mr. Alexander attains the age of 65. The reported figure in the table assumes that group term life insurance benefits will continues until Mr. Alexander attains the age of 65, with an assumed annual cost increase of 4% and a present value discount rate of 4.50% annual compounding rate. The agreement in effect for Mr. Alexander provides for salary continuation at his base salary for the first year after such disability and 66 and two-thirds percent (66 2/3%) of his base salary after the first year. Such payments continue until Mr. Alexander’s death, recovery from such disability, or the date the executive attains age 65. The figures shown assume any amounts owed to Mr. Alexander will be reduced by applicable short-term and long-payment disability payments received from insurance carriers without discount for present value. Mr. Klein and Mr. Doherty, and Mr. Widmer are provided a salary continuation for the first year after such disability. The figures shown assume any amounts owed will be reduced by applicable short-term and long-payment disability payments received from insurance carriers without discount for present value.

(4)	Each of the agreements provides for a lump-sum death benefit equal to one-year of base salary for each executive. The contracts also provide for the continuation of medical, dental, and other health benefits to the executive’s family for a period of one-year at the same terms and cost to the executive immediately prior to his death.

(5)	Each of the agreements provides for the lump-sum payment of: three times base salary; three times the average annual bonus/and or incentive award for three years prior to the year of termination; and the retirement contributions or payments that we would have made on the executive’s behalf, as if the executive had continued his employment for a 36-month period, based on contributions or payments made (on an annualized basis) at the date of termination. Each of the agreements limits the total payments to an executive to an amount that is one dollar less three times the executive’s “base amount” as defined in Section 280(G) of the Internal Revenue Code. The figures presented in the table are presented without the reduction required to satisfy this limitation.

(6)	Each agreement provides for medical, dental, and other health benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. The reported figures reflect the estimated present value of the future premium cost of such benefits, calculated utilizing substantially the same health care cost increase assumptions we used in measuring our liability for such benefits for financial statement purposes under SFAS 106. For purposes of this presentation, the estimated future costs were discounted at a 4.50% annual compounding rate.

(7)	Each agreement provides for life insurance benefits to the executive and his family, at no cost to the executive for a period of 36 months from the date of termination. Mr. Alexander receives an annual reimbursement of $35,660 for a whole-life insurance policy. Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer also participate in our group life insurance plan. The reported figures in the table assume that the reimbursement to Mr. Alexander for his whole-life insurance policy will continue for a period of three years. The reported figures also include the estimated costs of group term life insurance benefits for Mr. Alexander, Mr. Klein, Mr. Doherty, and Mr. Widmer for a three year period with an assumed annual cost increase of 4% and a present value discount rate of 4.50% compounded annually.

(8)	Under each of the agreements, amounts payable under a change in control are identical to those payable for “Discharge Without Cause or Resignation With Good Reason — no Change in Control” except that payments pertaining to bonus and/or incentive awards are based upon the highest annual bonus and/or incentive award earned in any of the three years preceding the year in which the termination occurs.
Director Compensation
     The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to our directors. Mr. Alexander does not receive separate compensation for his service as a director. Prior to October 1, 2006, Mr. Regen did not receive separate compensation for his service as a director. Director fees paid to Mr. Regen for his service beginning October 1, 2006 are reflected in the “Summary Compensation Table,” above. The “Non-equity incentive plan compensation,” “Stock awards,” “Option awards,” “Change in pension value and nonqualified deferred compensation earnings” and “All other compensation” columns have been omitted from the table because no Director earned any compensation during the year ended December 31, 2006 of a type required to be disclosed in those columns.

Director Compensation Table For the Year Ended December 31, 2006
	Fees earned or paid in
Name	cash ($)	Total ($)
Stanley A. Applebaum (1)	59,300	59,300
John R. Bowen (2)	61,850	61,850
Annette Catino	78,500	78,500
Gil Chapman	64,700	64,700
John P. Connors, Jr. (1)	58,150	58,150
John J. DePierro	71,750	71,750
Susan Lamberti	64,750	64,750
Patrick E. Scura, Jr.	66,800	66,800

(1)	During 2006, Messrs. Applebaum and Mr. Connors provided legal services to or for the benefit of Northfield Bank. See Transactions With Certain Related Persons” for a discussion of fees received for legal services provided in 2006.

(2)	During 2006, Mr. Bowen provided consulting services to Northfield Bank under a consulting contract that was entered into in connection with the 2002 acquisition of Liberty Bancorp, Inc. and Liberty Bank. See “Transactions With Certain Related Persons” for a discussion of fees received for consulting services provided in 2006.

     On an annual basis, director compensation is reviewed by the Compensation Committee, in consultation with the Nominating and Corporate Governance Committee. Factors considered in the evaluation include the size and complexity of the company, as well as the responsibilities, market place availability of necessary skill sets, and the time commitment necessary for the board, its committees, and its committee chairs, to adequately discharge their oversight role and responsibilities. Available survey data of director compensation at other comparable financial institutions is considered as part of this process.
     The following table sets forth the director and committee fee structure for the board and its standing committees (all of which were due and payable in cash) for the year ended December 31, 2006. Attendance fees, and one-fourth of any annual retainer, are paid on a quarterly basis, in arrears, unless a director elects to have such fees or a portion there of, deferred under our non-qualified deferred compensation plan, described above.

		Nominating and
	Board of	Corporate	Compensation
	Directors	Governance	Committee	Audit Committee
Annual Retainer	$30,000	—	—	—

Annual Retainer-Chairman	—	$3,000	$4,000	$6,000

Per Meeting Attendance Fee	$1,250	$850	$850	$1,250
     All other committees of the board receive, in cash, an $850 per meeting attendance fee and an annual committee chair retainer of $3,000. In addition to the committees noted in the above table, the board of directors also has a standing Asset Liability Committee and Bank Secrecy Act & Compliance Committee.
Stock Benefit Plans
     Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the stock offering. As part of the stock offering, the employee stock ownership plan trust intends to borrow funds from Northfield Bancorp, Inc. and use those funds to purchase a number of shares equal to 3.92% of the outstanding common stock of Northfield Bancorp, Inc. following the stock offering, including shares held by Northfield Bancorp, MHC. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from discretionary contributions made by Northfield Bank to the employee stock ownership plan over a period of up to 30 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.
     Shares released from the suspense account will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation, subject to Internal Revenue Code limitations. Benefits under the plan vest at the rate of 20% per year of credited service beginning in the second year of credited service so that a participant with six years of credited service will become fully vested. Credit will be given for vesting purposes to participants for years of service with Northfield Bank prior to the adoption of the plan.

Credit will also be given to those employees who were employed at Liberty Bank at the time of its acquisition by Northfield Bank for their years of service at Liberty Bank. A participant’s interest in his account under the plan will fully vest in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Northfield Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.
     Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more stock-based benefit plans that will provide for grants of stock options and awards of shares of common stock. The number of options granted or shares awarded under such plans generally may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Northfield Bancorp, MHC and to Northfield Bank Foundation). The amount of stock options and stock awards available for grant under stock-based benefit plans may be greater than these percentages, provided the stock-based benefit plans are adopted more than one year following the completion of the stock offering, and provided shares used to fund the stock-based benefit plans in excess of these percentages are obtained through stock repurchases. The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Northfield Bancorp, MHC.
     The stock-based benefit plans will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based benefit plans cannot be established sooner than six months after the stock offering and would require the approval of a majority of votes cast by our stockholders (including votes cast by Northfield Bancorp, MHC under Nasdaq rules), by a majority of the total votes of Northfield Bancorp, Inc. eligible to be cast (including votes eligible to be cast by Northfield Bancorp, MHC) and by a majority of votes cast by our stockholders (excluding shares voted by Northfield Bancorp, MHC).
     Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions apply to our stock-based benefit plans adopted within one year of the completion of the stock offering:

•	no individual may receive more than 25% of the options or stock awards authorized under any plan;

•	non-officer directors may not receive more than 30% of the options and stock awards authorized under any individual plan;

•	non-officer directors may not receive more than 5% of the options and stock awards authorized under any individual plan;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Northfield Bank or Northfield Bancorp, Inc.

•	These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
     We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.
Transactions with Certain Related Persons
     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Northfield Bank to our executive officers and directors in compliance with federal banking regulations.
     The aggregate amount of our outstanding loans to our officers and directors and their related entities was $1.4 million at March 31, 2007. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northfield Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at March 31, 2007, and were made in compliance with federal banking regulations.
     Other Transactions. Stanley A. Applebaum and John P. Connors, Jr., in addition to their duties as directors of NSB Holding Corp., Northfield Bancorp, Inc. and Northfield Bank, are practicing attorneys who perform legal work directly for or on behalf of Northfield Bank. During the year ended December 31, 2006, Mr. Applebaum and Mr. Connors received fees, either directly from Northfield Bank, or from our customers, in the amounts of approximately $130,000 and $70,000, respectively. The board of directors authorizes the transactions each year, and the Compensation Committee of the board of directors reviews a summary of the services performed and the total fees paid for services on an annual basis. All transactions with Mr. Applebaum and Mr. Connors are in the ordinary course of business, and the terms and fees, are considered to be consistent with those prevailing at the time for comparable transactions with other persons.
     Mr. Bowen is a party to a consulting contract with Northfield Bank entered into in connection with our acquisition of Liberty Bancorp, Inc. and Liberty Bank in December 2002. The contract expired on December 31, 2006. In accordance with the consulting contract, for the year ended December 31, 2006, Mr. Bowen received consulting fees of $218,000 and the use of a company-owned automobile valued at $9,971.
Participation by Directors and Executive Officers in the Stock Offering
     The following table sets forth information regarding intended subscriptions for shares of common stock by each of the directors and executive officers of Northfield Bancorp, Inc. and Northfield Bank and their associates, and by all directors and executive officers and their associates as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase orders. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. Any purchases made by any of our affiliates for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the stock offering. This table also excludes additional shares that may be purchased by our directors and executive officers following the completion of the stock offering. The directors and executive officers have indicated their intention to subscribe for an aggregate of $4.0 million of shares of common stock in the stock offering, equal to 2.5% of the number of shares of common stock to be sold in the stock offering, at the midpoint of the estimated valuation range.

		Aggregate	Percent at
	Number of	Purchase	Midpoint of
Name and Title	Shares	Price (1)	Offering Range
John W. Alexander, Chairman of the Board, President and Chief Executive Officer	50,000	$500,000	0.3%
Stanley A. Applebaum, Director	25,000	250,000	0.2
John R. Bowen, Director	25,000	250,000	0.2
Annette Catino, Director	25,000	250,000	0.2
Gil Chapman, Director	20,000	200,000	0.1
John P. Connors, Jr., Director	10,000	100,000	*
John J. DePierro, Director	10,000	100,000	*
Susan Lamberti, Director	30,000	300,000	0.2
Albert J. Regen, Director	50,000	500,000	0.3
Patrick E. Scura, Jr., Director	25,000	250,000	0.2
Kenneth J. Doherty, Executive Vice President, Chief Lending Officer	50,000	500,000	0.3
Michael J. Widmer, Executive Vice President, Operations	25,000	250,000	0.2
Steven M. Klein, Executive Vice President, Chief Financial Officer	25,000	250,000	0.2
Madeline G. Frank, Senior Vice President, Corporate Secretary	25,000	250,000	0.2

All directors and executive officers as a group	400,000	$4,000,000	2.5%

*	Less than 0.1%.

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity that would be considered an associate of the named individuals under the stock issuance plan.

THE STOCK OFFERING
     The board of directors of Northfield Bancorp, Inc. has approved the stock issuance plan, and the Office of Thrift Supervision has approved the stock issuance plan as part of its approval of our application to conduct the stock offering, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the stock issuance plan by the Office of Thrift Supervision.
General
     On April 4, 2007, our board of directors unanimously initially adopted the stock issuance plan, which has been subsequently amended, pursuant to which we will sell shares of our common stock to depositors of Northfield Bank and other persons, and issue shares of our common stock to Northfield Bancorp, MHC. Upon completion of the stock offering, purchasers in the stock offering will own 43% of our outstanding shares of common stock (subject to adjustment), and Northfield Bancorp, MHC will own 55% of our outstanding shares of common stock (subject to adjustment). In addition, we intend to issue 2% of our outstanding shares of common stock to a charitable foundation we will establish.
     The aggregate price of the shares of common stock sold in the stock offering will be within the offering range. The offering range of between $137.6 million and $186.2 million (subject to adjustment) has been established by the board of directors, based upon an independent appraisal of the estimated pro forma market value of our shares of common stock. The appraisal was prepared by FinPro, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the stock offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the stock offering. See “How We Determined the Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the shares of our common stock.
     Offering materials for the stock offering initially have been distributed by mail, with additional copies made available through our Stock Information Center. All prospective purchasers must send payment directly to us. We will deposit these funds in a segregated savings account at Northfield Bank or, at our discretion, another federally insured depository institution in the event that the receipt of subscription funds would cause Northfield Bank’s capital ratios to fall below applicable capital requirements, and we will not release the funds until the stock offering is completed or terminated.

     The following describes the material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Northfield Bank upon request and is available for inspection at the offices of Northfield Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information.”
Reasons for the Stock Offering
     The proceeds from the sale of our shares of common stock will provide Northfield Bank with additional capital, which may be used to support future growth, internally or through acquisitions. In addition, since Northfield Bank competes with local and regional banks and other entities for employees, we believe that the stock offering will enable us to retain and attract management and employees through various stock benefit plans, including stock option plans, stock award plans and an employee stock ownership plan. The stock offering will permit us to support our local communities through the establishment and funding of the charitable foundation.

     In the future, the unissued shares of common and preferred stock authorized by our charter, as well as any treasury shares that may have been repurchased, will permit us to raise additional equity capital through further sales of securities and may permit us to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. We currently have no plans with respect to additional offerings of common or preferred stock.
     The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, we will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds from the Stock Offering” for a description of our intended use of proceeds.
     After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, our board of directors unanimously approved the stock issuance plan as being in the best interests of Northfield Bancorp, Inc., Northfield Bank, and Northfield Bank’s customers and the communities we serve.
Offering of Shares of Common Stock
     Under the stock issuance plan, up to 18,616,936 shares of our common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.
     Subscription Offering. The subscription offering will expire at 4:00 p.m., Eastern Time, on [offering deadline], unless otherwise extended by Northfield Bank and Northfield Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the stock offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on November 12, 2007, unless extended with the approval of the Office of Thrift Supervision. If the stock offering is not completed by November 12, 2007, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Northfield Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Northfield Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Northfield Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the stock offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded with interest at Northfield Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.
     Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities as described below. The amount of shares of common stock that these persons may purchase will depend on the availability of the shares of common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of shares of common stock to the extent that the shares are available. These priorities are as follows:

     Category 1: Eligible Account Holders. Subject to the maximum purchase limitations described in “—Limitations on Purchase of Shares,” each depositor with $50.00 or more on deposit at Northfield Bank, as of the close of business on March 31, 2006, will receive nontransferable subscription rights to subscribe for up to the greater of the following:
(i)	$250,000 of common stock (25,000 shares);

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.
     If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holder, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on any increase in their deposits in Northfield Bank in the one-year period preceding March 31, 2006, are subordinated to the subscription rights of other eligible account holders.
     Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Northfield Bank (the employee stock ownership plan and the 401(k) savings plan) have nontransferable subscription rights to purchase up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares of common stock (including shares issued to Northfield Bank Foundation) unless additional purchases are required to complete the stock offering at the minimum of the offering range. In the event the number of shares offered in the stock offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding the maximum of the valuation range up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. In addition to purchasing shares of common stock in the stock offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from us subsequent to the completion of the stock offering.

     Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations described in “—Limitations on Purchase of Shares,” each depositor with $50.00 or more on deposit as of the close of business on June 30, 2007, will receive nontransferable subscription rights to subscribe for up to the greater of:
(i)	$250,000 of common stock (25,000 shares);

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.
     If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders whose subscriptions remained unfilled.
     Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations described in “—Limitations on Purchase of Shares,” each depositor with $50.00 or more on deposit at Northfield Bank as of the close of business on July 31, 2007, who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Members”), will receive nontransferable subscription rights to subscribe for up to the greater of:
(i)	$250,000 of common stock (25,000 shares);

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the Other Members and the denominator of which is the total amount of qualifying deposits of all Other Members.
     If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Members so as to permit each Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person actually subscribed. Thereafter, unallocated shares will be allocated among subscribing Other Members whose subscriptions remain unfilled in the proportion that the amounts of their respective subscriptions bear to total subscriptions of all subscribing Other Members whose subscriptions remain unfilled.

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Northfield Bank or Northfield Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.
     Community Offering. We will offer in a community offering to members of the general public to whom we deliver a copy of this prospectus and a stock order form, any shares of common stock that remain unsubscribed for in the subscription offering. In the community offering, preference will be given to natural persons residing in the New Jersey Counties of Bergen, Essex, Hudson, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Sussex and Union, the New York Counties of Bronx, Kings, Nassau, New York, Putnam, Queens, Richmond, Rockland, Suffolk and Westchester, and Pike County, Pennsylvania (the “Local Community”). Subject to the maximum purchase limitations, these persons may purchase up to $250,000 of common stock (25,000 shares). The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than November 12, 2007, unless extended by Northfield Bancorp, Inc. with the approval of the Office of Thrift Supervision. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.
     If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order we accept, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock ordered. Thereafter, unallocated shares of common stock will be allocated among persons residing in the Local Community whose orders remain unsatisfied, on an equal number of shares basis. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who order in the community offering applying the same allocation described above for persons who reside in the Local Community.
     Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O’Neill & Partners, L.P. We expect to market any shares of common stock that remain unsubscribed after the subscription and community offerings through a syndicated community offering. We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O’Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

     The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may purchase more than $250,000 of common stock (25,000 shares) in the Syndicated Community Offering.
     Sandler O’Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O’Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of common stock. When and if we, in consultation with Sandler O’Neill & Partners, L.P., believe that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the stock offering, we will instruct Sandler O’Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account we establish for each selected dealer. Each customer’s funds so forwarded, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to the maximum amount permissible under applicable Federal Deposit Insurance Corporation regulations. After we receive payment from selected dealers, funds will earn interest at 0.60% until the completion or termination of the stock offering. Funds will be promptly returned, with interest, in the event the stock offering is not completed as described above.
     The syndicated community offering will terminate no later than November 12, 2007, unless extended by Northfield Bancorp, Inc. with the approval of the Office of Thrift Supervision.
     Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the stock offering. These limitations are as follows:
A.	The aggregate amount of outstanding shares of our common stock owned or controlled by persons other than Northfield Bancorp, MHC at the close of the stock offering shall be less than 50% of our total outstanding shares of common stock.

B.	The maximum purchase of shares of common stock in the subscription offering by a person, through one or more individual and/or joint deposit accounts is $250,000. The maximum purchase of shares of common stock in the subscription offering by a group of persons through a single deposit account is $250,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of the common stock offered in the stock offering, except that:
(i)	we may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the stock offering;

(ii)	our tax-qualified employee plans may purchase up to 4.9% of the shares of common stock to be outstanding immediately following the completion of the stock offering; and

(iii)	shares to be held by any of our tax-qualified employee plans and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.
C.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Northfield Bancorp, Inc. or Northfield Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Northfield Bancorp, Inc. or Northfield Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering.

F.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the stock offering.

G.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by all stock benefit plans of Northfield Bancorp, Inc. or Northfield Bank, other than employee stock ownership plans, shall not exceed 25% of our outstanding shares of common stock held by persons other than Northfield Bancorp, MHC.

H.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by all non-tax-qualified employee plans or our officers or directors and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our outstanding shares of common stock held by persons other than Northfield Bancorp, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

I.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by Northfield Bancorp, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our stockholders’ equity held by persons other than Northfield Bancorp, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any shares of common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	Our board of directors has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the stock offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which, when multiplied by the price per share, shall not exceed $500, as determined by our board of directors.
     For purposes of the plan, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:
•	any corporation or organization, other than Northfield Bancorp, MHC, NSB Holding Corp., Northfield Bancorp, Inc. or Northfield Bank or a majority-owned subsidiary of Northfield Bancorp, MHC, NSB Holding Corp., Northfield Bancorp, Inc. or Northfield Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, our tax-qualified employee plans are not associates of a person;

•	any person who is related by blood or marriage to such person and:
(i)	who lives in the same house as the person; or

(ii)	who is a director or senior officer of Northfield Bancorp, MHC, Northfield Bancorp, Inc. or Northfield Bank or a subsidiary thereof; and
•	any person acting in concert with the persons or entities specified above.
     As used above, the term “acting in concert” means:
•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
     A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.
     Non-exclusive examples of the applicability of the purchase limitations described above include, but are not limited to, the following:
(i)	Depositor A has multiple deposit accounts, each of which is registered in his own name. No associate of or individual otherwise acting in concert with Depositor A is purchasing shares of common stock in the subscription offering. Depositor A can purchase a maximum of $250,000 of shares of common stock in the subscription offering.

(ii)	Depositor B has one deposit account registered in her own name. Depositor B has another deposit account that is held jointly with Depositor C (either as an “and” account, an “or” account, or in any other form of joint account). No other associate of or individual otherwise acting in concert with either of Depositor B or Depositor C is purchasing shares of common stock in the subscription offering. Generally, no more than a total of $250,000 of shares of common stock may be ordered in the subscription offering through the ownership of these two deposit accounts. However, if Depositor C purchased $250,000 of shares of common stock both with funds from and in the name of an individual retirement account, Keogh account or 401(k) plan, then Depositor B could also purchase a maximum of $250,000 of shares of common stock in the subscription offering.

(iii)	Depositor D and Depositor E have multiple joint accounts with each other that are all titled in the same manner. No other associate of or individual otherwise acting in concert with either of Depositor D or Depositor E is purchasing shares of common stock in the subscription offering. No more than a total of $250,000 of shares of common stock may be ordered in the subscription offering through the ownership of these deposit accounts, regardless of whether Depositor D or Depositor E purchases shares of common stock through an individual retirement account, Keogh account or 401(k) plan.

(iv)	Depositor F has one deposit account registered in his own name. Depositor G, who is Depositor F’s spouse, has one deposit account registered in her own name. No other associate of or individual otherwise acting in concert with either of Depositor F or Depositor G is purchasing shares of common stock in the subscription offering. The maximum combined amount of shares of common stock that may be purchased by Depositor F and Depositor G through the ownership of these two deposit accounts is a total of $500,000.
Tax Effects of the Stock Offering
     We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., with respect to federal tax laws that no gain or loss will be recognized by our account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe this opinion addresses all applicable material federal income tax consequences of the stock offering to our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part.
     The opinion provides that, for federal income tax purposes:
1.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Northfield Bancorp, Inc. to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

2.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering; and

3.	the holding period for shares of common stock purchased in the direct community offering or syndicated community offering will begin on the day after the date of the purchase.

     The tax opinions as to items 1 and 2 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.
     The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
     We also have received a letter from FinPro, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the shares of common stock at the same price as will be paid by members of the general public in any community offering.
     If the subscription rights granted to eligible account holders, supplemental eligible account holders and other members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
     The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information.”
Restrictions on Transferability of Subscription Rights
     Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. With the exception of purchases both with funds from and in the name of either an individual retirement account, Keogh account or a 401(k) plan account, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

Marketing Arrangements
     We have retained Sandler O’Neill & Partners, L.P. as a financial advisor to consult with and advise and assist us, on a best efforts basis, in the distribution of shares of our common stock in the stock offering. Sandler O’Neill & Partners, L.P. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. The services that Sandler O’Neill & Partners, L.P. will provide include:
•	consulting as to the financial and securities market implications of the stock issuance plan and any related corporate documents;

•	reviewing with our board of directors the financial impact of the stock offering on Northfield Bancorp, Inc. based on the independent appraisal of the shares of common stock;

•	reviewing all stock offering documents, including the prospectus, stock order forms and related offering materials;

•	assisting in the design and implementation of a marketing strategy for the stock offering;

•	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the stock offering.
     For these services, Sandler O’Neill will receive a fee of 0.80% of the aggregate dollar amount of the shares of common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, the 401(k) plan, Northfield Bank Foundation and to our officers, employees and directors, members of their immediate families, their personal trusts and business entities controlled by them. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 0.80% of the aggregate dollar amount of the shares of common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other National Association of Securities Dealers member firms in the syndicated community offering will not exceed 6.00% of the aggregate dollar amount of the shares of common stock sold in the syndicated community offering.
     Sandler O’Neill will bear all of its out-of-pocket expenses in connection with the stock offering. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the shares of our common stock, including liabilities under the Securities Act of 1933.

     We have also engaged Sandler O’Neill to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill will assist us in the stock offering as follows:
•	consolidation of accounts and development of a central file;

•	preparation of stock order forms;

•	organization and supervision of the Stock Information Center; and

•	subscription services.
     Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of our common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which shares of common stock to be issued may trade.
     Our directors and executive officers may participate in the stock offering. However, such participation will be limited to answering questions about Northfield Bancorp, Inc. and Northfield Bank. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the stock offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the shares of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of our common stock.
Description of Sales Activities
     We will offer the shares of common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center. The Stock Information Center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the Stock Information Center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for mailing materials relating to the stock offering, responding to questions regarding the stock offering and processing stock orders.
     Sales of shares of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of shares of common stock.
     None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the stock offering.

     None of our personnel participating in the stock offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities is not compensated in connection with the offering at the time of participation, that the person is not associated with a broker or dealer and that the person observes certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.
How We Determined the Stock Pricing and the Number of Shares to be Issued
     The stock issuance plan and federal regulations require that the aggregate purchase price of the shares of common stock sold in the stock offering be based on the appraised pro forma market value of the shares of common stock, as determined on the basis of an independent valuation. We retained FinPro, Inc. to make the independent valuation. FinPro, Inc. will receive a fee of $65,000 for the preparation of the initial and final independent valuations, and will receive a fee of $10,000 for any additional updates to the independent valuation. We have agreed to indemnify FinPro, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro, Inc.’s liability results from its gross negligence or willful misconduct.
     The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in the prospectus, including the financial statements. FinPro, Inc. also considered the following factors, among others:
•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Northfield Bancorp, Inc. and Northfield Bank;

•	a comparative evaluation of our operating and financial statistics with those of other publicly traded subsidiaries of mutual holding companies;

•	the impact of the stock offering on our stockholders’ equity and earnings potential;

•	our proposed dividend policy;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the charitable foundation.

     On the basis of the foregoing, FinPro, Inc. advised us that as of May 29, 2007, the estimated pro forma market value of the shares of common stock on a fully converted basis ranged from a minimum of $320.0 million to a maximum of $433.0 million, with a midpoint of $376.5 million (the estimated valuation range). Our board of directors determined to offer the shares of common stock in the stock offering at the purchase price of $10.00 per share and that 43% of the shares issued should be held by purchasers in the stock offering and 55% should be held by Northfield Bancorp, MHC after giving effect to the issuance of shares to Northfield Bank Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from 32,000,800 shares to 43,295,200 shares, with a midpoint of 37,648,000 shares, and the number of shares sold in the stock offering will range from 13,760,344 shares to 18,616,936 shares, with a midpoint of 16,188,640 shares.
     Our board of directors reviewed the independent valuation and, in particular, considered our financial condition and results of operations for the year ended December 31, 2006, financial comparisons to other financial institutions, and stock market conditions for financial institutions and other issuers generally, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.
     Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased up to $497.9 million and the maximum number of shares that will be outstanding immediately following the stock offering may be increased up to 49,789,479 shares. Under such circumstances, the number of shares sold in the stock offering will be increased up to 21,409,476 shares and the number of shares held by Northfield Bancorp, MHC will be increased up to 27,384,214 shares. The increase in the valuation range may occur to reflect changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.
     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. FinPro, Inc. did not independently verify the financial statements and other information we provided, nor did FinPro, Inc. value independently our assets or liabilities. The independent valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the stock offering will thereafter be able to sell such shares at prices at or above the purchase price.
     The independent valuation will be updated at the time of the completion of the stock offering. If the update to the independent valuation at the conclusion of the stock offering results in an increase in the pro forma market value of the shares of common stock to more than $497.9 million or a decrease in the pro forma market value to less than $320.0 million, then, after consulting with the Office of Thrift Supervision, we may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the stock offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be returned promptly to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following the date of the approval of the stock issuance plan by the Office of Thrift Supervision, or August 13, 2009.

     An increase in the independent valuation and the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”
     Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Northfield Bank and the other locations specified under “Where You Can Find More Information.”
     No sale of shares of common stock may occur unless, prior to such sale, FinPro, Inc. confirms to the Office of Thrift Supervision and us that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the shares of common stock at the conclusion of the stock offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the stock offering, reopen the stock offering or commence a new stock offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the stock offering.
Prospectus Delivery and Procedure for Purchasing Shares
     Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the stock offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the stock offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the United States Postal Service.
     Expiration Date. The stock offering will terminate at 4:00 p.m., Eastern Time, on [offering deadline], unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is November 12, 2007, or, if approved by the Office of Thrift Supervision, for an additional period after November 12, 2007. We are not required to give purchasers notice of any extension unless the expiration date is later than November 12, 2007, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

     Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form and certification form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the Stock Information Center, a properly executed and completed order form and certification form, together with full payment for the shares of common stock purchased. The order form and certification form must be received, not post-marked, by us prior to 4:00 p.m., Eastern Time, on [offering deadline]. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.
     To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, all of which will be reviewed when considering relevant account relationships in the event of an oversubscription of shares of our common stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. In the event of an oversubscription of shares of our common stock, shares will be allocated in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If the number of shares allocated to you is less than the number of shares for which you have subscribed, we will first use funds from the check or money order you provided, and secondly from any account from which you have requested that funds be withdrawn.
     We will not be required to accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms or certification forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.
     Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by personal check, bank check or money order made payable to Northfield Bank, or authorization of withdrawal from a deposit account maintained with Northfield Bank. Third party checks will not be accepted as payment for an order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.
     Once a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the stock offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the stock offering is completed or terminated.
     Interest penalties for early withdrawal applicable to certificate of deposit accounts at Northfield Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

     Payments we receive will be placed in a segregated savings account at Northfield Bank or, at our discretion, another federally insured depository institution in the event that the receipt of subscription funds would cause Northfield Bank’s capital ratios to fall below applicable capital requirements, and will be paid interest at Northfield Bank’s passbook savings rate, 0.60%, from the date payment is received until the stock offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the stock offering.
     The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the stock offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.
     Owners of self-directed individual retirement accounts may use the assets of such individual retirement accounts to purchase shares of common stock in the stock offering, provided that the individual retirement accounts are not maintained at Northfield Bank. Persons with individual retirement accounts maintained with us must have their accounts transferred to a self-directed individual retirement account with an unaffiliated trustee in order to purchase shares of common stock in the stock offering. In addition, the Employee Retirement Income Security Act (“ERISA”) and Internal Revenue Service regulations require that executive officers, trustees, and 10% stockholders who use self-directed individual retirement account funds and/or Keogh plan accounts to purchase shares of common stock in the stock offering, make such purchase for the exclusive benefit of the individual retirement account and/or Keogh plan participant. Assistance on how to transfer individual retirement accounts maintained at Northfield Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account maintained at Northfield Bank should contact the Stock Information Center as soon as possible.
     Once submitted, an order cannot be modified or revoked unless the stock offering is terminated or extended beyond November 12, 2007.
     Depending on market conditions, the shares of common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P., in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O’Neill & Partners, L.P., will be advised that the members of the selling group are required either:
(a)	upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 noon, Eastern Time, of the business day next following such receipt or execution; or

(b)	upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 noon, prevailing time, of the business day next following such debiting.

Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Northfield Bank.
     Delivery of Stock Certificates. Certificates representing shares of our common stock issued in the stock offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the stock offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.
Restrictions on Purchase or Transfer of Stock by Directors and Officers
     All shares of our common stock purchased by our directors and executive officers and their associates in the stock offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Our directors’ and officers’ sales of shares of our common stock will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”
     During the three-year period following the stock offering, purchases of our shares of common stock by directors, executive officers and their associates may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding shares of common stock or to the purchase of shares of common stock under the stock-based benefit plans expected to be implemented subsequent to completion of the stock offering.
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the sale of shares of common stock to be issued in the stock offering. The registration under the Securities Act of the sale of the common stock to be issued in the stock offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will have resale restrictions under Rule 144 of the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each of our affiliates who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares of common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

     Under guidelines of the National Association of Securities Dealers, members of the National Association of Securities Dealers and their associates face certain reporting requirements upon purchase of the securities.
Interpretation, Amendment and Termination
     All interpretations of the stock issuance plan by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by our board of directors, the plan may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision, and at any time thereafter with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the board of directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.
Stock Information Center
     If you have any questions regarding the stock offering, please call the Stock Information Center at (___)                     , from 9:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is located at                                         .
NORTHFIELD BANK FOUNDATION
General
     In furtherance of our commitment to our local community, the stock issuance plan provides that we will establish Northfield Bank Foundation as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Northfield Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Northfield Bank Foundation.
Purpose of the Charitable Foundation
     In connection with the closing of the stock offering, we intend to contribute $3.0 million in cash and a number of shares equal to 2% of our outstanding shares of common stock (including shares issued to Northfield Bancorp, MHC) to Northfield Bank Foundation, for a maximum contribution of $13.0 million of cash and shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Northfield Bank Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Northfield Bank Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Northfield Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the Federal Deposit Insurance Corporation.
     Funding Northfield Bank Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because Northfield Bank Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Northfield Bank Foundation will maintain close ties with Northfield Bank, thereby forming a partnership within the communities in which Northfield Bank operates.

Structure of the Charitable Foundation
     Northfield Bank Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Northfield Bank Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Northfield Bank Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.
     Our board of directors has selected Directors John R. Bowen, Susan Lamberti and Albert J. Regen, and Ms. Lucille Chazanoff to serve on the initial board of directors of the charitable foundation. Office of Thrift Supervision regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Ms. Chazanoff as a director to satisfy these requirements. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Northfield Bank’s directors.
     The business experience of our current directors is described in “Management.” The business experience of Ms. Chazanoff is as follows.
     [Biography of outside director to be inserted here]
     The board of directors of Northfield Bank Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Northfield Bank Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Northfield Bank Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by Northfield Bank Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation elect one third of the board to serve for three-year terms.
     Northfield Bank Foundation’s initial place of business will be located at our administrative offices. The board of directors of Northfield Bank Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Northfield Bank and the charitable foundation.

     Northfield Bank Foundation will receive working capital from the initial cash contribution of $3.0 million and:
(1)	any dividends that may be paid on our shares of common stock in the future;
(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or
(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.
     As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Northfield Bank Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by Northfield Bank Foundation in any one year may not exceed 5% of the average market value of the assets held by Northfield Bank Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.
Tax Considerations
     We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Northfield Bank Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Northfield Bank Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Northfield Bank Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Northfield Bank Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.
     Northfield Bancorp, Inc. and Northfield Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Northfield Bank Foundation. We believe that the contribution to Northfield Bank Foundation of an amount of common stock and cash that may be in excess of the 10% annual limitation on charitable deductions described below is justified given Northfield Bank’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Northfield Bank Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”
     Under the Internal Revenue Code, Northfield Bank Foundation is limited to owning no more than 2% of our voting stock and no more than 2% in value of all outstanding shares of all classes of our stock. Our contribution to Northfield Bank Foundation will not exceed this limitation.

     We believe that our contribution of shares of our common stock to Northfield Bank Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount (par value) that Northfield Bank Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Northfield Bank Foundation. We estimate that substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Northfield Bank Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Northfield Bank Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.
     We believe that the significant majority of the contribution will not be deductible for state income tax purposes. We currently estimate that the lost state tax deduction would be approximately $320,000 (or approximately $208,000 after the federal tax benefit of the additional state payments). However, we believe that the goodwill and name recognition generated from ongoing contributions from the charitable foundation, as well as the initial contribution in cash and shares of common stock, exceed the cost of the lost state income tax benefit.
     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. Northfield Bank Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Northfield Bank Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.
Regulatory Requirements Imposed on the Charitable Foundation
     Office of Thrift Supervision regulations require that, before our board of directors adopted the plan of stock issuance, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.
     Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Northfield Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

     We have committed to the Office of Thrift Supervision to: (a) add the following requirements to the charitable foundation’s gift instrument for the proposed contribution; and (b) fully comply with these requirements, unless a proposed revision is agreed to by Office of Thrift Supervision:
•	The charitable foundation shall not pay to any “Savings Bank Insider” (defined below), nor shall any Savings Bank Insider receive, any fees, disbursements or wages from the charitable foundation as an employee, director, consultant or otherwise. In addition, the charitable foundation shall not make any contribution to any Savings Bank Insider, nor shall any Savings Bank Insider receive any contribution from the charitable foundation. For the purposes of this provision: (i) a “Savings Bank Insider” shall mean any officer or director of Northfield Bank, any former officer or director of Northfield Bank and, and any immediate family member of the foregoing; (ii) an “immediate family member” shall mean a person’s spouse; parents; children; siblings; mothers and fathers-in-law; sons and daughters-in-law; and brothers and sisters-in-law; and (iii) references to Northfield Bank shall include any subsidiary of, and any holding company for Northfield Bank, and any other subsidiary of any such holding company; and
•	If a majority of the outstanding capital stock or assets of Northfield Bank, or any holding company of Northfield Bank, is acquired by merger or otherwise, then the acquiring entity, or any other entity designated by the acquiring entity, shall immediately upon consummation of the transaction, become the sole member of the charitable foundation, the members of the charitable foundation’s Board of Directors may thereafter be removed with or without cause, and the acquiring entity shall have the right, in its capacity as the sole member, to remove the then incumbent directors from office with or without cause and to fill the vacancies on the Board of Directors resulting from such removal with the persons of its choosing.
     In addition, we have committed to the Office of Thrift Supervision to: (a) add the following requirements to the charitable foundation’s certificate of incorporation; and (b) retain such requirements in the charitable foundation’s certificate of incorporation without any alteration or deletion:
•	The charitable foundation shall not pay to any “Savings Bank Insider” (as defined above), any fees, disbursements or wages from the charitable foundation as an employee, director, consultant or otherwise, nor shall the charitable foundation make any contribution to any Savings Bank Insider; and
•	If a majority of the outstanding capital stock or assets of Northfield Bank, or any holding company of Northfield Bank, is acquired by merger or otherwise, then the acquiring entity, or any other entity designated by the acquiring entity, shall immediately upon consummation of the transaction, become the sole member of the charitable foundation, the members of the charitable foundation’s Board of Directors may thereafter be removed with or without cause, and the acquiring entity shall have the right, in its capacity as the sole member, to remove the then incumbent directors from office with or without cause and to fill the vacancies on the Board of Directors resulting from such removal with the persons of its choosing.

     Office of Thrift Supervision regulations impose the following additional requirements on the establishment of the charitable foundation:
•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;
•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;
•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;
•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;
•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and
•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.
     Within six months of completing the stock offering, Northfield Bank Foundation must submit to the Office of Thrift Supervision a three-year operating plan.
RESTRICTIONS ON THE ACQUISITION OF
NORTHFIELD BANCORP, INC. AND NORTHFIELD BANK
General
     The principal federal regulatory restrictions that will affect the ability of any person, firm or entity to acquire Northfield Bancorp, Inc. or Northfield Bank or their respective capital stock are described below. Also discussed are certain provisions in our federal charter and bylaws that may affect the ability of a person, firm or entity to acquire us. Lastly, as a federally chartered mutual holding company, Northfield Bancorp, MHC will always own a majority of our outstanding shares of common stock so long as we operate in the mutual holding company structure, and therefore will be able to control the outcome of any action requiring a vote of all of our stockholders. Northfield Bancorp, MHC is controlled by its board of trustees, which possesses all corporate authority with respect to the operations of Northfield Bancorp, MHC (with the exception of a conversion of Northfield Bancorp, MHC to stock form). The initial trustees will be the same individuals who will serve on the board of directors of Northfield Bancorp, Inc. On an annual basis, trustees of Northfield Bancorp, MHC elect one third of the board to serve for three-year terms. Accordingly, a sale of control of Northfield Bancorp, Inc. would require approval of the board of trustees of Northfield Bancorp, MHC, who elect themselves, and are not elected by stockholders of Northfield Bancorp, Inc.

Federal Law
     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” also are present in the acquisition.
     The Office of Thrift Supervision may prohibit an acquisition of control if:
•	it would result in a monopoly or substantially lessen competition;
•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or
•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.
     These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not beneficially own of more than 25% of any class of equity security of the savings institution.
     For a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Northfield Bancorp, Inc. or Northfield Bank without the prior approval of Office of Thrift Supervision.
Corporate Governance Provisions in the Federal Charter and Bylaws of Northfield Bancorp, Inc. and Northfield Bank
     The following discussion is a summary of certain provisions of our federal charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.
     Classified Board of Directors. Our board of directors is required by our bylaws to be divided into three staggered classes that are as equal in number as possible. Each year one class will be elected by our stockholders for a three-year term and until their successors are elected and qualified. A classified board promotes continuity and stability of our management, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.
     Authorized but Unissued Shares of Capital Stock. Following the stock offering, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Northfield Bancorp, Inc.” Although these shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Northfield Bancorp, MHC will own a majority of our shares of common stock for as long as we remain in the mutual holding company structure.

     How Shares are Voted. Our federal charter provides that there will not be cumulative voting by stockholders for the election of our directors. No cumulative voting rights means that Northfield Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors to be elected at our meetings of stockholders. This would enable Northfield Bancorp, MHC to prevent minority stockholder representation on our board of directors.
     Restrictions on Acquisitions of Shares. Northfield Bank’s federal charter provides that for a period of five years from the closing of the stock offering, no person, other than Northfield Bancorp, Inc., may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Northfield Bank. This provision does not apply to a subsequent holding company reorganization that does not change the respective beneficial ownership interests of stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan of Northfield Bank or Northfield Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.
     Limitations on Calling Special Meetings of Stockholders. Our federal charter provides that for a period of five years from the date of the completion of the stock offering, special meetings of our stockholders may be called only upon direction of our board of directors. Thereafter, special meetings of our stockholders may be called by not less than two-thirds of our board of directors, our chairman, our president, or by stockholders owning 50% or more of our shares of common stock.
     Procedures for Stockholder Nominations or Proposals for New Business. Our federal bylaws provide that any stockholder that desires to nominate a person for election as a director or propose new business at a meeting of stockholders must send written notice to our Secretary at least 30 days before the date of the annual meeting. The bylaws further provide that if a stockholder desires to nominate a director or propose new business and does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Northfield Bancorp, Inc. and our stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.
Benefit Plans
     In addition to the provisions of our federal charter and bylaws described above, certain benefit plans we have adopted in connection with the stock offering, or expect to adopt following completion of the stock offering, contain, or may contain, provisions that also may discourage hostile takeover attempts that our board of directors might conclude are not in the best interests of Northfield Bancorp, Inc., Northfield Bank or our stockholders.

DESCRIPTION OF CAPITAL STOCK OF NORTHFIELD BANCORP, INC.
General
     We will be authorized to issue 90,000,000 shares of common stock with a par value of $0.01 per share, and 10,000,000 shares of serial preferred stock with a par value of $0.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the shares of common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of our capital stock that is deemed material to an investment decision with respect to the stock offering. The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.
     We currently expect that we will have a maximum of up to 49,789,479 shares of common stock outstanding after the stock offering, of 22,405,265 shares will be held by persons other than Northfield Bancorp, MHC (including 995,789 shares issued to Northfield Bank Foundation). Our board of directors can, without stockholder approval, issue additional shares of common stock, although Northfield Bancorp, MHC, so long as it is in existence, must own a majority of our outstanding shares of common stock. Our issuance of additional shares of common stock could dilute the voting strength of existing stockholders and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.
Common Stock
     Distributions. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by law. The holders of our shares of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends from Northfield Bancorp, Inc. will depend, in large part, upon the net proceeds of the stock offering we retain, and to a lesser extent, on the receipt of future dividends from Northfield Bank. Initially, we will have no additional sources of income to support dividends other than earnings from the investment of proceeds of the stock offering and interest payments received in connection with our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions.” Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
     Voting Rights. Upon the effective date of the stock offering, the holders of shares of common stock will possess exclusive voting rights in Northfield Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes for the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of Northfield Bancorp, Inc. and Northfield Bank.” If we issue preferred stock, holders of the preferred stock may also possess voting rights.
     Public stockholders will own a minority of the outstanding shares of our common stock. As a result of its ownership of a majority of our outstanding shares of common stock after the stock offering,

Northfield Bancorp, MHC, through its board of trustees, will be able to exercise voting control over most matters put to a vote of stockholders. These trustees elect themselves, and are not elected by stockholder of Northfield Bancorp, Inc. Under Office of Thrift Supervision regulations, public stockholders must approve by a separate vote certain stock benefit plans and a “second-step conversion.” The same directors and certain officers who manage Northfield Bancorp, Inc. and Northfield Bank also manage Northfield Bancorp, MHC. Further, these same directors and officers are expected to purchase an aggregate of 2.5% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. In addition, Northfield Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.
     Liquidation. In the event of any liquidation, dissolution or winding up of Northfield Bank, Northfield Bancorp, Inc., as holder of Northfield Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Northfield Bank, including all deposit accounts and accrued interest thereon, all assets of Northfield Bank available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
     Rights to Buy Additional Shares. Holders of our shares of common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if we issue more shares in the future. The shares of common stock are not subject to redemption.
Preferred Stock
     None of our shares of authorized preferred stock will be issued in the stock offering. Such stock may be issued with such preferences and designations as the board of directors may determine from time to time. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.
TRANSFER AGENT AND REGISTRAR
                                                                                                                                     will act as the transfer agent and registrar for the common stock.
LEGAL AND TAX MATTERS
     The legality of the shares of common stock and the federal income tax consequences of the stock offering have been passed upon for Northfield Bank and Northfield Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the stock offering will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS
     The consolidated financial statements of Northfield Bancorp, Inc. at December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, appearing in this prospectus and registration statement have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     FinPro, Inc. has consented to the publication in this prospectus of the summary of its report to Northfield Bank and Northfield Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the stock offering and its letter with respect to subscription rights.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents. Each statement is qualified by reference to the contract or document.
     We have filed an Application MHC-2 with the Office of Thrift Supervision with respect to the stock offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.
     We will provide, free of charge, a copy of our charter and bylaws.
REGISTRATION REQUIREMENTS
     In connection with the stock offering, we will register the common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, Northfield Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, we have undertaken that we will not terminate this registration for a period of at least three years following the stock offering.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of the Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at March 31, 2007 (unaudited), December 31, 2006 and 2005 (audited)	F-3

Consolidated Statements of Income for the Three Months Ended March 31, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006, 2005, and 2004 (audited)	F-4

Consolidated Statements of Changes in Stockholder’s Equity for the Three Months Ended March 31, 2007 (unaudited) and for the Years Ended December 31, 2006, 2005, and 2004 (audited)	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005, and 2004 (audited)	F-6

Notes to Consolidated Financial Statements Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005, and 2004 (audited)	F-7
All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Bancorp, Inc.
Staten Island, New York:
We have audited the accompanying consolidated balance sheets of Northfield Bancorp, Inc. and subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northfield Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
\s\ KPMG LLP
Short Hills, New Jersey
March 20, 2007

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	At March 31,	At December 31,
(dollars in thousands, except share amounts)	2007	2006	2005
	(unaudited )

ASSETS:

Cash and due from banks	$5,790	8,293	9,054
Interest-bearing deposits in other financial institutions	32,503	38,331	29,314
Federal funds sold	10,500	14,000	—

Total cash and cash equivalents	48,793	60,624	38,368

Certificates of deposit	26,200	5,200	210
Trading securities	2,899	2,667	2,360
Securities available-for-sale, at estimated market value (encumbered $99,742 in 2007 (unaudited), $101,984 in 2006 and $200,491 in 2005)	681,155	713,498	863,464
Securities held-to-maturity, at amortized cost (estimated market value of $24,008, $25,519 and $34,085 in 2007 (unaudited), 2006 and 2005, respectively) (encumbered $6,394 in 2007 (unaudited), $6,939 in 2006 and $15,537 in 2005)	24,498	26,169	34,841
Loans held-for-sale	340	125	—
Loans held-for-investment, net	427,291	409,189	387,467
Allowance for loan losses	(5,456)	(5,030)	(4,795)

Net loans held-for-investment	421,835	404,159	382,672

Accrued interest receivable	5,338	5,624	5,648
Bank owned life insurance	40,255	32,866	31,635
Federal Home Loan Bank of New York stock, at cost	6,781	7,186	11,529
Premises and equipment, net	7,957	8,232	9,184
Goodwill	16,159	16,159	16,159
Other assets	10,696	12,238	12,492

Total assets	$1,292,906	1,294,747	1,408,562

LIABILITIES AND STOCKHOLDER’S EQUITY:

LIABILITIES:
Deposits	$966,491	989,789	1,010,146
Securities sold under agreements to repurchase	117,000	106,000	206,000
Other borrowings	22,507	22,534	27,629
Advance payments by borrowers for taxes and insurance	2,103	783	839
Accrued expenses and other liabilities	13,815	11,647	12,189

Total liabilities	1,121,916	1,130,753	1,256,803

STOCKHOLDER’S EQUITY:
Common stock, $.001 par value; 20,000,000 shares authorized, 100 shares issued and outstanding	—	—	—
Additional paid-in capital	510	510	510
Retained earnings	182,424	177,731	166,889
Accumulated other comprehensive loss	(11,944)	(14,247)	(15,640)

Total stockholder’s equity	170,990	163,994	151,759

Total liabilities and stockholder’s equity	$1,292,906	1,294,747	1,408,562

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income

	Three months ended March 31,		Years ended December 31,
(in thousands)	2007	2006	2006	2005	2004
	(unaudited)

Interest income:
Loans	$6,913	6,441	27,522	22,926	15,048
Mortgage-backed securities	7,199	8,882	32,764	40,733	40,238
Other securities	675	377	2,397	1,727	2,525
Federal Home Loan Bank of New York dividends	140	159	592	648	259
Deposits in other financial institutions	575	246	1,592	268	781

Total interest income	15,502	16,105	64,867	66,302	58,851

Interest expense:
Deposits	6,065	4,507	21,934	14,351	11,065
Borrowings	1,179	1,902	6,472	9,883	7,207

Total interest expense	7,244	6,409	28,406	24,234	18,272

Net interest income before provision for loan losses	8,258	9,696	36,461	42,068	40,579

Provision for loan losses	440	150	235	1,629	410

Net interest income after provision for loan losses	7,818	9,546	36,226	40,439	40,169

Non-interest income:
Fees and service charges for customer services	715	659	3,114	2,964	3,397
Income on bank owned life insurance	389	309	1,231	1,210	1,195
Gain on securities transactions, net	64	100	191	119	181
Gain on sale of premises and equipment and deposit relationships	4,308	—	—	—	—
Other	126	61	64	61	628

Total non-interest income	5,602	1,129	4,600	4,354	5,401

Non-interest expense:
Compensation and employee benefits	3,297	3,115	13,451	11,053	10,442
Occupancy	887	841	3,074	2,836	2,835
Furniture and equipment	212	198	810	847	900
Data processing	634	595	2,382	2,159	2,715
Professional fees	182	174	1,073	1,189	433
Other	814	722	3,028	3,174	2,211

Total non-interest expense	6,026	5,645	23,818	21,258	19,536

Income before income tax expense	7,394	5,030	17,008	23,535	26,034

Income tax expense	2,701	1,850	6,166	10,376	9,668

Net income	$4,693	3,180	10,842	13,159	16,366

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholder’s Equity

	Years ended December 31, 2006, 2005, and 2004
					Accumulated
					other
	Common stock		Additional		comprehensive	Total
		Par	paid-in	Retained	(loss) income,	stockholder’s
(dollars in thousands)	Shares	Value	capital	earnings	net of tax	equity

Balance at December 31, 2003	100	$—	510	137,364	13	137,887
Comprehensive income:
Net income				16,366		16,366
Net unrealized holding losses on securities arising during the year (net of tax of $1,018)					(2,164)	(2,164)
Reclassification adjustment for gains included in net income (net of tax of $70)					(105)	(105)

Total comprehensive income						14,097

Balance at December 31, 2004	100	—	510	153,730	(2,256)	151,984

Comprehensive loss:
Net income				13,159		13,159
Net unrealized holding losses on securities arising during the year (net of tax of $9,370)					(13,384)	(13,384)

Total comprehensive loss						(225)

Balance at December 31, 2005	100	—	510	166,889	(15,640)	151,759

Comprehensive income:
Net income				10,842		10,842
Net unrealized holding gains on securities arising during the year (net of tax of $1,042)					1,564	1,564
Reclassification adjustment for gains included in net income (net of tax of $24)					(36)	(36)

Total comprehensive income						12,370

Adoption SFAS 158 (net of tax of $116)					(135)	(135)

Balance at December 31, 2006	100	$—	510	177,731	(14,247)	163,994

	(unaudited)
			For the three months ended March 31, 2007

Balance at December 31, 2006	100	$—	510	177,731	(14,247)	163,994

Comprehensive income:
Net income				4,693		4,693
Net unrealized holding gains on securities arising during the year (net of tax of $1,537)					2,303	2,303
Reclassification adjustment for gains included in net income (net of tax of $2)					(3)	(3)
Amortization of unrecognized loss SFAS 158 (net of tax of $2)					3	3

Total comprehensive income						6,996

Balance at March 31, 2007	100	$—	510	182,424	(11,944)	170,990

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows

	For the three months ended March 31,		Years ended December 31,
(in thousands)	2007	2006	2006	2005	2004
	(unaudited)

Cash flows from operating activities:
Net income	$4,693	3,180	10,842	13,159	16,366
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	440	150	235	1,629	410
Depreciation	333	313	1,298	1,315	1,203
Amortization of premiums, net of accretion of discounts, and deferred loan fees	325	319	781	4	2,140
Amortization of mortgage servicing rights	41	53	214	245	214
Income on bank owned life insurance	(389)	(309)	(1,231)	(1,210)	(1,195)
Net gain on sale of loans	(28)	(10)	(67)	(81)	(441)
Proceeds from sale of loans	1,517	285	1,109	6,175	32,429
Origination of mortgage loans held-for-sale	(1,704)	(275)	(1,251)	(6,114)	(30,989)
Gain on securities transactions, net	(64)	(100)	(191)	(119)	(181)
Gain on sale of deposit relationships	(3,660)	—	—	—	—
Gain on sale of premises and equipment, net	(648)	—	—	—	—
Purchases of trading securities	(173)	(171)	(176)	(154)	(2,087)
Decrease in accrued interest receivable	286	170	24	105	463
(Increase) decrease in other assets	(838)	1,742	(122)	1,304	9,683
Deferred taxes	(198)	(50)	(526)	462	173
Increase (decrease) in accrued expenses and other liabilities	2,168	3,565	(542)	1,600	(1,028)
Amortization of core deposit intangible	113	85	368	619	307
Decrease in payables on securities purchased	—	—	—	—	(9,899)

Net cash provided by operating activities	2,214	8,947	10,765	18,939	17,568

Cash flows from investing activities:
Net increase in loans receivable	$(18,054)	(12,932)	(21,269)	(66,529)	(38,072)
Redemptions (purchases) of Federal Home Loan Bank of New York stock, net	405	(1,629)	4,343	4,146	(1,745)
Purchases of securities held-to-maturity	—	—	—	—	(1,274)
Purchases of securities available-for-sale	(32,934)	—	(40,532)	(109,731)	(363,695)
Principal payments and maturities on securities available-for-sale	65,119	30,759	171,774	236,038	243,558
Principal payments and maturities on securities held-to-maturity	1,699	2,537	8,668	21,298	33,449
Proceeds from sale of securities available-for-sale	3,726	—	20,100	—	43,836
Proceeds from sale of securities held-to-maturity	—	—	—	—	463
Purchases of certificates of deposit	(26,000)	(20,000)	(10,210)	(200)	(329)
Proceeds from maturities of certificates of deposit	5,000	—	5,220	200	20,520
Purchase of bank owned life insurance	(7,000)	—	—	—	—
Additions to premises and equipment	(134)	(126)	(1,115)	(713)	(722)
Proceeds from sale of premises and equipment	1,473	—	20	—	29

Net cash provided by (used in) investing activities	(6,700)	(1,391)	136,999	84,509	(63,982)

Cash flows from financing activities:
Net increase (decrease) in deposits	3,347	(3,849)	(20,357)	(31,387)	18,998
Deposit relationships sold, net	(22,985)	—	—	—	—
Increase (decrease) in advance payments by borrowers for taxes and insurance	1,320	914	(56)	89	(1,465)
Repayments under capital lease obligations	(27)	(21)	(95)	(79)	(64)
Proceeds from securities sold under agreements to repurchase	20,000	3,000	5,000	81,000	589,000
Repayments related to securities sold under agreements to repurchase	(9,000)	(35,000)	(105,000)	(185,500)	(537,100)
(Repayments) proceeds from FHLB advances	—		(5,000)	—	25,000
Net (decrease) increase in short-term borrowings	—	3,100	—	(23,500)	992

Net cash (used in) provided by financing activities	(7,345)	(31,856)	(125,508)	(159,377)	95,361

Net (decrease) increase in cash and cash equivalents	(11,831)	(24,300)	22,256	(55,929)	48,947
Cash and cash equivalents at beginning of year	60,624	38,368	38,368	94,297	45,350

Cash and cash equivalents at end of year	$48,793	14,068	60,624	38,368	94,297

Supplemental cash flow information:
Cash paid during the year for:
Interest	$7,818	6,488	28,809	24,215	18,258
Income taxes	310	2,022	8,760	8,321	9,575

Non-cash investing activity:

Transfer of premises and equipment to held-for-sale	—	—	749	—	—
See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(1) Summary of Significant Accounting Policies
The following significant accounting and reporting policies of Northfield Bancorp, Inc. and subsidiary (collectively, the “Company”), conform to U.S. generally accepted accounting principles, or (GAAP), and are used in preparing and presenting these consolidated financial statements.
(a)	Basis of Presentation
The consolidated financial statements are comprised of the accounts of the Company and its wholly owned subsidiary, Northfield Bank (the “Bank”) and the Bank’s wholly-owned significant subsidiaries, NSB Services Corp. and NSB Realty Trust. NSB Services Corp. is a Delaware corporation that holds the stock of NSB Realty Trust. NSB Realty Trust is a Maryland real estate investment trust that holds mortgage loans, mortgage-backed securities and other investments. These entities enable Northfield Bank to segregate certain assets for management purposes, and promote Northfield Bank’s ability to raise regulatory capital in the future through the sale of preferred stock or other capital-enhancing securities by these entities. All significant intercompany accounts and transactions have been eliminated in consolidation.
In 1995, the Bank completed a Plan of Mutual Holding Company Reorganization, utilizing a single-tier mutual holding company structure. In a series of steps, the Bank formed a New York-chartered mutual holding company (NSB Holding Corp.) which owned 100% of the common stock of the Bank. In 2002, NSB Holding Corp. formed Northfield Holdings Corp., a New York-chartered stock corporation, and contributed 100% of the common stock of the Bank into Northfield Holdings Corp. NSB Holding Corp. owns 100% of the common stock of Northfield Holdings Corp.
During 2006, Northfield Holdings Corp. changed its name to Northfield Bancorp, Inc. and Northfield Savings Bank changed its name to Northfield Bank.
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses during the reporting periods. Actual results may differ significantly from those estimates and assumptions. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses. In connection with the determination of this allowance, management generally obtains independent appraisals for significant properties. Judgments related to goodwill and securities impairment are also critical because they involve a higher degree of complexity and subjectivity and require estimates and assumptions about highly uncertain matters. Actual results may differ from the estimates and assumptions.
In the opinion of management, the unaudited interim financial statements contain, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant inter-company transactions have been eliminated in consolidation.
Certain prior year balances have been reclassified to conform to the current year presentation.

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(b)	Business
The Company, through its principal subsidiary, the Bank, provides a full range of banking services primarily to individuals and corporate customers in Richmond County, in New York, and Union and Middlesex Counties, in New Jersey. The Company also has a loan production facility in Kings County, New York. The Company is subject to competition from other financial institutions and to the regulations of certain federal and state agencies, and undergoes periodic examinations by those regulatory authorities.
(c)	Cash Equivalents
Cash equivalents consist of cash on hand, due from banks, federal funds sold, and interest-bearing deposits in other financial institutions with an original term of three months or less. Certificates of deposit with original maturities of greater than three months are excluded from cash equivalents and reported as a separate line item on the consolidated balance sheets.
(d)	Securities
Securities are classified at the time of purchase, based on management’s intention, as securities held- to-maturity, securities available-for-sale, or trading account securities. Securities held-to-maturity are those that management has the positive intent and ability to hold until maturity. Securities held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the contractual term of the securities, adjusted for actual prepayments. Trading securities are securities that are bought and may be held for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized holding gains and losses reported as a component of gain on securities transactions, net in non-interest income. Securities available-for-sale represent all securities not classified as either held-to-maturity or trading. Securities available-for-sale are carried at estimated market value with unrealized holding gains and losses (net of related tax effects) on such securities excluded from earnings, but included as a separate component of stockholder’s equity, titled “Accumulated other comprehensive income (loss).” The cost of securities sold is determined using the specific-identification method. Security transactions are recorded on a trade-date basis. A periodic review and evaluation of the securities portfolio is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss charged to earnings.
(e)	Loans
Net loans held-for-investment, are stated at unpaid principal balance, adjusted by unamortized premiums and unearned discounts, deferred origination fees and certain direct origination costs, and the allowance for loan losses. Interest income on loans is accrued and credited to income as earned. Net loan origination fees/costs are deferred and accreted/amortized to interest income over the loan’s contractual life using the level-yield method, adjusted for actual prepayments. Loans held-for-sale are designated at time of origination and generally consist of fixed rate residential loans with terms of 15 years or more and are recorded at the lower of cost or estimated fair value in the aggregate. Gains or losses are recognized on a settlement-date basis and are determined by the difference
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
between the net sales proceeds and the carrying value of the loans, including any net deferred fees or costs.
The Company defines an impaired loan as a loan for which it is probable, based on current information, that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. Homogeneous loans collectively evaluated for impairment, such as smaller balance loans are excluded from the impaired loan portfolio. The Company has defined the population of impaired loans to be all non-accrual loans with an outstanding balance of $500,000 or greater. Impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral or the present value of the expected future cash flows. If the fair value of the loan is below the carrying value, the Company provides a specific valuation allowance, which is included in the allowance for loan losses.
The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by charge-offs, net of recoveries. Pursuant to the Company's policy, loan losses are charged-off in the period the loan, or portion thereof, are deemed uncollectible. The provision for loan losses is based on management’s evaluation of the adequacy of the allowance which considers, among other things, the estimated fair value of impaired loans, past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, changes if any, in: underwriting standards; collection; charge-off and recovery practices; the nature or volume of the portfolio; lending staff; concentration of loans; as well as current economic conditions; and other relevant factors. Management believes the allowance for loan losses is adequate to provide for probable and reasonably estimatable losses at the date of the consolidated balance sheets. The Company also maintains an allowance for estimated losses on off-balance sheet credit risks related to loan commitments and standby letters of credit. Management utilizes a methodology similar to its allowance for loan loss adequacy methodology to estimate losses on these commitments. The allowance for estimated credit losses on off-balance sheet commitments is included in other liabilities and any changes to the allowance are recorded as a component of other non-interest expense.
While management uses available information to recognize probable and reasonably estimatable losses on loans, future additions may be necessary based on changes in conditions, including changes in economic conditions, particularly in Richmond and Kings Counties in New York, and Union and Middlesex Counties in New Jersey. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is susceptible to changes in conditions in the Company’s marketplace.
In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
Troubled Debt Restructured loans are those loans whose terms have been modified, because of deterioration in the financial condition of the borrower, to provide for a reduction of either interest or principal. Once an obligation has been restructured because of such credit problems, it continues to
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
be considered restructured until paid in full or, if the obligation yields a market rate (a rate equal to or greater than the rate the Company was willing to accept at the time of the restructuring for a new loan with comparable risk), until the year subsequent to the year in which the restructuring takes place, provided the borrower has performed under the modified terms for a six-month period.
A loan is considered past due when it is not paid in accordance with its contractual terms. The accrual of income on loans, including impaired loans, and other loans in the process of foreclosure, is generally discontinued when a loan becomes 90 days or more delinquent, or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed against interest income and income is recognized subsequently only in the period that cash is received, provided no principal payments are due and the remaining principal balance outstanding is deemed collectible. A non-accrual loan is not returned to accrual status until both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period.
(f)	Federal Home Loan Bank Stock
The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock in the FHLB as a condition to both becoming a member and engaging in certain transactions with the FHLB. At December 31, 2006 and 2005, the minimum investment requirement is determined by a “membership” investment component and an “activity-based” investment component. The membership investment component is the greater of 0.20% of the Bank’s Mortgage-related Assets, as defined by the FHLB, or $1,000. The activity-based investment component is equal to 4.5% of the Bank’s outstanding advances with the FHLB. The activity-based investment component also considers other transactions, including assets originated for or sold to the FHLB and delivery commitments issued by the FHLB. The Company currently does not enter into these other types of transactions with the FHLB.
(g)	Premises and Equipment, net
Premises and equipment, including leasehold improvements, are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment, including capital leases, are computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of significant classes of assets are generally as follows: buildings — forty years; furniture and equipment — five to seven years; and purchased computer software — three years. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the improvements. Major improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred. Upon retirement or sale, any gain or loss is credited or charged to operations.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(h)	Bank Owned Life Insurance
The Company has purchased bank owned life insurance contracts in consideration of its obligations for certain employee benefit costs. The Company’s investment in such insurance contracts has been reported in the consolidated balance sheets at cash surrender values. Changes in cash surrender values and death benefit proceeds received in excess of the related cash surrender values are recorded as non-interest income.
(i)	Goodwill
Goodwill is presumed to have an indefinite useful life and is not amortized, but rather is tested, at least annually, for impairment at the reporting unit level. For purposes of the Company’s goodwill impairment testing, management has identified a single reporting unit. The Company uses the quoted market price multiples of stockholders’ equity of a related peer group of publicly traded banks as part of the impairment test as the basis for estimating the fair value of the Company’s reporting unit. If the fair value of the reporting unit exceeds its carrying amount, further evaluation is not necessary. However, if the fair value of the reporting unit is less than its carrying amount, further evaluation is required to compare the implied fair value of the reporting unit’s goodwill to its carrying amount to determine if a write-down of goodwill is required. As of December 31, 2006, the carrying value of goodwill totaled $16.2 million. The Company performed its annual goodwill impairment test, as of December 31, 2006, and determined the fair value of the Company’s one reporting unit to be in excess of its carrying value. Accordingly, as of the annual impairment test date, there was no indication of goodwill impairment. The Company will test goodwill for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. No events have occurred and no circumstances have changed since the annual impairment test date that would more likely than not reduce the fair value of the reporting unit below its carrying amount.
(j)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
(k)	Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted (and without interest) net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(l)	Securities Sold Under Agreements to Repurchase
The Company enters into sales of securities under agreements to repurchase (Repurchase Agreements) with selected dealers and banks, primarily the FHLB. Such agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred securities and the transfer meets the other criteria for such accounting. Obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. Securities underlying the agreements are maintained at selected dealers and banks as collateral for each transaction executed and may be sold or pledged by the counterparty. Collateral underlying Repurchase Agreements which permit the counterparty to sell or pledge the underlying collateral is disclosed on the consolidated balance sheets as “encumbered.” The Company retains the right under all Repurchase Agreements to substitute acceptable collateral throughout the terms of the agreement.
(m)	Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and the change in unrealized holding gains and losses on securities available for sale, net of taxes. Comprehensive income (loss) is presented in the Consolidated Statements of Changes in Stockholder’s Equity.
(n)	Employee Benefits
The Company sponsors a defined postretirement benefit plan that provides for medical and life insurance coverage to certain retirees, as well as life insurance to all qualifying employees of the Company. The estimated cost of postretirement benefits earned is accrued during the individuals’ estimated service period to the Company.
(o)	Segment Reporting
As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company’s only operating segment for financial reporting purposes.
(p)	Accounting Changes (Accounting for Post Retirement Benefits Other Than Pensions)
As of December 31, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employer’s Accounting for Defined Benefit Pensions and Other Postretirement Benefits” (“SFAS 158”). In accordance with this standard, the Company recorded the funded status of its postretirement plans as a liability on its Consolidated Balance Sheet with the corresponding offset, net of taxes, recorded in Accumulated other comprehensive loss within Stockholder’s Equity, resulting in an after tax decrease in equity of $135,000. See also Note 9 to the Consolidated Financial Statements.
The following table shows the effects of adopting SFAS 158 on individual line items in the Consolidated Balance Sheet at December 31, 2006 (in thousands):
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)

	Before application		After application
	of SFAS 158	Adjustment	of SFAS 158

Other liabilities	$11,396	251	11,647

Other assets	12,122	116	12,238

Accumulated other comprehensive loss	(14,112)	(135)	(14,247)

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(2)	Securities Available-for-Sale

The following is a comparative summary of mortgage-backed securities and other securities available-for- sale at March 31, (in thousands):

	2007 (unaudited)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
Freddie Mac participation certificates (FHLMC)	$82,002	10	2,803	79,209
Fannie Mae participation certificates (FNMA)	437,364	17	13,897	423,484
Real Estate Mortgage Investment Conduits (REMICs)	147,593	11	2,977	144,627

	666,959	38	19,677	647,320

Other securities:
Equity investments	3,175	—	37	3,138
Corporate bonds	30,706	4	13	30,697

	33,881	4	50	33,835

Total securities available-for-sale	$700,840	42	19,727	681,155

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The following is a comparative summary of mortgage-backed securities and other securities available-for- sale at December 31 (in thousands):

	2006
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
Freddie Mac participation certificates (FHLMC)	$87,731	64	3,262	84,533
Fannie Mae participation certificates (FNMA)	464,952	35	16,469	448,518
REMICs	132,454	—	3,800	128,654

	685,137	99	23,531	661,705

Other securities:
Equity investments	7,491	—	43	7,448
Corporate bonds	44,390	5	50	44,345

	51,881	5	93	51,793

Total securities available-for-sale	$737,018	104	23,624	713,498

	2005
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
FHLMC participation certificates	$106,714	79	3,543	103,250
FNMA participation certificates	571,371	138	17,414	554,095
REMICs	174,379	—	4,602	169,777

	852,464	217	25,559	827,122

Other securities:
Equity investments	2,673	—	27	2,646
Corporate bonds	34,393	—	697	33,696

	37,066	—	724	36,342

Total securities available-for-sale	$889,530	217	26,283	863,464

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The following is a summary of the expected maturity distribution of debt securities available-for-sale other than mortgage-backed securities at March 31, 2007 (unaudited) (in thousands):

		Estimated
	Amortized	market
Available-for-sale	cost	value
Due within one year	$30,706	30,697

The following is a summary of the expected maturity distribution of debt securities available-for-sale other than mortgage-backed securities at December 31, 2006 (in thousands):

		Estimated
	Amortized	market
Available-for-sale	cost	value
Due within one year	$44,390	44,345

Expected maturities on mortgage-backed securities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.
Certain securities available-for-sale are pledged to secure borrowings and for other purposes required by law. At March 31, 2007 (unaudited) and December 31, 2006, securities available-for-sale with a carrying value of $9,326,000 and $12,249,000, respectively, were pledged to secure deposits. See note 7 for further discussion regarding securities pledged for borrowings.
For the three months ended March 31, 2007 (unaudited), the Company had gross proceeds of $3,726,000 on sales of securities available-for-sale with gross realized gains and gross realized losses of approximately $5,000 and $0, respectively. There were no sales of securities available for sale during the three months ending March 31, 2006 (unaudited). For the year ended December 31, 2006, the Company had gross proceeds of $20,100,000 on sales of securities available-for-sale with gross realized gains and gross realized losses of approximately $60,000 and $0, respectively. For the year ended December 31, 2005, there were no sales of securities available-for-sale. For the year ended December 31, 2004, the Company had gross proceeds of $43,836,000 on sales of securities available-for-sale with gross realized gains and gross realized losses of approximately $290,000 and $115,000, respectively.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Gross unrealized losses on mortgage-backed securities, equity securities, and corporate bonds available-for-sale, and the estimated market value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2007 (unaudited) and December 31, 2006 and 2005, were as follows (in thousands):

	March 31, 2007 (unaudited)
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
Mortgage-backed securities:
FHLMC participation certificates	$2	552	2,801	77,808	2,803	78,360
FNMA participation certificates	3	1,123	13,894	417,270	13,897	418,393
REMICs	34	10,029	2,943	121,535	2,977	131,564
Equity investments	—	—	37	2,130	37	2,130
Corporate bonds	12	19,061	1	4,000	13	23,061

Total	$51	30,765	19,676	622,743	19,727	653,508

	December 31, 2006
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
Mortgage-backed securities:
FHLMC participation certificates	$23	3,781	3,239	77,966	3,262	81,747
FNMA participation certificates	2	836	16,467	440,258	16,469	441,094
REMICs	—	—	3,800	128,654	3,800	128,654
Equity investments	—	—	43	2,101	43	2,101
Corporate bonds	3	9,274	47	9,019	50	18,293

Total	$28	13,891	23,596	657,998	23,624	671,889

	December 31, 2005
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
Mortgage-backed securities:
FHLMC participation certificates	$707	31,817	2,836	62,716	3,543	94,533
FNMA participation certificates	4,291	210,742	13,123	331,736	17,414	542,478
REMICS	1,973	90,634	2,629	79,143	4,602	169,777
Equity investments	—	—	27	1,066	27	1,066
Corporate bonds	130	25,061	567	8,635	697	33,696

	$7,101	358,254	19,182	483,296	26,283	841,550

At March 31, 2007 (unaudited) and December 31, 2006, approximately 93% and 95%, respectively, of the mortgage-backed securities in an unrealized loss position were issued by Government Sponsored Enterprises and had fixed rates of interest. The cause of the impairment is directly related to an increase in the overall interest rate environment. In general, as interest rates rise, the fair value of fixed-rate securities
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
will decrease; as interest rates fall, the fair value of fixed rate securities will increase. The Company generally views changes in fair value caused by changes in interest rates as temporary as long as the underlying security cannot be prepaid in a manner that would result in the Company not receiving substantially all of its recorded investment, which is consistent with the Company’s experience. Therefore, the impairments are deemed temporary based on the direct relationship of the decline in fair value to movements in interest rates, the terms of the investments and the high credit quality. Management has the intent and the Company has the ability to hold these securities until there is a market price recovery.
The Company invests in a mutual fund primarily comprised of a portfolio of residential loans. The unrealized losses on equity securities at March 31, 2007 (unaudited) and December 31, 2006 were caused primarily by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments are not considered other-than-temporarily impaired.
Management has the intent and the Company has the ability to hold these securities until there is a market price recovery.
Included in corporate bonds at March 31, 2007 (unaudited) and December 31, 2006, is a fixed rate debt obligation of General Motors Acceptance Corporation with a total par value of $4,000,000, which matured on April 5, 2007 and was paid in full. The security has an amortized cost of $4,001,000 and estimated market value of $4,000,000 at March 31, 2007 (unaudited). At December 31, 2006, the security had a carrying value of $4,027,000 and an estimated market value of $4,000,000. The bond is rated below investment grade by national rating firms and the unrealized losses are reflective of these current below investment grade ratings. The bond is performing in accordance with its contractual terms. The remaining unrealized losses on corporate bonds are attributable to changes in interest rates and have no credit related issues. Because management has the intent and the Company has the ability to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(3) Securities Held-to-Maturity
The following is a comparative summary of mortgage-backed securities held-to-maturity at March 31, (in thousands):

	2007 (unaudited)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
FHLMC participation certificates	$1,235	—	36	1,199
Government National Mortgage Association (GNMA) guaranteed pass-through certificates	5	1	—	6
FNMA participation certificates	10,623	33	7	10,649
REMICs	12,635	—	481	12,154

Total securities held-to-maturity	$24,498	34	524	24,008

The following is a comparative summary of mortgage-backed securities held-to-maturity at December 31 (in thousands):

	2006
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
FHLMC participation certificates	$1,240	—	37	1,203
Government National Mortgage Association (GNMA) guaranteed pass-through certificates	5	1	—	6
FNMA participation certificates	11,494	15	24	11,485
REMICs	13,430	—	605	12,825

Total securities held-to-maturity	$26,169	16	666	25,519

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)

	2005
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	market
	cost	gains	losses	value
Mortgage-backed securities:
FHLMC participation certificates	$1,258	—	36	1,222
GNMA guaranteed pass-through certificates	11	1	—	12
FNMA participation certificates	15,425	106	—	15,531
REMICs	18,147	2	829	17,320

Total securities held-to-maturity	$34,841	109	865	34,085

Certain securities held-to-maturity are pledged to secure borrowings and for other purposes required by law. At March 31, 2007 (unaudited) and December 31, 2006, securities held-to-maturity with a carrying value of $0 and $286,000, respectively, were pledged to secure deposits. See note 7 for further discussion regarding securities pledged for borrowings.
During three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006 and 2005, no securities were sold from the held-to-maturity portfolio. For the year ended December 31, 2004, the Company sold mortgage-backed securities held-to-maturity. Gross proceeds from the sale amounted to $463,000. Gross realized gains and gross realized losses were approximately $14,000 and $8,000, respectively. These securities had remaining principal outstanding of less than 15% of the original purchased par.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Gross unrealized losses on mortgage-backed securities held-to-maturity and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2007 (unaudited) and December 31, 2006 and 2005, were as follows (in thousands):

	March 31, 2007 (unaudited)
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
FHLMC Participation certificates	$—	—	36	1,199	36	1,199
FNMA Participation certificates	—	—	7	3,325	7	3,325
REMICs			481	12,154	481	12,154

Total	$—	—	524	16,678	524	16,678

	December 31, 2006
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
FHLMC Participation certificates	$—	—	37	1,203	37	1,203
FNMA Participation certificates	10	3,474	14	1,921	24	5,395
REMICs	2	502	603	12,323	605	12,825

Total	$12	3,976	654	15,447	666	19,423

	December 31, 2005
	Less than 12 months		12 months or more		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	losses	market value	losses	market value	losses	market value
FHLMC Participation certificates	$36	1,222	—	—	36	1,222
REMICS	—	—	829	16,463	829	16,463

Total	$36	1,222	829	16,463	865	17,685

At March 31, 2007 (unaudited) and December 31, 2006, all of the mortgage-backed securities in an unrealized loss position were issued by Government Sponsored Enterprises and had fixed rates of interest. The cause of the impairment is directly related to an increase in the overall interest rate environment. In general, as interest rates rise, the fair value of fixed rate securities will decrease; as interest rates fall,
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
the fair value of fixed rate securities will increase. The Company generally views changes in fair value caused by changes in interest rates as temporary as long as the underlying security cannot be prepaid in a manner that would result in the Company not receiving substantially all of its amortized cost, which is consistent with the Company’s experience. Therefore, the impairments are deemed temporary based on the direct relationship of the decline in fair value to movements in interest rates, the terms of the investments and the high credit quality. Management has the intent and the Company has the ability to hold these securities until there is a market price recovery.
(4) Loans
Loans held-for-investment, net, consist of the following at March 31, 2007 (unaudited), December 31, 2006 and 2005 (in thousands):

	March 31,	December 31,
	2007	2006	2005
	(unaudited)
Real estate loans:
Commercial mortgage	$229,235	207,680	165,657
One -to- four family residential mortgage	104,621	107,572	127,477
Home equity and line of credit	12,751	13,922	16,105
Construction and land	52,490	52,124	52,890
Multifamily	14,328	13,276	14,105

Total real estate loans	413,425	394,574	376,234

Commercial and industrial loans	10,810	11,022	8,068
Savings account loans	2,903	3,442	3,446
Other loans	237	155	64

Total commercial and industrial, savings account and other loans	13,950	14,619	11,578

Total loans held-for-investment	427,375	409,193	387,812
Deferred loan fees, net	(84)	(4)	(345)

Loans held-for-investment, net	427,291	409,189	387,467
Allowance for loan losses	(5,456)	(5,030)	(4,795)

Net loans held-for-investment	$421,835	404,159	382,672

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Loans held-for-sale consist of the following at March 31, 2007 (unaudited) and December 31, 2006 (in thousands):

	March 31,	December 31,
	2007	2006
	(unaudited)
Real estate loans:
One -to- four family residential mortgage	$340	125

Total loans held-for-sale	$340	125

At December 31, 2005, there were no loans held-for-sale.
The Company does not have any lending programs commonly referred to as subprime lending. Subprime lending generally targets borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios.
The Company, through its principal subsidiary, the Bank, also services first mortgage residential loans for others. The principal balance of serviced loans amounts to $82,365,000, $87,165,000 $83,128,000, $89,306,000, and $90,578,000 at March 31, 2007 and 2006 (unaudited), December 31, 2006, 2005, and 2004, respectively.
A summary of changes in the allowance for loan losses for three months ending March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005, and 2004 is as follows (in thousands):

	March 31,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Balance at beginning of year	$5,030	4,795	4,795	3,166	2,755
Provision for loan losses	440	150	235	1,629	410
Recoveries	—	—	—	—	1
Charge-offs	(14)	—	—	—	—

Balance at end of year	$5,456	4,945	5,030	4,795	3,166

Included in loans receivable are loans for which the accrual of interest income has been discontinued due to deterioration in the financial condition of the borrowers. The principal amount of these nonaccrual loans (including impaired loans) was $7,859,000, $6,342,000 and $1,361,000 at March 31, 2007 (unaudited), December 31, 2006 and 2005, respectively. Loans past due ninety days or more and still accruing interest were $1,003,000, $773,000 and $698,000 at March 31, 2007 (unaudited) and December 31, 2006 and 2005, respectively, and consisted of loans secured by residential properties that were considered both well-
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
secured and in the process of collection. The Company is under no commitment to lend additional funds to borrowers whose loans are on a non-accrual status or who are past due ninety days or more and still accruing interest.
The following tables summarize impaired loans and related allowance for loan losses in accordance with SFAS 114 “Accounting by Creditors for Impairment of a Loan” (in thousands):

	March 31, 2007
	(unaudited)
		Allowance
	Recorded	for Loan	Net
	Investment	Losses	Investment
Impaired troubled debt restructured loans	$904	(599)	305
Impaired loans	3,989	(350)	3,639

Total impaired loans	$4,893	(949)	3,944

	December 31, 2006
		Allowance
	Recorded	for Loan	Net
	Investment	Losses	Investment
Impaired troubled debt restructured loans	$905	(460)	445
Impaired loans	3,989	(275)	3,714

Total impaired loans	$4,894	(735)	4,159

Included in Impaired Loans in the above tables is a loan with a carrying value of approximately $1,873,000 at March 31, 2007 (unaudited) and December 31, 2006, respectively, with no specific reserve due to sufficient collateral values supporting the loan.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)

	December 31, 2005
		Allowance
	Recorded	for Loan	Net
	Investment	Losses	Investment
Impaired troubled debt restructured loans	$885	(442)	443

Total impaired loans	$885	(442)	443

At March 31, 2007 (unaudited) and December 31, 2006, there were no commitments to lend additional funds to these borrowers. There was one Troubled Debt Restructured loan, not included in the March 31, 2007 table above, in the amount of $825,000 that was less than thirty days past due. Additionally, there was one Troubled Debt Restructured loan, not included in the December 31, 2006 table above, in the amount of $842,000 that was thirty days past due. There was not a specific reserve against these Troubled Debt Restructured loans. The average recorded balance of impaired loans for the three months ended March 31, 2007 and 2006 (unaudited) was $4,894,000 and $885,000, respectively, and for the years ended December 31, 2006, 2005, and 2004 was approximately $1,217,000, $895,000, and $129,000, respectively. Interest income recorded on a cash basis related to impaired loans for the three months ended March 31, 2007 and 2006 (unaudited) was $ — and $ —, respectively, and for the years ended December 31, 2006, 2005, and 2004 was approximately $61,000, $72,000, and $28,000, respectively.
(5) Premises and Equipment, Net
At March 31, 2007 (unaudited), December 31, 2006 and 2005, premises and equipment, less accumulated depreciation and amortization, consists of the following (in thousands):

	March 31,	December 31,
	2007	2006	2005
	(unaudited)
At cost:
Land	$566	566	685
Buildings and improvements	2,485	2,490	2,939
Capital leases	2,600	2,600	2,600
Furniture, fixtures, and equipment	9,148	9,423	9,569
Leasehold improvements	6,269	6,247	6,464

	21,068	21,326	22,257

Accumulated depreciation and amortization	(13,111)	(13,094)	(13,073)

Premises and equipment, net	$7,957	8,232	9,184

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Depreciation expense for the three months ended March 31, 2007 and 2006 (unaudited) was $333,000 and $313,000 respectively, and for the years ended December 31, 2006, 2005, and 2004 was $1,298,000, $1,315,000, and $1,203,000, respectively.
At December 31, 2006, approximately $749,000 of premises and equipment were held-for-sale and included in other assets. See note 10 for further discussion.
During the three months ended March 31, 2007 (unaudited) the Company recognized a gain of approximately $648,000 as result of the sale of premises and equipment.
(6) Deposits
Deposits account balances at March 31, 2007 (unaudited), December 31, 2006 and 2005 are summarized as follows (dollars in thousands):

	March 31,			December 31,
	2007		2006		2005
		Weighted		Weighted		Weighted
	Amount	average rate	Amount	average rate	Amount	average rate
	(unaudited)
Demand:
Negotiable orders of withdrawal	$43,305	1.51%	40,852	1.31	38,038	0.75
Non-interest bearing checking	92,369	—	95,339	—	97,863	—

Total demand	135,674	0.48	136,191	0.39	135,901	0.13

Savings:

Money market	13,289	0.75	14,258	0.75	19,611	0.75
Passbook	325,779	0.69	342,927	0.68	423,630	0.70

Total savings	339,068	0.69	357,185	0.68	443,241	0.70

Certificates of deposit:
Under $100,000	294,410	4.31	304,448	4.31	283,729	3.17
$100,000 or more	197,339	4.53	191,965	4.56	147,275	3.49

Total certificates of deposit	491,749	4.39	496,413	4.41	431,004	3.28

Total deposits	$966,491	2.54%	989,789	2.51	1,010,146	1.72

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Scheduled maturities of certificates of deposit at March 31, 2007 (unaudited) and December 31, 2006 are summarized as follows (in thousands):

	March 31,
	2007	December 31,
	(unaudited)	2006
Year:

2007	$425,800	463,296
2008	48,484	17,478
2009	10,930	10,285
2010	3,323	3,145
2011 and after	3,212	2,209

	$491,749	496,413

Interest expense on deposits for the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005, and 2004 is summarized as follows (in thousands):

	March 31,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Negotiable orders of withdrawal	$149	45	349	205	223
Money market	26	36	123	162	142
Passbook	571	707	2,665	3,127	3,097
Certificates of deposits	5,319	3,719	18,797	10,857	7,603

	$6,065	4,507	21,934	14,351	11,065

(7) Securities Sold Under Agreements to Repurchase and Other Borrowings
Borrowings are Repurchase Agreements, FHLB advances, and obligations under capital leases and are summarized as follows (in thousands):

	March 31,	December 31,
	2007	2006	2005
	(unaudited)
Repurchase Agreements	$117,000	$106,000	206,000
FHLB advances	20,000	20,000	25,000
Obligations under capital leases	2,507	2,534	2,629

	$139,507	$128,534	233,629

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
FHLB advances are secured by a blanket lien on unencumbered securities, residential mortgage loans, and the Company’s investment in FHLB capital stock.
Certain information concerning Repurchase Agreements at March 31, 2007 (unaudited) and December 31, 2006 and 2005 are as follows (dollars in thousands):

	March 31,	December 31,
	2007	2006	2005
	(unaudited)

Average balance outstanding during the period	$102,578	154,855	241,563
Highest month-end balance during the period	117,000	189,000	301,000
Weighted average interest rate during the period	3.82%	3.57	3.28
Weighted average interest at period end	3.94	3.74	3.44
Repurchase Agreements and FHLB advances have contractual maturities at March 31, 2007 (unaudited) and December 31, 2006 as follows (in thousands):

	March 31, 2007		December 31, 2006
	FHLB	Repurchase	FHLB	Repurchase
	Advances	Agreements	Advances	Agreements
	(unaudited)		(audited)
2007	$—	53,000	—	62,000
2008	10,000	34,000	10,000	34,000
2009	—	30,000	—	10,000
2010	10,000	—	10,000	—

	$20,000	117,000	20,000	106,000

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The following information pertains to Repurchase Agreements, all of which are collateralized by mortgage-backed securities at March 31, 2007 (unaudited) and December 31, 2006 (dollars in thousands):

	March 31, 2007
	Maturing
	Up to 30 days	30 to 90 days	Over 90 days	Total
		(unaudited)

Repurchase Agreements	$3,000	5,000	109,000	117,000
Weighted average interest rate	3.03%	3.69%	3.98%	3.94%

Collateral:
Amortized cost	$1,766	6,061	101,367	109,194
Estimated market value	$1,723	5,885	98,528	106,136

	December 31, 2006
	Maturing
	Up to 30 days	30 to 90 days	Over 90 days	Total

Repurchase Agreements	$4,000	5,000	97,000	106,000
Weighted average interest rate	2.81%	2.58%	3.78%	3.69%

Collateral:
Amortized cost	$3,083	3,847	105,682	112,612
Estimated market value	$2,878	3,644	102,300	108,822
The Bank has an overnight line of credit with the Federal Home Loan Bank of New York for $100,000,000. The line is secured by a blanket lien on the Bank’s assets. Additionally, the Bank has a line of credit for $100,000,000 from the Federal Home Loan Bank of New York which permits the Bank to borrow for a term of one month. The line is secured by a blanket lien on the Bank’s assets. The Bank had no amounts outstanding under these lines at March 31, 2007 (unaudited) and December 31, 2006. These lines expire on July 31, 2007 and may be renewed at the option of the FHLB.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Interest expense on borrowings for the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005, and 2004 are summarized as follows (in thousands):

	March 31,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)

Repurchase Agreements	$966	1,602	5,501	8,311	6,410
FHLB advances	157	180	676	730	367
FHLB over-night borrowings	—	62	67	606	188
Obligations under capital leases	56	58	228	236	242

	$1,179	1,902	6,472	9,883	7,207

(8)	Income Taxes
Income tax expense for the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005, and 2004 consist of the following (in thousands):

	March 31,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)

Federal tax expense (benefit):
Current	$2,663	1,741	6,635	8,922	9,152
Deferred	(267)	(148)	(868)	(2,477)	(721)

	2,396	1,593	5,767	6,445	8,431

State and local tax expense:
Current	236	159	57	992	343
Deferred	69	98	342	2,939	894

	305	257	399	3,931	1,237

	$2,701	1,850	6,166	10,376	9,668

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The Company has recognized income tax benefit (expense) related to changes in unrealized gains (losses) on securities available for sale of $(1,533,000) for the three months ended March 31, 2007 (unaudited) and $(1,018,000), $9,370,000, and $1,088,000, in 2006, 2005, and 2004, respectively. Such amounts are recorded as a component of comprehensive income (loss) in the consolidated statements of changes in stockholder’s equity.
The Company has also recognized an income tax benefit related to the adoption of SFAS 158 of $116,000 in 2006. Such amount is recorded as a component of accumulated comprehensive income (loss) in the consolidated statements of changes in stockholder’s equity.
Reconciliation between the amount of reported total income tax expense and the amount computed by multiplying the applicable statutory income tax rate for the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005, and 2004 is as follows (dollars in thousands):

	March 31,			December 31,
	2007		2006	2006	2005	2004
	(unaudited)

Tax expense at statutory rate of 35%		$2,587	1,761	5,953	8,237	9,112
Increase (decrease) in taxes resulting from:
State tax, net of federal income tax benefit		198	167	259	2,555	804
Bank owned life insurance		(136)	(108)	(430)	(423)	(418)
Other, net		52	30	384	7	170

		$2,701	1,850	6,166	10,376	9,668

Effective tax rate	%	36.53	36.78	36.25	44.09	37.14
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007 (unaudited), December 31, 2006 and 2005 are as follows (in thousands):

	March 31,	December 31,
	2007	2006	2005
	(unaudited)

Deferred tax assets:
Allowance for loan losses	$926	730	618
Deferred loan fees	13	13	17
Capitalized leases	1,186	1,174	1,217
Deferred compensation	2,062	1,975	1,092
Accrued salaries	112	252	428
Postretirement benefits	603	593	445
Unrealized loss on securities — AFS	7,877	9,408	10,426
Step up to fair market value of acquired liabilities	—	2	16
New York net operating loss carryforwards	1,062	1,062	—
Straight-line leases adjustment	518	517	507
Asset retirement obligation	66	63	53
Other	341	335	243

Total gross deferred tax assets	14,766	16,124	15,062

Deferred tax liabilities:
Depreciation	745	867	1,052
Mortgage servicing rights	224	233	293
Undistributed earnings of subsidiary	4,775	4,552	3,748
Step up to fair market value of acquired loans	295	309	396
Step up to fair market value of acquired investment	60	78	110
Other	266	351	415

Total gross deferred tax liabilities	6,365	6,390	6,014

Valuation allowance	1,062	1,062	—

Net deferred tax asset	$7,339	8,672	9,048

The Company has determined that a valuation allowance should be established for the New York State and City net operating loss carryforwards as it was considered unlikely that the Bank, due to its REIT subsidiary, would have sufficient earnings to realize the benefits. New York State and City net operating loss carryforwards will expire in 20 years. The Company has determined that it is not required to establish a valuation reserve for the remaining net deferred tax asset account since it is “more likely than not” that the net deferred tax assets will be realized through future reversals of existing taxable temporary
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
differences, future taxable income and tax planning strategies. The conclusion that it is “more likely than not” that the remaining net deferred tax assets will be realized is based on the history of earnings and the prospects for continued profitability. Management will continue to review the tax criteria related to the recognition of deferred tax assets.
Certain amendments to the Federal, New York State, and New York City tax laws regarding bad debt deductions were enacted in July 1996, August 1996, and March 1997, respectively. The Federal amendments include elimination of the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposition of a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The New York State and City amendments redesignated the Company’s state and city bad debt reserves at December 31, 1995 as the base-year amount and also provided for future additions to the base-year reserve using the percentage-of-taxable-income method.
The Company’s Federal, state, and city base-year reserves were approximately $5,900,000, respectively, at December 31, 2006 and 2005. Under the tax laws as amended, events that would result in taxation of certain of these reserves include the following: (a) the Company’s retained earnings represented by this reserve are used for purposes other than to absorb losses from bad debts, including excess dividends or distributions in liquidation; (b) the Company redeems its stock; (c) the Company fails to meet the definition of a bank for Federal purposes or a thrift for state and city purposes; or (d) there is a change in the Federal, state, or city tax laws. At December 31, 2005, the Company’s unrecognized deferred tax liabilities with respect to its base-year reserves for Federal, state, and city taxes totaled approximately $2,800,000. Deferred tax liabilities have not been recognized with respect to the 1987 base-year reserves, since the Company does not expect that these amounts will become taxable in the foreseeable future.
At December 31, 2005, the Company did not meet the definition of a thrift for New York State and City purposes, and as a result, recorded a state and local tax expense of approximately $2,200,000 pertaining to the recapture of the state and city base-year reserves accumulated after December 31, 1987.
Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There was no change to the net amount of assets and liabilities recognized in the statement of financial condition as a result of the Company’s adoption of FIN 48.
The following disclosures, which are generally not required in interim period financial statements, are included herein as a result of the Company’s adoption of FIN 48 in the first quarter of 2007.
The Company files income tax returns in the United States federal jurisdiction and in New York State and City jurisdictions. The Company’s subsidiary also files income tax returns in the State of New Jersey. With
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
few exceptions, the Company is no longer subject to federal and local income tax examinations by tax authorities for years prior to 2003. However, the State of New York is currently examining the Company’s tax returns filed from 1999-2002. The Company does not plan to extend the statue for the tax returns under examination; therefore it is reasonably possible that these tax returns under examination will be settled within the next twelve months.
At January 1, 2007, the Company had $1.5 million of unrecognized tax benefits, all of which would affect our effective income tax rate if recognized. Accruals of interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At January 1, 2007, the Company had $934,000 of accrued interest payable.
(9)	Retirement Benefits
The Company has a 401(k) plan for its employees, which grants eligible employees (those salaried employees with at least one year of service) the opportunity to invest from 2% to 15% of their base compensation in certain investment alternatives. The Company contributes an amount equal to one-half of employee contributions up to 6% of base compensation for the first three years of participation. Subsequent years of participation in excess of three years will increase the Company matching contribution from 50% to 100% of an employee’s contributions, up to 6% of base compensation. A member becomes fully vested in the Company’s contributions upon (a) completion of five years of service, or (b) normal retirement, early retirement, permanent disability, or death.
The Company also maintains a profit-sharing plan in which the Company can contribute to the participant’s 401(k) account, at its discretion, up to the legal limit of the Internal Revenue Service Code. The Company’s contributions to these plans aggregated approximately $161,000 and $132,000 for the three months ended March 31, 2007 and 2006 (unaudited), respectively and, $444,000, $410,000 and $400,000 for the years ended December 31, 2006, 2005, and 2004, respectively.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
As previously discussed in Note 1, the Company adopted SFAS 158 effective December 31, 2006.
The following tables set forth the funded status and components of postretirement benefit costs at December 31 measurement date (in thousands):

	2006	2005
Accumulated postretirement benefit obligation beginning of year	$1,703	1,354
Service cost	4	4
Interest cost	86	75
Actuarial (gain) loss	(417)	355
Benefits paid	(91)	(85)

Accumulated postretirement benefit obligation end of year	1,285	1,703

Plan assets at fair value	—	—
Unrecognized transition obligation	—	(167)
Unrecognized prior service cost	—	(199)
Unrecognized loss	—	(369)

Accrued liability (included in accrued expenses and other liabilities)	$1,285	968

The following table sets forth the components of net periodic postretirement benefit costs (in thousands):

	2006	2005	2004
Service cost	$4	4	3
Interest cost	86	75	77
Amortization of transition obligation	16	19	19
Amortization of prior service costs	16	16	16
Amortization of unrecognized loss (gain)	35	1	(1)

Net postretirement benefit cost included in compensation and employee benefits	$157	115	114

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The following table sets forth the amounts recognized in accumulated other comprehensive income (loss) (in thousands):

2006
Net gain	$(83)
Transition obligation	151
Prior service cost	183

Amounts recognized in accumulated other comprehensive income (loss)	$251

The estimated net gain, transition obligation and prior service cost that will be amortized from accumulated other comprehensive income (loss) into net periodic cost over the next calendar year are ($7,000), $17,000 and $16,000, respectively.
The assumed discount rate related to plan obligations reflects the weighted average of published market rates for high-quality corporate bonds with terms similar to those of the plan’s expected benefit payments, rounded to the nearest quarter percentage point. The Company’s discount rate and rate of compensation increase used in accounting for the plan are as follows:

	2006	2005	2004

Assumptions used to determine benefit obligation at period end:

Discount rate	5.75%	5.25%	5.75%
Rate of increase in compensation	4.50	4.00	4.25

Assumptions used to determine net periodic benefit cost for the year:

Discount rate	5.25%	5.75%	6.00%
Rate of increase in compensation	4.00	4.25	4.50
For the year ended December 31, 2006, a medical cost trend rate of 7.00%, decreasing 0.25% per year thereafter until an ultimate rate of 5.0% is reached, was used in the plan’s valuation. The Company’s healthcare cost trend rate is based, among other things, on the Company’s own experience and third party analysis of recent and projected healthcare cost trends.
For the year ended December 31, 2005, a medical cost trend rate of 10.00%, decreasing 0.50% per year thereafter until an ultimate rate of 3.50% is reached, was used in the plan’s valuation.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
A one percentage-point change in assumed heath care cost trends would have the following effects (in thousands):

	One		One
	Percentage point		Percentage point
	Increase		Decrease
	2006	2005	2006	2005
Effect on benefits earned and interest cost	$7	6	(7)	(5)
Effect on accumulated postretirement benefit obligation	103	139	(91)	(123)

A one percentage-point change in assumed heath care cost trends would have the following effects (in thousands):

		One			One
		Percentage point			Percentage point
	Increase			Decrease
	2006	2005	2004	2006	2005	2004
Aggregate of service and interest components of net periodic cost (benefit)	$7	6	6	(7)	(5)	(5)

Benefit payments of approximately $91,000, $85,000, and $87,000 were made in 2006, 2005, and 2004, respectively. The benefits expected to be paid under the postretirement health benefits plan for the next five years are as follows: $89,000 in 2007; $93,000 in 2008; $99,000 in 2009; $101,000 in 2010; $102,000 in 2011. The benefit payments expected to be paid in the aggregate for the years 2012 through 2016 are $514,000. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2006, and include estimated future employee service.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Medicare Act, introduced both a Medicare prescription-drug benefit and a federal subsidy to sponsors of retiree health-care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. The Company has evaluated the estimated potential subsidy available under the Medicare Act and the related costs associated with qualifying for the subsidy. Due to the limited number of participants in the plan, the Company has concluded that it is not cost beneficial to apply for the subsidy. Therefore, the accumulated postretirement benefit obligation information and related net periodic postretirement benefit costs do not reflect the effect of any potential subsidy.
The Company maintains a nonqualified plan to provide for the elective deferral of all or a portion of director fees by members of the participating Board of Directors, deferral of all or a portion of the compensation and/or annual bonus payable to eligible employees of the Company, and to provide to certain officers of the Company benefits in excess of those permitted to be paid by the Company’s savings
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
plan and profit-sharing plan under the applicable Internal Revenue Code. The plan obligation was approximately $2,899,000 at March 31, 2007 (unaudited) and $2,667,000 and $2,360,000 at December 31, 2006 and 2005, respectively, and is included in accrued expenses and other liabilities on the consolidated balance sheets. Expense under this plan was $59,000 and $100,000 for the three months end March 31, 2007 and 2006 (unaudited), respectively and $219,000, $233,000, and $227,000 for the years ended December 31, 2006, 2005, and 2004, respectively. The Company invests to fund this future obligation, in various mutual funds designated as trading securities. The securities are marked-to-market through current period earnings as a component of non-interest income. Accrued obligations under this plan are credited or charged with the return on the trading securities portfolio as a component of compensation and benefits expense.
The Company entered into a supplemental retirement agreement with a former Bank executive and current director on July 18, 2006. The agreement provides for 120 monthly payments of $17,450. The present value of the obligation, of approximately $1,625,000, was recorded in compensation and benefits expense in 2006. The present value of the obligation as of March 31, 2007 (unaudited) and December 31, 2006, was approximately $1,568,000 and $1,600,000, respectively.
(10)	Commitments and Contingencies
The Company, in the normal course of business, is party to commitments that involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These commitments include unused lines of credit and commitments to extend credit.
At December 31, 2006, the following commitment and contingent liabilities existed that are not reflected in the accompanying consolidated financial statements (in thousands):

Commitments to extend credit	$44,119
Unused lines of credit	10,410
Standby letters of credit	356
The Company’s maximum exposure to credit losses in the event of nonperformance by the other party to these commitments is represented by the contractual amount. The Company used the same credit policies in granting commitments and conditional obligations as it does for amounts recorded in the consolidated balance sheets. These commitments and obligations do not necessarily represent future cash flow requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s assessment of risk. The unused consumer lines of credit are collateralized by mortgages on real estate. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees generally extend for a term of up to one year and are fully collateralized. For each guarantee issued, if the customer defaults on a payment to the third party, the Company would have to perform under the guarantee. The unamortized fee on standby letters of credit approximates their fair value; such fees were insignificant at December 31, 2006. The Company maintains an allowance for estimated losses on commitments to extend credit. At December 31, 2006 $1.2 million of commitments to extend credit and unused lines of credit were fixed rate. The range of interest rates of these commitments was from 5.25% to 8.00%. At March 31, 2007 (unaudited), December 31, 2006 and 2005, the allowance was $181,000, $175,000 and $90,000, respectively.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
At December 31, 2006, the Company was obligated under noncancelable operating leases and capitalized leases on property used for banking purposes. Most leases contain escalation clauses and renewal options which provide for increased rentals as well as for increases in certain property costs including real estate taxes, common area maintenance, and insurance.
The projected minimum annual rentals under the capitalized leases and operating leases are as follows (in thousands):

	Capitalized	Operating
	leases	leases
Year ending December 31:
2007	$334	1,220
2008	344	1,243
2009	354	1,169
2010	365	1,124
2011	376	867
Thereafter	2,273	5,596

Total minimum lease payments	$4,046	11,219

Rental expense included in occupancy expense amounted to approximately $301,000 and $291,000 for the three months ended March 31, 2007 and 2006 (unaudited) and $1,181,000, $1,088,000, and $1,072,000 for the years ended December 31, 2006, 2005, and 2004, respectively.
In the normal course of business, the Company may be a party to various outstanding legal proceedings and claims. In the opinion of management, the consolidated financial statements will not be materially affected by the outcome of such legal proceedings and claims.
The Bank is required by regulation to maintain a certain level of cash balances on hand and/or on deposit with the Federal Reserve Bank of New York. As of March 31, 2007 (unaudited) and December 31, 2006 and 2005, the Bank was required to maintain balances of $1,321,000, $901,000 and $2,649,000, respectively.
The Bank has entered into employment agreements with the Chief Executive Officer (CEO) and the other executive officers of the Bank to ensure the continuity of executive leadership, to clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment. The Bank entered into employment agreements with the CEO and two other executive officers, effective July 1, 2006. The Bank entered into an employment agreement with one other executive officer on January 3, 2007. These agreements are for a term of three-years, renew annually, and provide for certain levels of base annual salary and in the event of a change in control, as defined, or event of termination, as defined, certain levels of base salary, bonus payments, and benefits for a period of three-years.
On May 26, 2006, the Bank entered into a purchase and assumption agreement with a third party which includes the purchase of certain premises, equipment, and leaseholds of two of the Bank’s branches. The agreement also provides for the third party to assume the deposit liabilities of the two branches, totaling approximately $29 million as of December 31, 2006, and related lease obligations. The purchase and assumption agreement is at or above the Bank’s carrying value of the related assets purchased and
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
liabilities and obligations being assumed. The transaction closed in the first quarter of 2007 and the Company recognized a gain on the sale of premises and equipment and related deposit relationships of approximately $4.3 million.
(11)	Regulatory Requirements
Federal Deposit Insurance Corporation (FDIC) regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at March 31, 2007 (unaudited) and December 31, 2006, the Bank was required to maintain a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4% and minimum ratios of Tier 1 and total capital to risk-weighted assets of 4% and 8%, respectively.
Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%.
The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weighting, and other factors.
Management believes that, as of March 31, 2007 (unaudited) and December 31, 2006, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The following is a summary of the Bank’s actual capital amounts and ratios as of March 31, 2007 (unaudited), December 31, 2006, and 2005, compared to the FDIC minimum capital adequacy requirement and the FDIC requirements for classification as a well-capitalized institution (dollars in thousands):

					For well capitalized
			For capital adequacy		under prompt corrective
	Actual		purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2007 (unaudited):
Tier 1 capital — leverage (to average assets)	$165,552	12.85%	51,539	4.00%	64,424	5.00%
Tier 1 capital (to risk— weighted assets)	165,552	24.76	26,747	4.00	40,120	6.00
Total capital (to risk— weighted assets)	171,189	25.60	53,494	8.00	66,867	10.00

As of December 31, 2006:
Tier 1 capital — leverage (to average assets)	160,726	12.38	51,927	4.00	64,909	5.00
Tier 1 capital (to risk— weighted assets)	160,726	24.25	26,516	4.00	39,773	6.00
Total capital (to risk— weighted assets)	165,931	25.03	53,031	8.00	66,289	10.00
As of December 31, 2005:
Tier 1 capital — leverage (to average assets)	149,531	10.62	56,307	4.00	70,383	5.00
Tier 1 capital (to risk— weighted assets)	149,531	22.97	26,035	4.00	39,053	6.00
Total capital (to risk— weighted assets)	154,416	23.72	52,070	8.00	65,088	10.00
The following is a reconciliation of the Bank’s total stockholder’s equity to regulatory capital amounts under FDIC regulations at March 31, 2007 (unaudited) and December 31, 2006 and 2005 (dollars in thousands):
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)

	March 31,
	2007	December 31,
	(unaudited)	2006	2005

Total stockholder’s equity	$170,990	163,994	151,759
Adjustments for regulatory capital purposes:
Goodwill and certain other intangible assets	(17,360)	(17,473)	(17,841)
Net unrealized losses on securities available for sale, net	11,789	14,070	15,613
SFAS 158	133	135	—

Total tangible, leverage and core (tier 1 capital)	165,552	160,726	149,531

Qualifying allowance for loan losses	5,456	5,030	4,795
Other	181	175	90

Total risk-based capital	$171,189	165,931	154,416

The Bank Secrecy Act, the USA Patriot Act and related anti-money laundering (“AML”) laws have placed substantial requirements on financial institutions. During a prior examination of the Bank by the FDIC and the New York State Banking Department (“NYSBD”), the agencies identified certain supervisory issues with respect to the Bank’s AML compliance program that required management’s attention. The Bank entered into an informal agreement with both the FDIC and NYSBD with respect to these matters effective June 27, 2005. An informal agreement is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by agencies and is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or cease and desist order. The Company is committed to full compliance with AML laws and believes it has taken all appropriate actions to remedy deficiencies in its AML program and that the Company is in substantial compliance with requirements of the memorandum. Compliance with the informal agreement ultimately will be determined by the FDIC and NYSBD during their future examinations. There can be no assurances that the FDIC and NYSBD will deem the Bank to be in compliance with the informal agreement, that the informal agreement will be removed in the foreseeable future, or that the Bank will not be subject to additional supervisory actions.
On February 8, 2006, the President of the United States of America, signed The Federal Deposit Insurance Reform Act of 2005 (the Reform Act) into law. The Federal Deposit Insurance Reform Conforming Amendments Act of 2005, which the President signed into law on February 15, 2006, contains necessary technical and conforming changes to implement deposit insurance reform, as well as a number of study and survey requirements (Collectively, the Reform Act). The Reform Act provides for, among other things, merging the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) into a new fund, the Deposit Insurance Fund (DIF); increasing the coverage limit for retirement accounts to $250,000 and indexing the coverage limit for retirement accounts to inflation as with the general deposit insurance coverage limit; establishing a range within which the FDIC Board of Directors may set the Designated Reserve Ratio (DRR); allows the FDIC to manage the pace at which the reserve ratio varies within a specified range; eliminates the restrictions on premium rates based on the DRR and grants the FDIC Board the discretion to price deposit insurance according to risk for all insured institutions regardless of the level of the reserve ratio; and grants a one-time initial assessment credit to recognize institutions’ past contributions to the fund. The Bank’s estimated assessment credit at December 31, 2006 is approximately $850,000. The credit has not been recorded by the Company and will be realized in the future as it is
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
utilized to offset future FDIC deposit insurance assessments. Deposit accounts excluding retirement accounts in excess of $100,000 are not federally insured.
(12)	Fair Value of Financial Instruments
Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments.
(a)	Cash, Cash Equivalents, and Certificates of Deposit

Cash and cash equivalents are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value. Certificates of deposits having original terms of six-months or less; carrying value generally approximates fair value.

(b)	Securities

The fair value of securities held-to-maturity, securities available-for-sale and trading securities is estimated based on bid quotations received from securities dealers, if available. If a quoted market price was not available, fair value is estimated using quoted market prices of similar instruments, adjusting for differences between the quoted instruments, and the instruments being valued.

(c)	Federal Home Loan Bank of New York Stock

The fair value for Federal Home Loan Bank of New York stock is its carrying value, since this is the amount for which it could be redeemed and there is no active market for this stock.

(d)	Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land, multifamily, commercial and consumer. Each loan category is further segmented into amortizing and non-amortizing and fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of loans is estimated by discounting the future cash flows using current prepayment assumptions and current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Fair value for significant nonperforming loans is based on external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

(e)	Deposits

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)

(f)	Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of off-balance-sheet commitments is insignificant and therefore not included in the following table.

(g)	Borrowings

The fair value of borrowings is estimated by discounting future cash flows based on rates currently available for debt with similar terms and remaining maturity.

(g)	Advance Payments by Borrowers

Advance payments by borrowers for taxes and insurance have no stated maturity; the fair value is equal to the amount currently payable.
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
The estimated fair values of the Company’s significant financial instruments as of March 31, 2007 (unaudited) December 31, 2006 and 2005 are presented in the following table (in thousands):

	March 31,		December 31,
	2007		2006		2005
		Estimated		Estimated		Estimated
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value
	(unaudited)
Financial assets:
Cash and cash equivalents	$48,793	48,793	60,624	60,624	38,368	38,368
Certificates of deposit	26,200	26,182	5,200	5,199	210	210
Trading securities	2,889	2,889	2,667	2,667	2,360	2,360
Securities available-for - sale	681,155	681,155	713,498	713,498	863,464	863,464
Securities held-to- maturity	24,498	24,008	26,169	25,519	34,841	34,085
FHLB stock	6,781	6,781	7,186	7,186	11,529	11,529
Net loans held-for-investment	421,835	412,785	404,159	394,826	382,672	376,747
Loans held-for-sale	$340	340	125	125	—	—

Financial liabilities:
Deposits	$966,491	967,911	989,789	991,396	1,010,146	1,010,703
Repurchase Agreements and other borrowings	139,507	138,032	128,534	126,399	233,629	229,713
Advance payments by borrowers	$2,103	2,103	783	783	839	839

     Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the
(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
(13)	Parent-only Financial Information
The following condensed parent company only financial information reflects Northfield Bancorp, Inc.’s investment in its wholly-owned consolidated subsidiary, Northfield Bank, using the equity method of accounting.
Northfield Bancorp, Inc.
Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
Assets	2007	2006	2005
	(unaudited)

Investment in Northfield Bank	$170,990	163,994	151,759

Total assets	$170,990	163,994	151,759

Liabilities and Stockholder’s Equity

Total liabilities	$—	—	—

Total stockholder’s equity	170,990	163,994	151,759

Total liabilities and stockholder’s equity	$170,990	163,994	151,759

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
Northfield Bancorp, Inc.
Condensed Statements of Income
(in thousands)

	Three Months Ended			Years Ended
	March 31,			December 31,
Income	2007	2006	2006	2005
	(unaudited)

Undistrubuted earnings of Northfield Bank	$4,693	3,180	10,842	13,159

Net income	$4,693	3,180	10,842	13,159

Northfield Bancorp, Inc.
Condensed Statements of Cash Flows
(in thousands:)

	March 31,		December 31,
	2007	2006	2006	2005	2004
(unaudited)
Cash flows from operating activities
Net income	$4,693	3,180	10,842	13,159	16,366
Undistributed earnings of Northfield Bank	(4,693)	(3,180)	(10,842)	(13,159)	(16,366)

Net cash provided by operating activities	—	—	—	—	—

Cash flows from investing activities	—	—	—	—	—

Cash flows from financing activities	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	—	—	—	—	—

(continued)

NORTHFIELD BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2007 and 2006 (unaudited)
And Years Ended December 31, 2006, 2005 and 2004 (audited)
(14)	Subsequent Events (unaudited)
On April 4, 2007, the Board of Directors of Northfield Bancorp, Inc., adopted a plan of stock issuance (“the Plan”) pursuant to which the Company will sell shares of common stock, representing a minority ownership of the estimated pro forma market value of the Company that will be determined by an independent appraisal. Shares will be sold to eligible depositors and the tax qualified employee benefit plans of the Company, in a subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. The majority of the shares of common stock will be owned by Northfield Bancorp, Inc.’s mutual holding company, NSB Holdings Corp. In connection with the Plan, the Company will establish a charitable foundation, which will be funded with $3,000,000 in cash and 2% of our outstanding shares of common stock. The Plan is subject to the approval of the appropriate regulatory agencies and, if approved, it is anticipated the transaction will be completed in fourth quarter of 2007.
Costs associated with the stock offering have been deferred and will be deducted from the proceeds of the shares sold in the stock issuance. If the stock offering is not completed, all costs will be charged to expense. At March 31, 2007 (unaudited), approximately $35,000 of stock offering costs had been incurred and deferred.
During the three-year period following the stock offering, the Company may not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
On June 18, 2007, the Company received joint notification from the FDIC and NYSBD indicating that the informal agreement as described further in Note 11 of the consolidated financial statements was terminated.

     You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Northfield Bank or Northfield Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.
Northfield Bancorp, Inc.
Holding Company for Northfield Bank
18,616,936 Shares of Common Stock
(Subject to Increase to up to 21,409,476 Shares)
COMMON STOCK

PROSPECTUS

Sandler O’Neill + Partners, L.P.
[Prospectus Date]
     Until [offering deadline], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$600,000
*	Registrant’s Accounting Fees and Expenses	330,000
*	Marketing Agent Fees and Expenses	1,143,000
*	Appraisal Fees and Expenses	65,000
*	Business Plan Fees and Expenses	38,500
*	Printing, Postage, Mailing and EDGAR	300,000
*	Filing Fees (NASD, Nasdaq, SEC and OTS)	195,408
*	Transfer Agent and registrar fees and expenses	20,000
*	Certificate Printing	10,000
*	Other	66,092

*	Total	$2,768,000

*	Estimated

(1)	Fees are estimated at the midpoint of the offering range. Northfield Bancorp, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.
Item 14. Indemnification of Directors and Officers
     Article XII of the Registrant’s Bylaws provides that “the Company shall indemnify its personnel, including directors, officers and employees, to the fullest extent authorized by applicable law and the Office’s regulations, as the same exists or may hereafter be amended.”
     In addition, Section 545.121 of the Office of Thrift Supervision (“OTS”) regulations provides indemnification for directors and officers of Northfield Bank (the “Bank”), following the completion of the Bank’s charter conversion. All the directors and officers of the Registrant hold the same position with the Bank and have indemnification under OTS Regulations as described below.
     Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:
     (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:
(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.
     (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:
(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:
a.	Settlement,

b.	Final judgment against him or her, or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.
     (c) As used in this paragraph:
(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.
Item 15. Recent Sales of Unregistered Securities
          Not Applicable.
Item 16. Exhibits and Financial Statement Schedules:
          The exhibits and financial statement schedules filed as part of this registration statement are as follows:
(a)	List of Exhibits
1.1	Engagement Letter between Northfield Bancorp, Inc. and Sandler O’Neill & Partners, L.P.***

1.2	Form of Agency Agreement between Northfield Bancorp, Inc. and Sandler O’Neill & Partners, L.P.

2	Northfield Bancorp, Inc. Stock Issuance Plan

3.1	Proposed Charter of Northfield Bancorp, Inc.***

3.2	Proposed Bylaws of Northfield Bancorp, Inc.***

4	Form of Common Stock Certificate of Northfield Bancorp, Inc.***

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered***

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick with respect to subscription rights

8.2	Federal Tax Opinion of Luse Gorman Pomerenk & Schick with respect to charitable foundation

10.1	Employee Stock Ownership Plan***

10.2	Employment Agreement with John W. Alexander***

10.3	Employment Agreement with Kenneth Doherty***

10.4	Employment Agreement with Michael Widmer***

10.5	Employment Agreement with Steven Klein***

10.6	Supplemental Executive Retirement Agreement with Albert J. Regen***

10.7	Northfield Savings Bank 2006 Executive Incentive Compensation Plan***

10.8	Short Term Disability and Long Term Disability for Senior Management***

10.9	Northfield Savings Bank Non-Qualified Deferred Compensation Plan

10.10	Supplemental Employee Stock Ownership Plan

21	Subsidiaries of Registrant***

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Northfield Bancorp, Inc. and FinPro, Inc.***

99.2	Business Plan Agreement between Northfield Bancorp, Inc. and Keller & Company, Inc.***

99.3	Letter of FinPro, Inc. with respect to Subscription Rights***

99.4	Appraisal Report of FinPro, Inc.**,***

99.5	Marketing Materials, Including Order and Acknowledgement Forms***

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

***	Previously filed.

     (b) Financial Statement Schedules
No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.
Item 17. Undertakings
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Staten Island, New York on July 30, 2007.

NORTHFIELD BANCORP, INC.
By:	\s\ John W. Alexander
John W. Alexander
Chairman and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
     We, the undersigned directors and officers of Northfield Bancorp, Inc. (the “Company”) hereby severally constitute and appoint John W. Alexander as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said John W. Alexander may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said John W. Alexander shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
\s\ John W. Alexander John W. Alexander	Chairman and Chief Executive Officer (Principal Executive Officer)	July 30, 2007

\s\ Steven M. Klein Steven M. Klein	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2007

\s\ Stanley A. Applebaum Stanley A. Applebaum	Director	July 30, 2007

\s\ John R. Bowen John R. Bowen	Director	July 30, 2007

\s\ Annette Catino Annette Catino	Director	July 30, 2007

\s\ Gil Chapman Gil Chapman	Director	July 30, 2007

Signatures	Title	Date
\s\ John P. Connors, Jr. John P. Connors, Jr.	Director	July 30, 2007

\s\ John J. Pierro John J. DePierro	Director	July 30, 2007

\s\ Susan Lamberti Susan Lamberti	Director	July 30, 2007

\s\ Albert J. Regen Albert J. Regen	Director	July 30, 2007

\s\ Patrick E. Scura, Jr. Patrick E. Scura, Jr.	Director	July 30, 2007

As filed with the Securities and Exchange Commission on July 31, 2007
Registration No. 333-143643

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
REGISTRATION STATEMENT
ON
FORM S-1
Northfield Bancorp, Inc. And
Northfield Bank Employee Savings Plan
Staten Island, New York

EXHIBIT INDEX
1.1	Engagement Letter between Northfield Bancorp, Inc. and Sandler O’Neill & Partners, L.P.***

1.2	Form of Agency Agreement between Northfield Bancorp, Inc. and Sandler O’Neill & Partners, L.P.

2	Northfield Bancorp, Inc. Stock Issuance Plan

3.1	Proposed Charter of Northfield Bancorp, Inc.***

3.2	Proposed Bylaws of Northfield Bancorp, Inc.***

4	Form of Common Stock Certificate of Northfield Bancorp, Inc.***

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered***

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick with respect to subscription rights

8.2	Federal Tax Opinion of Luse Gorman Pomerenk & Schick with respect to charitable foundation

10.1	Form of Employee Stock Ownership Plan***

10.2	Employment Agreement with John W. Alexander***

10.3	Employment Agreement with Kenneth Doherty***

10.4	Employment Agreement with Michael Widmer***

10.5	Employment Agreement with Steven Klein***

10.6	Supplemental Executive Retirement Agreement with Albert J. Regen***

10.7	Northfield Savings Bank 2006 Executive Incentive Compensation Plan***

10.8	Short Term Disability and Long Term Disability for Senior Management***

10.9	Northfield Savings Bank Non-Qualified Deferred Compensation Plan

10.10	Supplemental Employee Stock Ownership Plan

21	Subsidiaries of Registrant***

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of KPMG LLP

23.3	Consent of FinPro, Inc.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Northfield Bancorp, Inc. and FinPro, Inc.***

99.2	Business Plan Agreement between Northfield Bancorp, Inc. and Keller & Company, Inc.***

99.3	Letter of FinPro, Inc. with respect to Subscription Rights***

99.4	Appraisal Report of FinPro, Inc.**,***

99.5	Marketing Materials, Including Order and Acknowledgement Forms***

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

***	Previously filed.